Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of December 22, 2016

among

DIGITALGLOBE, INC.,

The GUARANTORS Referred to Herein

The LENDERS Referred to Herein and
BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent,
an Issuing Bank and Swing Line Lender

BARCLAYS BANK PLC,
GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC. AND
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Joint Bookrunners and Joint-Lead Arrangers

WELLS FARGO SECURITIES, LLC, as Co-Manager

$1,475,000,000 Senior Secured Credit Facilities

i

APPENDICES:
A	Revolving Commitments
B	Notice Addresses

SCHEDULES:

4.01	Jurisdictions of Organization and Qualification
4.02	Equity Interests and Ownership
4.12	Material Real Property
4.15	Material Contracts
4.16	Governmental Regulation
5.11	Mortgage Requirements
5.16	Post-Closing Items
6.01	Certain Indebtedness
6.02	Certain Liens
6.03	Certain Negative Pledges
6.05	Certain Restrictions on Subsidiary Distributions
6.06	Certain Investments
6.09	Certain Affiliate Transactions

EXHIBITS:

A-1	Funding Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
B-3	Swing Line Note
C	Compliance Certificate
D	Assignment Agreement
E	U.S. Tax Certificate
F-1	Closing Date Certificate
F-2	Solvency Certificate
G	Counterpart Agreement
H	Prepayment Notice

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 22, 2016, is entered into by and among DIGITALGLOBE, INC., a Delaware corporation (“Borrower”), the GUARANTORS from time to time party hereto, the Lenders from time to time party hereto, and BARCLAYS BANK PLC, as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

The Lenders have agreed, subject to the terms and conditions set forth herein, to extend certain credit facilities to Borrower in the form of (a) Term Loans on the Closing Date in an aggregate principal amount of $1,275,000,000 and (b) Revolving Loans at any time and from time to time on and after the Closing Date and prior to the Revolving Commitment Termination Date with respect to the Revolving Commitments established on the Closing Date in an aggregate principal amount of $200,000,000.  The proceeds of the Term Loans, together with cash on hand, are to be used to (w) complete the Existing Notes Tender Offer and complete the Existing Notes Redemption, (x) repay all amounts outstanding under, and terminate, the Existing Credit Facility and (y) pay the Transaction Costs and after application of such proceeds in accordance with clauses (w), (x) and (y), any remaining proceeds may be used for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries.  The proceeds of the Revolving Loans are to be used after the Closing Date for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS AND INTERPRETATIONS

Section 1.01                            Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under

GAAP at the time of such sale to be established in respect thereto by Borrower or any of its Restricted Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Period as to any Eurodollar Rate Loan,

(a)                                 the rate per annum determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Screen Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or

(b)                                 in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period;

provided that if the LIBO Screen Rate is quoted under either of the preceding clauses (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Screen Rate shall be equal to the Interpolated Rate; provided, however that notwithstanding the foregoing, the rate with (x) respect to Revolving Loans made pursuant to Revolving Commitments established on the Closing Date  shall at no time be less than zero, (y) with respect to Term Loans made on the Closing Date shall at no time be less than 0.75% per annum and (z) with respect to New Revolving Loans, Replacement Revolving Loans, Extended Revolving Loans, New Term Loans, Replacement Term Loans and Extended Term Loans shall at no time be less than such percentage per annum as set forth in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Restricted Subsidiaries, threatened in writing against or affecting Borrower or any of its Restricted Subsidiaries or any property of Borrower or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency Fee Letter” means that certain Agency Fee Letter, dated December 5, 2016 between Borrower and Barclays Bank PLC.

“Agent” means each of (a) Administrative Agent and (b) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including without limitation, any auction manager (other than the Collateral Agent).

“Agent Affiliates” as defined in Section 11.01(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17(a).

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption under the laws, rules and regulations of the United States, the United Kingdom (irrespective of its status vis-à-vis the European Union) or the European Union (or any member state thereof), including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering under the laws, rules and regulations of the United States, the United Kingdom (irrespective of its status vis-à-vis the European Union) or the European Union (or any member states thereof), including Executive Order No. 13224, the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” and “Applicable Commitment Fee Percentage” means

(a)                                 with respect to the Term Loans made on the Closing Date, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2017, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were greater than 2.75:1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below

Leverage Ratio	Applicable Margin: Eurodollar Rate Loans	Applicable Margin: Base Rate Loans
> 2.75:1.00	2.75%	1.75%
< 2.75:1.00	2.50%	1.50%

(b)                                 with respect to Revolving Loans made pursuant to the Revolving Commitments established on the Closing Date, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2017, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were greater than 3.00:1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin: Eurodollar Rate Loans	Applicable Margin: Base Rate Loans	Applicable Commitment Fee Percentage
> 3.00:1.00	2.50%	1.50%	0.50%
< 3.00:1.00 and > 2.50:1.00	2.25%	1.25%	0.375%
< 2.50:1.00	2.00%	1.00%	0.375%

No change in the Applicable Margin or the Applicable Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(c) calculating the Leverage Ratio.  At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(c) or a Default or Event of Default has occurred and is continuing, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of (x) with respect to the Revolving Loans made pursuant to the Revolving Commitments established on the Closing Date, 3.00:1.00 and (y) with respect to Term Loans made on the Closing Date, 2.75:1.00.  Within one Business Day of receipt of the applicable information under Section 5.01(c), Administrative Agent shall give each Lender notice of the Applicable Margin and the Applicable Commitment Fee Percentage in effect from such date.  The Applicable Margin with respect to any New Revolving Loans or New Term Loans shall be set forth in the applicable Incremental Amendment.  The Applicable Margin with respect to any Extended Revolving Loans or Extended Term Loans shall be set forth in the applicable Extension Amendment.  The Applicable Margin with respect to any Replacement Revolving Loan or Replacement Term Loan shall be set forth in the applicable Refinancing Amendment.

“Applicable Percentage” means, with respect to any Lender with Revolving Exposure, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or any Issuing Bank by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Closing Date), Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their capacity as joint lead arrangers and joint bookrunners, and Wells Fargo Securities, LLC, in its capacity as co-manager.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’s Restricted Subsidiaries, other than

(a)                                 inventory (or other assets) sold, leased or licensed out in the ordinary course of business,

(b)                                 obsolete, surplus or worn-out property,

(c)                                  sales of Cash Equivalents for the Fair Market Value thereof,

(d)                                 sales, leases or licenses out of other assets for aggregate consideration of less than $15,000,000 with respect to any transaction or series of related transactions and less than $60,000,000 in the aggregate during any Fiscal Year;

(e)                                  sales, transfers or dispositions by Borrower or any of its Restricted Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition;

(f)                                   dispositions of property (including the sale or issuance of any Equity Interest) from (A) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor or any Credit Party or (B) any Credit Party to any other Credit Party;

(g)                                  dispositions of property in connection with casualty or condemnation events;

(h)                                 dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business;

(i)                                     dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the Fair Market Value thereof;

(j)                                    dispositions of assets in connection with sale-leaseback transactions;

(k)                                 to the extent allowable under Section 1031 of the Internal Revenue Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by Borrower or any of its Restricted Subsidiaries;

(l)                                     dispositions permitted by Sections 6.07(a), (c) and (d);

(m)                             (x) the issuance or sale of shares of any Restricted Subsidiary’s Equity Interests to qualify directors if required by applicable law and (y) compensatory issuances or grants of Equity Interests of Borrower approved by Borrower’s board of directors, any committee thereof or any designee of either to employees, officer, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of Borrower;

(n)                                 dispositions or exchanges of equipment or other property (other than Satellites) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(o)                                 dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Borrower or any Restricted Subsidiary, taken as a whole;

(p)                                 the abandonment or other disposition of immaterial intellectual property rights (including allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned) to the extent Borrower determines in its reasonable business judgment that (i) such intellectual property rights are not commercially reasonable to maintain under the circumstances and (ii) such disposition would not materially and adversely affect the business of Borrower and its Restricted Subsidiaries;

(q)                                 any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; and

(r)                                    the unwinding or settling of any Hedge Agreement.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent and Borrower.

“Assignment Effective Date” as defined in Section 11.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Amount” means, at any time, an amount equal to:

(a)                                 the sum, without duplication, of:

(i)                                     $653,000,000; plus

(ii)                                  100% of the aggregate amount of Consolidated Adjusted EBITDA (or, if Consolidated Adjusted EBITDA is negative, minus 100% of such amount) accrued on a cumulative basis during the period, taken as one accounting period, less 150% of cumulative Consolidated Interest Expense for such period, beginning with the first Fiscal Quarter ending after the Closing Date (i.e., December 31, 2016) and ending on the last day of Borrower’s most recently completed fiscal quarter for which financial statements have been provided  pursuant to Section 5.01; plus

(iii)                               the aggregate net cash proceeds received by Borrower (other than from a Subsidiary) after the Closing Date from the issuance and sale of its Qualified Equity Interests, and the amount of its Disqualified Equity Interests or Indebtedness issued after the Closing Date to the extent since converted into Qualified Equity Interests of Borrower, in each case, Not Otherwise Applied; plus

(iv)                              an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(A)                               the cash return, after the Closing Date, to Borrower and its Restricted Subsidiaries on Investments in an Unrestricted Subsidiary made after the Closing Date pursuant to Section 6.06(s) on reliance on the Available Amount as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(B)                               the portion (proportionate to Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Closing Date by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to Section 6.06(s) on reliance on the Available Amount; plus

(v)                                 the cash return, after the Closing Date, to Borrower and its Restricted Subsidiaries on any other Investment made after the Closing Date pursuant to Section 6.06(s) on reliance on the Available Amount, as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(vi)                              Declined Amounts; minus

(b)                                 the sum, without duplication, of:

(i)                                     the aggregate amount of any Restricted Junior Payments made by Borrower or any Restricted Subsidiary pursuant to Section 6.04(i) after the Closing Date in reliance on the Available Amount; plus

(ii)                                  the aggregate amount of any Investments made by Borrower or any Restricted Subsidiary pursuant to Section 6.06(s) after the Closing Date in reliance on the Available Amount.

The use of the Available Amount pursuant to Section 6.04(i) shall be subject to (x) Borrower’s Leverage Ratio being less than or equal to 4.00 to 1.00 on a pro forma basis for the period then most recently ended immediately after giving effect to the use of proceeds of such Available Amount and (y) no Event of Default shall have occurred or be continuing before and after giving effect to such use.

“Available Incremental Amount” means an amount equal to:

(a)                                 $250,000,000 less the aggregate principal amount of any Incremental Equivalent Debt or Incremental Facilities incurred pursuant to this clause (a) at or prior to such time; plus

(b)                                 the aggregate amount of all voluntary prepayments of Loans made pursuant to Section 2.13 prior to such time but (i) in the case of any prepayment of Revolving Loans, only to the extent accompanied by a permanent reduction in the relevant Revolving Commitment and (ii) only to the extent such prepayment is not funded with the proceeds of any Incremental Facilities, Incremental Equivalent Debt or any other long term indebtedness(or, in the case of a prepayment of Revolving Loans, with the proceeds of any other revolving credit facility) less the aggregate principal amount of any Incremental Equivalent Debt or Incremental Facilities incurred pursuant to this clause (b) at or prior to such time; plus

(c)                                  Additional amounts so long as the Senior Secured Leverage Ratio does not exceed 3.50:1.00, determined on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01 and with respect to any commitments assuming a borrowing of the maximum amount of loans available thereunder;

provided, that it is understood and agreed that unless notified by Borrower, (I) Borrower shall be deemed to have utilized amounts of the type described in clause (c) above prior to the utilization of amounts under clauses (a) or (b) above and (II) Loans may be incurred in respect of any or all of clauses (a), (b) and (c) above and the proceeds from any such incurrence in respect of any or all of clauses (a), (b) and (c) above, may be utilized in a single transaction by, first, calculating the incurrence in respect of clause (c) above (without giving effect to any incurrence in respect of clause (a) or (b)), second, calculating the incurrence in respect of clause (b) above and, third, calculating the incurrence in respect of clause (a) above.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person

(a)                                 becomes the subject of a bankruptcy or insolvency proceeding,

(b)                                 has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or

(c)                                  become the subject of a Bail-in Action;

provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, however, that notwithstanding the foregoing, the Base Rate with respect to Term Loans made on the Closing Date shall at no time be less than 1.75% per annum and with respect to Revolving Loans made pursuant to Revolving Commitments established on the Closing Date or for any other purpose shall at no time be less than 0.00%; provided, further, that with respect to any New Revolving Loans, Replacement Revolving Loans, Extended Revolving Loans, New Term Loans, Replacement Term Loans and Extended Term Loans, the Base Rate shall at no time be less than the percentage per annum set forth in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Collateral Agent, Issuing Bank, Lender and Lender Counterparty.

“Board of Directors” means the board of directors or comparable governing body of Borrower, or any committee thereof duly authorized to act on its behalf.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrower Historical Financial Statements” means as of the Closing Date, (a) the audited consolidated financial statements of Borrower for Fiscal Years 2013, 2014 and 2015, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years and (b) the unaudited consolidated financial statements of Borrower (the “Borrower Unaudited Financial Statements”) as of the Fiscal Quarter ended September 30, 2016, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such quarterly period and setting forth the corresponding figures for the corresponding periods of the previous Fiscal Year.

“Borrower Notice” as defined in Schedule 5.11.

“Borrower Unaudited Financial Statements” as defined in the definition of “Borrower Historical Financial Statements”.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means

(a)                                 United States dollars, or money in other currencies received in the ordinary course of business,

(b)                                 U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

(c)                                  (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $1.0 billion whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above,

(e)                                  commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(f)                                   corporate notes and bonds, whose long-term credit rating is “A” or higher by S&P or “A-2” or higher by Moody’s,

(g)                                  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s, and

(h)                                 money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (g) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (h) and in this paragraph.

“Cash Management Agreement” means any agreement relating to (a) commercial credit cards or (b) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to any Credit Party by any Lender Counterparty.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Pledgor” means a Subsidiary of Borrower substantially all the direct or indirect assets of which are the Equity Interests of one or more CFCs.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.19(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the voting stock of Borrower.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Term Loans and Term Loan Commitments and (b) Revolving Loans (including Swing Line Loans) and Revolving Commitments.

“Closing Date” means December 22, 2016.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means (a) the Security Agreement, (b) the Securities Pledge Agreement, (c) any Counterpart Agreement and (d) each of the security agreements, Mortgages and other instruments and security or collateral documents executed and delivered on the Closing Date, pursuant to any of the foregoing or pursuant to Section 5.10, Section 5.11 or Section 5.12.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period:

(a)                                 Consolidated Net Income determined for such period (without duplication), plus:

(b)                                 in each case (other than clause (b)(xiv)), only to the extent deducted in determining such Consolidated Net Income for such period (and in each case determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP) the sum of the following amounts (without duplication) for such period:

(i)                                     Consolidated Interest Expense, including, amortization of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to Indebtedness); plus

(ii)                                  provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued during such period (including in respect of repatriated funds); plus

(iii)                               depreciation and amortization; plus

(iv)                              losses (or minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (or minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person; plus

(v)                                 extraordinary or non-recurring, charges, expenses or losses ; plus

(vi)                              any losses  from an early extinguishment of indebtedness; plus

(vii)                           all other non-cash charges, non-cash expenses or non-cash losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); plus

(viii)                        non-cash compensation expenses from equity based compensation, including, without limitation, stock, options to purchase stock and stock appreciation rights issued to the management, employees or board members of Borrower; plus

(ix)                              any impairment charges, write-off, depreciation or amortization of intangibles arising pursuant to GAAP and any other non-cash charges resulting from purchase accounting; plus

(x)                                 any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date or any Permitted Acquisition; plus

(xi)                              any unrealized losses (or minus any unrealized gains) in respect of Hedge Agreements; plus

(xii)                           Transaction Costs and any costs, fees and expenses incurred in connection with Permitted Acquisitions, permitted Investments, restructurings, issuances, incurrences or prepayments of Indebtedness, dispositions of assets, issuances of Equity Interests, refinancing transactions and modifications of instruments of Indebtedness; plus

(xiii)                        any fees, expenses or charges (including any such items directly attributable to the implementation of cost savings initiatives, “run-rate” synergies, severance, restructuring charges, relocation costs and one-time compensation charges) relating to the Radiant Acquisition or any Permitted Acquisitions or other permitted Investment or restructuring after the Closing Date (including any unconsummated acquisition or Investment that, had such acquisition or Investment been consummated, would have constituted a Permitted Acquisition or a permitted Investment); provided that the aggregate cash amount included in Consolidated Adjusted EBITDA pursuant to this clause (xiii) (including any such item that is non-cash during such period but the subject of a cash payment in a prior or future period) shall not exceed (x) for the Radiant Acquisition, $15,000,000 in the aggregate and (y) for any period of four consecutive fiscal quarters and for all other matters referred to above in the aggregate (other than with respect to the Radiant Acquisition), 15% of Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (not to exceed, together with any adjustment pursuant to clause (xiv) (other than with respect to the Radiant Acquisition), in the aggregate, 20% of Consolidated Adjusted EBITDA for such period) (in each case, calculated prior to giving effect to any adjustment pursuant to this clause (xiii) or clause (xiv) below), plus

(xiv)                       reasonably identifiable and factually supportable and quantifiable expected cost savings, operating expense reductions and “run-rate” synergies related to a Permitted Acquisition or other permitted Investment projected by Borrower in good faith to result from specified actions with respect to which substantial steps have been, will be, or are expected to be, taken within 18 months after the closing thereof and expected to be realized within such period; provided that the aggregate amount included in Consolidated Adjusted EBITDA pursuant to this clause (xiv) shall not exceed (x) for the Radiant Acquisition, $15,000,000 in the aggregate for such 18 month period and (y) for any period of four consecutive fiscal quarters and for all other Permitted Acquisitions or other permitted Investments in the aggregate (other than with respect to the Radiant Acquisition), 15% of Consolidated Adjusted EBITDA for such period (not to exceed, together with any adjustment pursuant to clause (xiii) (other than with respect to the Radiant Acquisition), in the aggregate, 20% of Consolidated Adjusted EBITDA for such period) (in each case, calculated prior to giving effect to any adjustment pursuant to this clause (xiv) or clause (xiii) above), plus

(xv)                          charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance, in each case, to the extent so reimbursed to Borrower or a Restricted Subsidiary, plus

(c)                                  (i) proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period) and (ii) cash received by Borrower and its Restricted Subsidiaries during such period under the “service level agreement” portion of NGA Contracts; minus

(d)                                 accrued revenues recognized by Borrower and its Restricted Subsidiaries for such period with respect to (i) the “service level agreement” portion of NGA Contracts, (ii) the “cost share” portion of the NextView Contract; minus

(e)                                  all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); minus

(f)                                   extraordinary or non-recurring income and income or gains from the early extinguishment of indebtedness.

Notwithstanding the foregoing, Consolidated Adjusted EBITDA for the Fiscal Quarter (x) ended June 30, 2016 shall be deemed to be $89,000,000 and (y) ended on September 30, 2016 shall be deemed to be $91,000,000 and, for avoidance of doubt, Consolidated Adjusted EBITDA, including the Fiscal Quarter ended December 31, 2016 (but excluding the Fiscal Quarters ended June 30, 2016 and September 30, 2016) shall include pro forma adjustments for the Radiant Acquisition as contemplated by Section 1.02(b) hereof.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (a) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (b) which constitute a Permitted Acquisition permitted under Section 6.06 or (c) for the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of substantially concurrent sales of used or surplus equipment.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (x) Cash and Cash Equivalents and (y) deferred tax assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (x) the current portion of long term debt, (y) deferred revenue and (z) deferred tax liabilities.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a)                                 the sum, without duplication, of the amounts for such period of

(i)                                     Consolidated Net Income, plus,

(ii)                                  to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus

(iii)                               the Consolidated Working Capital Adjustment (if positive) plus

(iv)                              amounts designated as Reserved Funds in a prior period and re-designated pursuant to the definition thereof as no longer constituting Reserved Funds (but not including any such Reserved Funds used to fund one or more Permitted Reserved Funds Uses or not used for a Permitted Reserved Funds Use within the 18 month period referred to in the definition of Reserved Funds), plus

(v)                                 the amount (which may be a negative number, in which case such amount shall be subtracted from this clause (a)) by which deferred revenue as of the end of such period exceeds (or is less than) the deferred revenue as of the beginning of such period, plus

(vi)                              the aggregate net amount of non-cash loss on the disposition of property or assets by Borrower and its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business), minus

(b)                                 the sum, without duplication, of (and only to the extent not already deducted in arriving at Consolidated Net Income):

(i)                                     all non-Cash credits included in arriving at Consolidated Net Income, plus

(ii)                                  the amounts for such period paid from Internally Generated Cash of

(A)                               scheduled repayments of Indebtedness for borrowed money including the Loans but excluding repayments of Revolving Loans, Swing Line Loans or other revolving indebtedness except to the extent the Revolving Commitments or other commitments in respect thereof are permanently reduced in connection with such repayments,

(B)                               mandatory and voluntary repayments of Indebtedness for borrowed money permitted hereunder (excluding repayments of Term Loans, Revolving Loans or Swing Line Loans and any mandatory prepayment hereunder except for a mandatory prepayment under Section 2.14(a) due to an Asset Sale that resulted in an increase in Consolidated Net Income (and in, in such event, not in excess of the amount of such increase))

(C)                               scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof),

(D)                               Consolidated Capital Expenditures,

(E)                                Permitted Acquisitions, Permitted Foreign Investments and Investments permitted by Section 6.06(e), (r) or (t),

(F)                                 cash payments made in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money),

(G)                               Restricted Junior Payments permitted under Section 6.04(b), (g), (h) and (j) hereof made by Borrower or any Restricted Subsidiary in cash to a Person other than Borrower or a Restricted Subsidiary, plus

(iii)                               the Consolidated Working Capital Adjustment (if negative), plus

(iv)                              without duplication of any amount in clause (a), amounts of Internally Generated Cash designated as Reserved Funds during such period and not expended in such period, plus

(v)                                 customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and dispositions outside the ordinary course of business permitted under Section 6.08 hereof, plus

(vi)                              any premium paid in cash during such period in connection with the prepayment, redemption, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder, plus

(vii)                           the aggregate net amount of non-cash gain on the disposition of property or assets by Borrower or its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)                                 the net income (or loss) of any Person that is not a wholly owned Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (c) below) any of its Restricted Subsidiaries;

(b)                                 any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)                                  the net income (or loss) of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by its organizational documents or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d)                                 any gains (but not losses) attributable to Asset Sales;

(e)                                  any extraordinary or non-recurring gains (but not losses); and

(f)                                   the cumulative effect of a change in accounting principles.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness for borrowed money, purchase money Indebtedness, and Capital Leases of Borrower and its Restricted Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded (i) the effect of reclassification during such period of current assets to long term assets (or long term assets to current assets) and current liabilities to long term liabilities (or long term liabilities to current liabilities), (ii) any changes in allowance for “doubtful accounts”, (iii) any changes in accounts payable and accrued liabilities associated with amounts capitalized in property and equipment and (iv) the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such Permitted Acquisition and the Consolidated Working Capital from such Permitted Acquisition at the end of such period.

“Constructive Total Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the in-orbit insurance Borrower or any Restricted Subsidiary of Borrower obtains pursuant to Section 5.05, whichever is then in effect.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any Incremental Amendment, any Refinancing Amendment, any Extension Amendment, the Agency Fee Letter, and any documents or certificates executed by Borrower in favor of any Issuing Bank relating to  Letters of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower and the Guarantors.

“DAP Debt” means all obligations of Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bankers’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in the Direct Access Program.

“Declined Amounts” means the aggregate amount as of such date of any mandatory prepayments waived pursuant to Section 2.15(d) after the Closing Date and prior to such time.

“Default” means an Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to the last paragraph of Section 2.21, any Lender that

(a)                                 has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to Administrative Agent, Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied,

(b)                                 has notified Administrative Agent, Issuing Bank, Swing Line Lender, any other Lender or Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit,

(c)                                  has failed, within three Business Days after request by Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s or Borrower’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or

(d)                                 has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.

Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.21) upon delivery of written notice of such determination to Borrower, each Issuing Bank,  Swing Line Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DigitalGlobe Business” means the designing, development, acquisition, construction, manufacture, installation, leasing, licensing, testing, completion, delivery, acceptance, activation,

operation, maintenance, restoration, improvement, production, analysis, use and ownership of the DigitalGlobe System, the providing of services in connection with the DigitalGlobe System, the financing thereof (whether through the issuance of debt or equity securities or otherwise) and all systems, property, businesses, activities and services of Borrower and its Restricted Subsidiaries related thereto and all businesses reasonably associated with digital imagery, remote sensing and geospatial information.

“DigitalGlobe System” means each Satellite and the TTC&M Facilities.

“Direct Access Program” means Borrower’s program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to Borrower’s Satellites and purchase access time on such Satellites.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part or (c) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Latest Maturity Date in effect at the time such Disqualified Equity Interests are issued; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Latest Maturity Date in effect at the time such Disqualified Equity Interests are issued if those provisions are more favorable, taken as a whole (as determined in good faith by Borrower), to the Lenders than Section 6.07 and Section 9.01(k).

“Disqualified Lender” means any Person (or its Affiliates) designated in writing by Borrower in consultation with and reasonably acceptable to the Arrangers; provided that no Person shall be a “Disqualified Lender” unless such Person is specifically identified in writing by Borrower to the Arrangers on or prior to December 5, 2016, which list may be made available by Administrative Agent through the Platform or otherwise to each Lender.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” means 50.0%; provided, that the ECF Percentage shall be (i) reduced to 25.0% if the Leverage Ratio as of the last day of such Fiscal Year is less than 4.25 to 1.00 but equal to or greater than 4.00 to 1.00 and (ii) equal to 0.0% if the Leverage Ratio as of the last day of such Fiscal Year is less than 4.00 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee (except as may be permitted pursuant to Section 2.13(d)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was within the six (6) years prior to the date of this Agreement sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” means that certain Amended and Restated Engagement Letter, dated December 13, 2016 among Borrower and the Arrangers.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to public health or safety, natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational or public safety or health, industrial hygiene, or the protection of the environment, in any manner applicable to Borrower or any of its Restricted Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or Cash.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of Borrower or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which Borrower or such Restricted Subsidiary would be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means

(a)                                 a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation);

(b)                                 the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c)                                  the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(d)                                 the withdrawal by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA;

(e)                                  the institution by the PBGC of proceedings to terminate any Pension Plan;

(f)                                   the imposition of liability on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)                                  the withdrawal of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(h)                                 the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or

(i)                                     the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a material violation of Section 436 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 9.01.

“Evidence of Flood Insurance” as defined in Schedule 5.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Obligation” as defined in Section 8.12.

“Excluded Subsidiary” means any Subsidiary of Borrower that is:

(a)                                 a CFC Pledgor;

(b)                                 an Immaterial Subsidiary (unless otherwise designated by Borrower as a Guarantor including by way of becoming a party to this Agreement on the Closing Date or by Counterpart Agreement);

(c)                                  a Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation from guarantying the Obligations hereunder (i) in each case, only for so long as such prohibition or restriction exists and (ii) with respect to any contractual obligation, only to the extent that (A) such prohibition or restriction is not created in order to give effect to this clause (c) and (B) with respect to Subsidiaries in existence on the Closing Date, such prohibition or restriction exists on the Closing Date and with respect to Subsidiaries acquired after the Closing Date, such prohibition or restriction exists on the date such Subsidiary is acquired;

(d)                                 a Subsidiary that would require governmental (including regulatory) consent, approval, license or authorization to guaranty the Obligations hereunder unless such consent, approval, license or authorization has been received;

(e)                                  any non-for-profit Subsidiary;

(f)                                   any Foreign Subsidiary for which providing a guaranty hereunder could reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers;

(g)                                  any Subsidiary that is a special purpose securitization vehicle (or similar entity);

(h)                                 any Unrestricted Subsidiary;

(i)                                     any CFC;

(j)                                    any direct or indirect subsidiary of a CFC; and

(k)                                 any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent and Borrower, the cost or burden of such entity providing a Guaranty shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Credit Document:

(a)                                 income or franchise Taxes imposed on or measured by net income (however denominated) (i) by the United States of America, (ii) by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located, (iii) as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any connection arising solely from such Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document, or sold or assigned an interest in any Loan or Credit Document), or (iv) in the case of any Lender, by the jurisdiction in which its applicable lending office is located;

(b)                                 any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any  jurisdiction described in clause (a) above;

(c)                                  in the case of a  Lender (other than an assignee pursuant to a request by Borrower under Section 2.22(b)), any U.S. federal withholding Taxes (i) resulting from any law in effect on the date such  Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such  Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Credit Party with respect to such withholding Taxes pursuant to Section 2.20(a);

(d)                                 Taxes that are attributable to such Lender’s failure to comply with Section 2.20(f), and

(e)                                  U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Facility” means the Credit and Guaranty Agreement dated as of January 31, 2013 among Borrower, the lenders party thereto and JPMorgan Chase Bank, as administrative agent and collateral agent (as amended by that certain Amendment No. 1 to the Credit Agreement, dated as of December 21, 2015 among Borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, as administrative agent and collateral agent).

“Existing Notes” means those certain 5.25% Senior Notes due 2021 issued pursuant to that certain Existing Notes Indenture.

“Existing Notes Indenture” means that certain Indenture dated as of January 31, 2013 among Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented from time to time.

“Existing Notes Redemption” means the redemption of all of the outstanding Existing Notes that are not purchased by Borrower in the Existing Notes Tender Offer.

“Existing Notes Tender Offer” means the offer by Borrower to purchase any and all of the outstanding Existing Notes on the terms set forth in the Offer to Purchase and Consent Solicitation Statement dated December 6, 2016, delivered by Borrower to the holders of the Existing Notes.

“Existing Preferred Stock” means the Series A convertible preferred stock of Borrower issued pursuant to that certain Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc., dated January 31, 2013.

“Extended Revolving Commitments” as defined in Section 2.25(b).

“Extended Revolving Loans” as defined in Section 2.25(b).

“Extended Term Loans” as defined in Section 2.25(a).

“Extending Revolving Lender” as defined in Section 2.25(b).

“Extending Term Lender” as defined in Section 2.25(a).

“Extension” as defined in Section 2.25(b).

“Extension Amendment” as defined in Section 2.25(d).

“Extension Offer” as defined in Section 2.25(b).

“FAA” means the United States Federal Aviation Administration or any successor agency thereto.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries or any of their respective predecessors.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Financial Officer of Borrower or the Restricted Subsidiary with respect to valuations not in excess of $25,000,000 or determined in good faith by the Board of Directors of Borrower or the Restricted Subsidiary with respect to valuations equal to or in excess of $25,000,000, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service) promulgated thereunder, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCC” means the United States Federal Communications Commission or any successor agency thereto.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.  If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer or vice president of finance or controller of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Determination Form” as defined in Schedule 5.11.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Disposition” as defined in Section 2.14(g).

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” as defined in Section 2.14(g).

“Funding Date” means with respect to the Term Loans borrowed on the Closing Date, the Closing Date, and with respect to each other Series of Term Loans, the date of funding or extension, as applicable, set forth in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment for the funding or extension of such Series of Term Loans.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Approval” means any Telecommunications Approval and any other material authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with a Telecommunications Authority or other Governmental Authority required by applicable requirements of law to be obtained or held by Borrower or any of its Restricted Subsidiaries in connection with the DigitalGlobe Business, the due execution, delivery and performance of the Credit Documents, the creation, perfection and enforcement of the Liens contemplated by the Collateral Documents and the other transactions contemplated hereby.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European

Central Bank) or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantor” as defined in the Security Agreement.

“Guaranteed Obligations” as defined in Section 8.01.

“Guarantor” means (i) each existing or subsequently acquired or organized direct or indirect wholly owned Domestic Subsidiary of Borrower that is a Restricted Subsidiary and that is not an Excluded Subsidiary and (ii) solely with respect to the Obligations of the Credit Parties (other than Borrower) in respect of Secured Hedge Agreements and Cash Management Agreements, Borrower.

“Guaranty” means the guaranty of each Guarantor set forth in Article 8.

“Hazardous Materials” means any chemical, material or substance exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means each Restricted Subsidiary of Borrower now existing or hereafter acquired or formed and each successor thereto,

(a)                                 which accounts for not more than (i) 5.0% of the consolidated gross revenues (after intercompany eliminations) of Borrower and its Restricted Subsidiaries or (ii) 5.0% of the net book value of the consolidated assets (after intercompany eliminations) of Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter as reflected on the financial statements for such quarter and

(b)                                 if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 15% of such consolidated gross revenues and more than 15% of the net book value of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Restricted

Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 85% of the consolidated gross revenues and 85% of the net book value of the consolidated assets, each as described in clause (a) above.

“Incremental Amendment” as defined in Section 2.23

“Incremental Effective Date” as defined in Section 2.23.

“Incremental Equivalent Debt” means Indebtedness, in an amount not to exceed the Available Incremental Amount (assuming for purposes of such calculation (and all future calculations), in the case of the incurrence of unsecured Incremental Equivalent Debt, that such Incremental Equivalent Debt is secured) as of the time of determination, incurred by Borrower (which may be guaranteed by the Guarantors) consisting of the issuance of (i) senior secured second lien or unsecured loans or (ii) senior secured first lien or second lien notes, senior subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or secured or unsecured “mezzanine” debt; provided, that

(a)                                 subject to Section 1.02(c), no Default or Event of Default shall exist upon the incurrence of such Incremental Equivalent Debt before or after giving effect to such Incremental Equivalent Debt;

(b)                                 subject to Section 1.02(c), Borrower and its Restricted Subsidiaries shall be in compliance with the covenant set forth in Article 7, determined on a pro forma basis for the period then most recently ended or, in connection with a Limited Condition Acquisition, such other period permitted by Section 1.02(c), including the incurrence of such Incremental Equivalent Debt (and assuming all commitments are fully drawn), as applicable;

(c)                                  if secured, a Senior Representative validly acting on behalf of the holders of such Incremental Equivalent Debt shall have become party to a customary intercreditor agreement reasonably satisfactory to Administrative Agent and such Incremental Equivalent Debt shall only be secured by Collateral and if guaranteed, such Incremental Equivalent Debt shall only be guaranteed by  the Guarantors;

(d)                                 such Incremental Equivalent Debt shall not mature prior to the Latest Maturity Date in effect at the time such Incremental Equivalent Debt is incurred and shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any of the Term Loans;

(e)                                  any Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations may require mandatory prepayments comparable to those set forth herein with respect to Asset Sales, casualty and condemnation events and/or Consolidated Excess Cash Flow on a pro rata basis or less than pro rata basis with the Term Loans (but not on a greater than pro rata basis); and

(f)                                   the  terms of such Incremental Equivalent Debt (other than pricing, premiums and optional prepayment or optional redemption provisions) shall not be materially more favorable to the investors providing such Incremental Equivalent Debt, taken as a whole, than the those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect), as determined by Borrower in good faith.

“Indebtedness” means, as applied to any Person, without duplication,

(a)                                 all indebtedness of such Person for borrowed money,

(b)                                 all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) earn-out obligations that have not been due and payable for more than thirty (30) days),

(c)                                  all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d)                                 all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)                                  all Capital Lease obligations of such Person,

(f)                                   all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements,

(g)                                  all guarantee obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (f) above,

(h)                                 all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation,

(i)                                     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interest of such Person,

(j)                                    all obligations of such Person in respect of Hedge Agreements; and

(k)                                 all payment obligations in respect of sale-leaseback transactions, without regard to whether such obligations are in respect of capital leases or operating leases;

provided that, Indebtedness shall not include obligations under operating leases (other than pursuant to clause (k)) entered into in the ordinary course of business or obligations under employment contracts entered into in the ordinary course of business; provided, further, that, so long as the Credit Parties are in compliance with Section 5.15, Indebtedness shall not include the Existing Notes or any guarantee obligations in respect thereof.

For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one counsel for Indemnitees taken as a whole (plus one local counsel in each relevant jurisdiction and, if there is a conflict of interest, one additional counsel to each group of affected Indemnitees similarly situated taken as a whole plus one local counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by Borrower, any Credit Party or any other Person), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or out-of-pocket expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any commitment letter, fee letter or engagement letter delivered by any Agent or any Lender to Borrower with respect to the Transactions; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Restricted Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 11.03.

“Individual Letter of Credit Sublimit” means

(a)                                 with respect to Barclays Bank PLC, $11,875,000 or such other amount as may be agreed between Barclays Bank PLC and Borrower,

(b)                                 with respect to Bank of America, N.A., $7,125,000 or such other amount as may be agreed between Bank of America, N.A. and Borrower,

(c)                                  with respect to Goldman Sachs Bank USA, $7,125,000 or such other amount as may be agreed between Goldman Sachs Bank USA and Borrower,

(d)                                 with respect to JPM Morgan Chase Bank N.A., $7,125,000 or such other amount as may be agreed between JPM Morgan Chase Bank N.A. and Borrower,

(e)                                  with respect to Morgan Stanley Senior Funding, Inc., $7,125,000 or such other amount as may be agreed between Morgan Stanley Senior Funding, Inc. and Borrower,

(f)                                   with respect to The Bank of Tokyo-Mitsubishi, Ltd., $7,125,000 or such other amount as may be agreed between The Bank of Tokyo-Mitsubishi Ltd. and Borrower,

(g)                                  with respect to Wells Fargo Bank, National Association, $2,500,000 or such other amount as may be agreed between Wells Fargo Bank, National Association and Borrower and

(h)                                 with respect to each other Issuing Bank designated pursuant to Section 2.04(h) or (j), such amount as may be agreed between such Issuing Bank and Borrower.

“Installment” as defined in Section 2.12.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2017 and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or twelve months or such other period if agreed to by all affected Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Series of Term Loans shall extend beyond such Series’ Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of any Series of Revolving Loans shall extend beyond the Revolving Commitment Termination Date applicable to such Series; provided, that upon delivery of the applicable Conversion/Continuation Notice on the Closing Date, the Term Loans borrowed on the Closing Date shall be converted from Base Rate Loans to Eurodollar Rate Loans with an Interest Period from December 28, 2016 until January 31, 2017.

“Interest Rate Agreement” means any Hedge Agreement entered into for the purpose of hedging the interest rate exposure associated with Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Borrower or any Restricted Subsidiary generated during such period, excluding (i) Net Asset Sale Proceeds, (ii) Net Insurance/Condemnation Proceeds, (iii) amounts that had previously been designated as Reserved Funds but redesignated as no longer being Reserved Funds and (iv) any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Interpolated Rate” means, in relation to the LIBO Screen Rate for a given Loan, the rate which results from interpolating on a linear basis between:

(a)                                 the applicable LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)                                 the applicable LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means (i) any purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions or guarantee of the obligations by Borrower or any of its Restricted Subsidiaries to or of any other Person (other than Borrower or any Guarantor).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IP Security Agreement Supplements” has the meaning assigned to that term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Barclays Bank PLC, Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank N.A., Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association and any other Revolving Loan Lender from time to time designated by Borrower as an Issuing Bank pursuant to Section 2.04(h) or (j) that agrees to be an Issuing Bank hereunder and, in each case, together with its permitted successors and assigns in such capacity.  Any reference to “Issuing Bank” herein shall, except as the context may otherwise require, be to the Issuing Bank that issues a particular Letter of Credit.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan, Replacement Term Loan, Extended Term Loan, New Revolving Loan Commitment, New Revolving Loan, Replacement Revolving Commitment, Replacement Revolving Loan, Extended Revolving Commitment or Extended Revolving Loan.

“LCA Election” means Borrower’s election to treat a Permitted Acquisition or other Investment permitted hereunder as a Limited Condition Acquisition.

“LCA Test Date” as defined in Section 1.02(c).

“Lender” means (a) each financial institution and institutional lender listed on the signature pages hereto as a lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement, an Incremental Amendment, a Refinancing Amendment or an Extension Amendment and (b) as the context may require, the Swing Line Lender.

“Lender Counterparty” means each Lender, each Agent, the Collateral Agent and each of their respective Affiliates counterparty to a Secured Hedge Agreement or Cash Management Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Secured Hedge Agreement or Cash Management Agreement, as applicable, ceases to be an Agent or a Lender, as the case may be and any person who was a Lender, an Agent, the Collateral Agent or Affiliate thereof at the time it entered into such Secured Hedge Agreement or Cash Management Agreement).

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement.

“Letter of Credit Commitment Period” means, with respect to an Issuing Bank, the period from the Closing Date to but excluding the Revolving Commitment Termination Date with respect to the Revolving Commitments established on the Closing Date (or such later date as may be agreed by such Issuing Bank (in its sole and absolute discretion), including in connection with the extension of the Revolving Commitment Termination Date pursuant to Section 2.25).

“Letter of Credit Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored), and (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date (for all purposes other than Section 7, for which financial statements have been delivered pursuant to Section 5.01).

“LIBO Screen Rate” as defined in the definition of “Adjusted Eurodollar Rate”.

“Lien” means (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same effect as any of the foregoing) and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on the obtaining of, third party financing.

“Loan” means a Term Loan, a Revolving Loan, a Swing Line Loan, a New Term Loan, a Replacement Term Loan, a New Revolving Loan, a Replacement Revolving Loan, an Extended Term Loan and an Extended Revolving Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of Borrower and its Restricted Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its payment obligations under any Credit Document; or (c) the rights and remedies of the Collateral Agent, Administrative Agent or any other Agent or any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Borrower or any of its Restricted Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means each Restricted Subsidiary that is not an Immaterial Subsidiary or an Unrestricted Subsidiary.

“Minimum Extension Condition” as defined in Section 2.25(c).

“MIRE Event” means if there are any Mortgaged Properties at such time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (including an Incremental Amendment, Extension Amendment or Refinancing Amendment, but excluding for the avoidance of doubt (a) any continuation or conversion of borrowings, (b) the making of any Loan or (c) the issuance, renewal or extension of Letters of Credit).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” as defined in Schedule 5.11.

“Mortgaged Property” means each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt and other similar security documents delivered on the Closing Date (if any) or pursuant to Section 5.11, each in such form as reasonably agreed between Borrower and Administrative Agent, including all changes as may be required to account for local law matters.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:

(a)                                 Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus

(b)                                 any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (i) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:

(a)                                 any Cash payments or proceeds received by Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case in excess of $15,000,000 individually or $60,000,000 in the aggregate during any Fiscal Year minus

(b)                                 (i) any actual and reasonable costs incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Restricted Subsidiary in respect thereof, (ii) any bona fide direct costs incurred in connection with any loss or taking of such assets as referred to in clause (a)(i) or (ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or Other Applicable Indebtedness) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss or taking of such assets referred to in clause (a)(i) or (ii) of this definition.

“New Revolving Loan Commitments” as defined in Section 2.23.

“New Revolving Loan Lender” as defined in Section 2.23.

“New Revolving Loans” as defined in Section 2.23.

“New Term Loan Commitments” as defined in Section 2.23.

“New Term Loan Lender” as defined in Section 2.23.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Incremental Amendment, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.23.

“NextView Contract” means NextView Contract, dated as of December 9, 2003, between Borrower and the National Geospatial Intelligence Agency.

“NGA Contract” means any contract, agreement or other arrangement between Borrower or any Restricted Subsidiary and the National Geospatial Intelligence Agency.

“NOAA” means the United States Department of Commerce’s National Oceanic and Atmospheric Administration or any successor agency thereto.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Not Otherwise Applied” means, with reference to any net cash proceeds from the issuance or sale of any Equity Interests that is proposed to be applied to a particular use, payment or transaction, that such amount was not previously applied or is not simultaneously being applied to any other use, payment or transaction other than such use, payment or transaction.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arrangers, Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Hedge Agreement or Cash Management Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 8.06.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” as defined in Section 2.15(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Partial Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the in-orbit insurance Borrower or any Restricted Subsidiary of Borrower obtains pursuant to Section 5.05, whichever is then in effect.

“Participant” as defined in Section 11.06(g).

“Participant Register” as defined in Section 11.06(g).

“PATRIOT Act” as defined in Section 3.01(k).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal, mixed and real property of each Credit Party.

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the acquisition by Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the voting Equity Interests of, or a business line or unit or a division of, any Person; provided,

(a)                                 immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(c)                                  such acquisition was approved by the board of directors (or similar governing body) of such Person;

(d)                                 in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, by Borrower or a Restricted Subsidiary, and Borrower shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.10 or Section 5.11, as applicable;

(e)                                  Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Article 7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 1.02(b));

(f)                                   Borrower shall have delivered to Administrative Agent

(i)                                     with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $50,000,000, at least 3 Business Days prior to such proposed acquisition, (A) a certificate of an Authorized Officer evidencing compliance with the covenant set forth in Article 7 as required under clause (e) above and (B) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (e) above and

(ii)                                  with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $250,000,000 promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(g)                                  any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which Borrower and/or its Restricted Subsidiaries are engaged or permitted to be engaged as of the Closing Date or similar or related businesses.

“Permitted Business” means any of the businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Borrower in the form of one or more series of senior secured notes or  loans which refinances the Term Loans or the Revolving Loans (to the extent accompanied by a corresponding permanent reduction in Revolving Commitments); provided that

(a)                                 such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any property or assets other than the Collateral,

(b)                                 the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder,

(c)                                  substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith)(and in the case of Revolving Loans, to permanently reduce Revolving Commitments),

(d)                                 such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the then Latest Maturity Date,

(e)                                  such Indebtedness is not at any time guaranteed by any Person other than the Guarantors,

(f)                                   the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date or added for the benefit of the Lenders), as determined by Borrower in good faith,

(g)                                  no Event of Default shall exist immediately prior to or after giving effect to such incurrence,

(h)                                 the security agreements relating to such Indebtedness are substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent) and

(i)                                     a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement reasonably satisfactory to Administrative Agent or, if an intercreditor agreement has previously been entered into in connection with any other Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt to which holders of prior Lien Obligations are subject, execute a joinder to the then existing intercreditor agreement.

“Permitted Foreign Entity” means any “first-tier” Foreign Subsidiary which is a Restricted Subsidiary.

“Permitted Foreign Investment” means an Investment made by Borrower or another Credit Party in any Permitted Foreign Entity or any other wholly owned Foreign Subsidiary after the Closing Date; provided that (a) the proceeds of such Investment are used by such Permitted Foreign Entity or wholly owned Foreign Subsidiary, as applicable, solely to directly, or indirectly through any Foreign Subsidiary of such Permitted Foreign Entity or wholly owned Foreign Subsidiary, finance a Permitted Acquisition, (b) if applicable, such Investment is evidenced by a promissory note of such Permitted Foreign Entity; and (c) such promissory note is delivered and pledged to the Collateral Agent pursuant to the Collateral Documents.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person (such Indebtedness to be modified, refinanced, renewed or extended by a Permitted Refinancing, “Refinanced Indebtedness” and any such Indebtedness so modified, refinanced, renewed or extended by a Permitted Refinancing, “Permitted Refinancing Indebtedness”); provided that

(a)                                 the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (and the proceeds of such Permitted Refinancing Indebtedness shall be substantially contemporaneously applied to prepay such Refinanced Indebtedness, such interest, such premiums, such other reasonable amounts and such fees and expenses),

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness ,

(c)                                  to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms in all material respects at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Board of Directors of Borrower) as those contained in the documentation governing the Refinanced Indebtedness,

(d)                                 Permitted Refinancing Indebtedness of a Restricted Subsidiary that is not a Borrower or Guarantor shall not refinance Indebtedness of a Borrower or a Guarantor,

(e)                                  no person is an obligor under such Permitted Refinancing Indebtedness that was not an obligor under such Refinanced Indebtedness,

(f)                                   (i) if such Refinanced Indebtedness is secured by any or all of the Collateral on a pari passu basis to the Obligations, the Permitted Refinancing Indebtedness shall be secured on a pari passu or junior lien basis to the Obligations or unsecured; (ii) if such Refinanced Indebtedness is secured by any or all of the Collateral on a junior lien basis to the Obligations, the Permitted Refinancing Indebtedness shall be secured on a junior lien basis to the Obligations or unsecured; and (iii) if such Refinanced Indebtedness is unsecured, the Permitted Refinancing Indebtedness shall be unsecured,

(g)                                  if such Permitted Refinancing Indebtedness is secured, it may only be secured by such collateral that secured the Refinanced Indebtedness and

(h)                                 if such Refinanced Indebtedness is subject to an intercreditor agreement, a Senior Representative validly acting on behalf of the holders of Permitted Refinancing Indebtedness shall become party to such intercreditor agreement.

“Permitted Refinancing Indebtedness” as defined in the definition of “Permitted Refinancing”.

“Permitted Reserved Funds Use” as defined in the definition of “Reserved Funds”

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by Borrower in the form of one or more series of second lien secured notes or second lien secured  loans that refinances the Term Loans or the Revolving Loans (to the extent accompanied by a corresponding permanent reduction in Revolving Commitments); provided that

(a)                                 such Indebtedness may only be secured by assets consisting of Collateral on a second lien, subordinated basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and may not be secured by any property or assets other than the Collateral,

(b)                                 the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder,

(c)                                  substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith)(and, in the case of Revolving Loans, to permanently reduce Revolving Commitments),

(d)                                 such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date,

(e)                                  such Indebtedness is not at any time guaranteed by any Person other than the Guarantors,

(f)                                   the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for

Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date then in effect), as determined by Borrower in good faith,

(g)                                  the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent),

(h)                                 no Event of Default shall exist immediately prior to or after giving effect to such incurrence and

(i)                                     a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a customary intercreditor agreement or, if an intercreditor agreement has previously been entered into in connection with any other Permitted Second Priority Refinancing Debt, execute a joinder to the then existing intercreditor agreement.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by Borrower in the form of one or more series of unsecured notes or  loans that refinances the Term Loans or the Revolving Loans (to the extent accompanied by a corresponding permanent reduction in Revolving Commitments); provided that

(a)                                 the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Loans being refinanced, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Indebtedness and by an amount equal to any existing commitments unutilized thereunder,

(b)                                 substantially concurrently with the incurrence of such Indebtedness, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Indebtedness) shall be applied to refinance the Loans (including accrued interest, fees and premiums (if any) payable in connection therewith)(and, in the case of Revolving Loans, to permanently reduce Revolving Commitments),

(c)                                  such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date,

(d)                                 such Indebtedness is not at any time guaranteed by any Person other than the Guarantors,

(e)                                  such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets,

(f)                                   the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, in any event, when taken as a whole, are not materially more favorable to the lenders or investors providing such Indebtedness than the terms and conditions of the applicable Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date then in effect), as determined by Borrower in good faith, and

(g)                                  no Event of Default shall exist immediately prior to or after giving effect to such incurrence.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.01.

“Preferred Stock” means, with respect to any Person, any and all capital stock which is preferred as to the payment of dividends or distributions or upon liquidation, over another class of capital stock of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and Administrative Agent.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan of any Series of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of such Series of that Lender by (ii) the aggregate Term Loan Exposure of such Series of all Lenders; and (b) with respect to all payments, computations and other matters relating to the Revolving Commitment of any Series or Revolving Loans of such Series of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (i) the Revolving Exposure of such Series of that Lender by (ii) the aggregate Revolving Exposure of such Series of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Projections” as defined in Section 4.08.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries or their securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Radiant Acquisition” means the acquisition by Borrower of The Radiant Group, Inc. (“Radiant”) by means of the merger on November 14, 2016 of Pearl Acquisition Corp., a wholly owned subsidiary of Borrower, with and into Radiant, with Radiant surviving the merger and becoming a wholly owned subsidiary of Borrower.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) Administrative Agent, (b) any Lender or (c) any Issuing Bank.

“Refinanced Indebtedness” as defined in the definition of “Permitted Refinancing”.

“Refinanced Revolving Commitment” as defined in Section 11.05(d).

“Refinanced Revolving Lender” as defined in Section 11.05(d).

“Refinanced Term Loan” as defined in Section 11.05(d).

“Refinancing Amendment” as defined in Section 11.05(d).

“Refunded Swing Line Loans” as defined in Section 2.03(b)(iv).

“Register” as defined in Section 2.07(a).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.04(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Revolving Commitment Termination Date” means the date Replacement Revolving Commitments are permanently reduced to zero pursuant to the applicable Refinancing Amendment.

“Replacement Revolving Commitments” as defined in Section 11.05(d).

“Replacement Revolving Lender” as defined in Section 11.05(d).

“Replacement Revolving Loan” as defined in Section 11.05(d).

“Replacement Term Loan Maturity Date” means the date on which the applicable Replacement Term Loans become due and payable in full pursuant to the applicable Refinancing Amendment.

“Replacement Term Loans” as defined in Section 11.05(d).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans of a given Series with the incurrence by Borrower of any credit facility financing having an effective Weighted Average Yield that is less than the Weighted Average Yield of the Term Loans of such Series, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or Weighted Average Yield of, such Term Loans; provided that the term Repricing Transaction shall not include a prepayment or refinancing of all the credit facilities or the Term Loans under this Agreement in connection with a Permitted Acquisition, a Change of Control or any other transaction not permitted by this Agreement.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Exposure of all Lenders.

“Reserved Funds” means for any Fiscal Year of Borrower, amounts not expended during such Fiscal Year, but designated by Borrower as committed or projected to be paid within 18 months after the end thereof, in each case in respect of one or more Consolidated Capital Expenditures, Investments or Permitted Acquisitions (collectively, a “Permitted Reserved Funds Use”), provided that as of any date of determination of Consolidated Excess Cash Flow, Borrower or one or more of its Restricted Subsidiaries has either (a) entered into a legally binding commitment to expend such funds on such Permitted Reserved Funds Use or (b) deposited such funds into a segregated account identified as the “Reserved Funds Account” to, and maintained with, Administrative Agent.  Any amounts designated as Reserved Funds may, to the extent no longer held or being used for a Permitted Reserved Funds Use, be redesignated by a certificate of a Financial Officer of Borrower to Administrative Agent, as no longer being Reserved Funds.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness; provided, any Restricted Junior Payment not made in Cash will be calculated based upon the Fair Market Value of the relevant non-Cash assets.

“Restricted Subsidiary” means at any time any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, Incremental Amendment, Refinancing Amendment or Extension Amendment subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $200,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the applicable Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means (x) with respect to the Revolving Commitments established on the Closing Date, the earliest to occur of (i) January 15, 2022, (ii) the date such Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 9.01,  or (y) with respect to any Series of New Revolving Loan Commitments, Replacement Revolving Commitment or Extended Revolving Commitments, the termination date set forth in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit),  (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Extension” as defined in Section 2.25.

“Revolving Extension Offer” as defined in Section 2.25.

“Revolving Loan” means a Loan made by Lender to Borrower pursuant to Section 2.02(a) and includes New Revolving Loans, Replacement Revolving Loans and Extended Revolving Loans.

“Revolving Loan Lenders” means a Lender with Revolving Exposure.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the United Kingdom (irrespective of its status vis-à-vis the European Union) or the European Union (or any member state thereof), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union (or any member state thereof) or Her Majesty’s Treasury of the United Kingdom.

“Satellite” means any satellite owned by, or leased to, Borrower or any of its Restricted Subsidiaries, including, without limitation, any satellite purchased pursuant to the terms of a satellite purchase agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Secured Hedge Agreement” means a Hedge Agreement among one or more Credit Parties and a Lender Counterparty.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness for borrowed money, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Pledge Agreement” means the Securities Pledge Agreement, dated as of the Closing Date, among the Collateral Agent, Borrower, each other Grantor and the other parties thereto.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Collateral Agent, Borrower, each other Grantor and the other parties thereto.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Refinancing or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, as of any date, the ratio of (a) the sum at such date of (i) the aggregate principal amount of all Loans under this Agreement and (ii) all other Consolidated Total Debt that is secured by a Lien to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Series” means a series of Loans or Commitments that is fungible for U.S. federal income tax purposes and that shares the same maturity or termination date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (a) the sum of debt (including contingent liabilities) of the Credit Parties, taken as a whole, does not exceed the present fair saleable value of the present assets of the Credit Parties, taken as a whole; (b) the capital of the Credit Parties, taken as a whole, is not unreasonably small in relation to the business of the Credit Parties, taken as a whole, as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, as contemplated as of the date thereof; and (c) the Credit

Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisition Representations” means those representations and warranties set forth in the applicable acquisition or purchase agreement that are material to the interests of the Lenders, but only to the extent that Borrower (or an Affiliate thereof) has the right (determined without regard to any notice requirement) to terminate, or not to consummate, its obligations under such agreement as a result of such breach of such representation in such agreement.

“Specified Representations” means those representations and warranties set forth in Section 4.01, Section 4.03, Section 4.04(i)(1), Section 4.04(i)(2), Section 4.06, Section 4.16(d), Section 4.19, Section 4.23, Section 4.24 and Section 4.25.

“Subject Transaction” as defined in Section 1.02(b).

“Subordinated Indebtedness” means any subordinated debt that is subordinated in right of payment as permitted under Section 6.01.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date with respect to the Revolving Commitments established on the Closing Date (or such later date as may be agreed by the Swing Line Lender (in its sole and absolute discretion), including in connection with the extension of the Revolving Commitment Termination Date pursuant to Section 2.25).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swing Line Exposure at such time.

“Swing Line Lender” means Barclays Bank PLC, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (a) $20,000,000, and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Approval” means an order, instrument or approval of any applicable Telecommunications Authority granting Borrower authority to construct, launch, operate and maintain each of the Satellites and TTC&M Facilities used in connection with the DigitalGlobe Business, including national and local telecommunications licenses and compliance with International Telecommunication Union procedures and requirements.

“Telecommunications Authority” means the FCC and NOAA, or any successor agency thereto.

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.01(a) and/or a New Term Loan and/or a Replacement Term Loan, as applicable.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and/or a New Term Loan and/or a Replacement Term Loan, as applicable, and  “Term Loan Commitments” means such commitments of all Lenders in the aggregate or with respect to the applicable Series of Term Loans, as applicable.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, Incremental Amendment, Refinancing Amendment or Extension Amendment, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $1,275,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of a given Series of such Lender; provided, at any time prior to the making of the Term Loans of a given Series, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment with respect to such Series.

“Term Loan Extension” as defined in Section 2.25.

“Term Loan Extension Offer” as defined in Section 2.25.

“Term Loan Lender” means each Lender has a Term Loan Commitment or is a holder of a Term Loan.

“Term Loan Maturity Date” means (a) with respect to the Term Loans made on the Closing Date, the earlier of (i) January 15, 2024, and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (b) with respect a Series of New Term Loans, the  New Term Loan Maturity Date as set forth in the applicable Incremental Amendment, (c) with respect to a Series of Replacement Term Loans, the Replacement Term Loan Maturity Date as set forth in the applicable Refinancing Amendment and (d) with respect to a Series of Extended Term Loans, the final maturity date with respect to such Extended Term Loans as set forth in the applicable Extension Amendment, as applicable.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Total Failure” has the meaning ascribed to that term or a term substantially similar to such term in the launch and initial operations insurance or the in-orbit insurance Borrower or any Restricted Subsidiary of Borrower obtains pursuant to Section 5.05, whichever is then in effect.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing any Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Restricted Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Loans hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facility, (c) the completion of the Existing Notes Tender Offer, (d) the completion of the Existing Notes Redemption and (e) the payment of the Transaction Costs.

“TTC&M Facilities” means the facilities and other ground equipment necessary for the tracking, telemetry, control and monitoring of any Satellite operated by or on behalf of Borrower or any Restricted Subsidiary of Borrower in connection with the DigitalGlobe Business.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D)(2).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.14.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan or any other loan or other Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, to be determined by Administrative Agent consistent with generally accepted financial practice, after giving effect to interest rates and bases, margins, floors, upfront or similar fees or original issue discount shared with all lenders or holders thereof (with original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof as of the date of such determination.

“Withholding Agent” means any Credit Party or Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                            Accounting Terms; Certain Pro Forma Adjustments.

(a)                                 Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  All terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease, Consolidated Interest Expense, Consolidated Total Debt and Indebtedness) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on May 16, 2013 entitled “Leases (Topic 842)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Borrower or any Restricted Subsidiary at “fair value”, as defined therein.

(b)                                 Certain Pro Forma Adjustments.  With respect to any period during which a Permitted Acquisition (including the Radiant Acquisition) or other acquisition or Investment permitted hereunder with Acquisition Consideration in excess of $10 million or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Article 7 and any calculation of the Leverage Ratio or the Senior Secured Leverage Ratio and for purposes of determining the Applicable Commitment Fee Percentage and any other purpose under this Agreement, Consolidated Adjusted EBITDA, Consolidated Total Debt and Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis including

(i)                                     pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission and

(ii)                                  pro forma adjustments determined in good faith by Borrower arising out of operating and other expense reductions attributable to such Subject Transaction being given pro forma effect that (1) have been realized or (2) will be implemented and realized within 18 months following such transaction and are reasonably identifiable and factually supportable and quantifiable and, in each case, including expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and expenses, operating expense reductions and “run-rate” synergies related to the Subject Transaction which pro forma adjustments shall be certified by the Financial Officer of Borrower, in each case as certified by the Financial Officer of Borrower using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that the adjustments made pursuant to clause (ii) of this Section 1.02(b) with respect to the Radiant Acquisition or any other Permitted Acquisition or other acquisition or Investment permitted hereunder shall be without duplication of the amounts included, and shall be subject to the limitations contained, in clause (xiii) or (xiv) of the definition of Consolidated Adjusted EBITDA.

(c)                                  Limited Condition Acquisitions.  Notwithstanding anything to the contrary in this Agreement, solely for purposes of (i) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness (including any Incremental Facilities) or Liens or the making of any Investments or Restricted Junior Payments or (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive documentation with respect to such Limited Condition Acquisition is entered into (the “LCA Test Date”) and, if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Fiscal Quarter ending prior to the LCA Test Date, a Default or Event of Default shall not then have occurred and be continuing and Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty and such condition with respect to the lack of Default or Event of Default shall be deemed to have been complied with.  If Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) (I) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (II) with respect to the making of any Restricted Junior Payments, on a standalone basis without giving effect to such Limited Condition Acquisition and other transactions in connection therewith.

Section 1.03                            Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms “lease” and “license” shall include sub-lease and sub-license, as applicable.  References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

ARTICLE 2.
LOANS AND LETTERS OF CREDIT

Section 2.01                            Term Loans.

(a)                                 Loan Commitments.  Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment on the Closing Date severally agrees to make, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment on the Closing Date and each Lender with a Term Loan Commitment after the Closing Date agrees to make a Term Loan to Borrower in accordance with the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans of a given Series shall be paid in full no later than the Term Loan Maturity Date applicable thereto.  Each Lender’s Term Loan Commitment on the Closing Date shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.  Each other Term Loan Commitment shall terminate immediately and without further action on the date set forth in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment.

(b)                                 Borrowing Mechanics for Term Loans.

(i)                                     With respect to each Series of Term Loans, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) three days prior to the applicable Funding Date (or such shorter period as may be agreed by Administrative Agent).  Promptly upon receipt by Administrative Agent of a Funding Notice, Administrative Agent shall notify each applicable Lender of the proposed borrowing on the applicable Funding Date.  Notwithstanding the foregoing, Administrative Agent may agree to shorter time periods with respect to a Funding Notice.

(ii)                                  Each Lender with a Term Loan Commitment with respect to the Series of Term Loans to be borrowed on the applicable Funding Date shall make its Term Loan with respect to such Series in respect of such Term Loan Commitment available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Term Loans available to Borrower on the Funding Date by causing an amount of same day funds in

Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower as may be designated in writing to Administrative Agent by Borrower.

Section 2.02                            Revolving Loans.

(a)                                 Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that no Revolving Loans may be made/extended on the Closing Date; provided, further that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment of a given Series shall expire on the Revolving Commitment Termination Date applicable thereto and all Revolving Loans related thereto and all other amounts owed hereunder with respect to such Revolving Loans and such Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Except pursuant to Section 2.04(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)                                  Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii)                               Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender with reasonable promptness, but (provided Administrative Agent shall have received such Funding Notice by 12:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Borrower.

(iv)                              Each applicable Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal

Office of Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower as may be designated in writing to Administrative Agent by Borrower.

Section 2.03                            Swing Line Loans.

(a)                                 Swing Line Loans Commitments.  During the Swing Line Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Swing Line Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire upon the last day of the Swing Line Commitment Period and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Swing Line Loans.

(i)                                     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(iii)                               Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to such account as may be designated in writing to Administrative Agent by Borrower.

(iv)                              With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion deliver to Administrative Agent (with a copy to Borrower), no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender.  Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)                                 If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)                              Notwithstanding anything contained herein to the contrary,

(A)                               each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid

Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including

(1)                                 any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever;

(2)                                 the occurrence or continuation of a Default or Event of Default;

(3)                                 any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party;

(4)                                 any breach of this Agreement or any other Credit Document by any party thereto; or

(5)                                 any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing;

provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and

(B)                               Swing Line Lender shall not be obligated to make any Swing Line Loans

(1)                                 if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default,

(2)                                 if it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or

(3)                                 at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements contemplated by Section 2.21(c) hereof reasonably satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)                                  Resignation and Removal of Swing Line Lender.  Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower.  Swing Line Lender may be replaced at any time by written agreement among

Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of removal) and the successor Swing Line Lender.  Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.04                            Issuance of Letters of Credit and Purchase of Participations Therein.

(a)                                 Letters of Credit.  During the applicable Letter of Credit Commitment Period with respect to any given Issuing Bank, subject to the terms and conditions hereof, such Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of Borrower for the benefit of the Borrower or any of its Restricted Subsidiaries in the aggregate amount up to but not exceeding such Issuing Bank’s Individual Letter of Credit Sublimit; provided, that

(i)                                     each Letter of Credit shall be denominated in Dollars;

(ii)                                  the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the applicable Issuing Bank;

(iii)                               after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect;

(iv)                              after giving effect to such issuance, in no event shall (A) the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (B) (1) the sum of (I) the maximum aggregate amount which is, or at any time thereunder may become, available for drawing under all Letters of Credit then outstanding issued by such Issuing Bank and (II) the aggregate amount of all drawings under such Letters of Credit honored by such Issuing Bank and not theretofore reimbursed by or on behalf of Borrower exceed (2) such Issuing Bank’s Individual Letter of Credit Sublimit;

(v)                                 in no event shall any standby Letter of Credit have an expiration date later than the earlier of (A) five days prior to the Revolving Commitment Termination Date and (B) the date which is one year from the date of issuance of such standby Letter of Credit;

(vi)                              in no event shall any commercial Letter of Credit (A) have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (B) be required to be issued without the consent of the applicable Issuing Bank; and

(vii)                           no Issuing Bank shall have any obligation to issue any Letter of Credit, if after giving effect to such issuance, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Issuing Bank exceeds its Revolving Commitments.

Subject to the foregoing, an Issuing Bank may agree that a standby Letter of Credit issued by it will automatically be extended for one or more successive periods not to exceed one year each (but not beyond the date that is five days prior to the Revolving Commitment Termination Date), unless such Issuing Bank elects not to extend for any such additional period; provided, an Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at such time Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements contemplated by Section 2.21(c) reasonably satisfactory to it and Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.  For the avoidance of doubt, Borrower may request any Issuing Bank to issue a Letter of Credit so long as the requirements of this Section 2.04 are satisfied and shall not be required to request a Letter of Credit be issued by any particular Issuing Bank.

(b)                                 Notice of Issuance.  Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least five Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.02, the applicable Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).

(c)                                  Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrower and any Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by an Issuing Bank by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for:

(i)                                     the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)                                  the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)                               failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;

(iv)                              errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v)                                 errors in interpretation of technical terms;

(vi)                              any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(vii)                           the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)                        any consequences arising from causes beyond the control of any Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of any Issuing Bank’s rights or powers hereunder.

Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by such Issuing Bank or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04(c), Borrower shall retain any and all rights it may have against an Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)                                 Reimbursement by Borrower of Amounts Drawn or Paid under Letters of Credit.  In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Bank prior to 12:00 p.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e)                                  Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that Borrower shall fail for any reason to reimburse such Issuing Bank as provided in Section 2.04(d), such Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to Administrative Agent, for the account of such Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from an Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank.  In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth in the Register.

(f)                                   Obligations Absolute.  The obligation of Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit;

(ii)                                  the existence of any claim, set off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)                               any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by an Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                                 any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Restricted Subsidiaries;

(vi)                              any breach hereof or any other Credit Document by any party thereto;

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)                        the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by such Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)                                  Indemnification.  Without duplication of any obligation of Borrower under Section 11.02 or 11.03, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of one counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it.

(h)                                 Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower.  An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank.  Administrative Agent shall notify the Revolving Loan Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)                                     Cash Collateral.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Lenders with participation obligations under Section 2.04(e) in respect of Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account designated by Administrative Agent, in the name of Administrative Agent (or its designee), subject to an account control agreement reasonably satisfactory to Administrative Agent and Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.01(f) or Section 9.01(g).  Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement.  Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Administrative Agent to reimburse each Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with participation obligations under Section 2.04(e) in respect of Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j)                                    Appointment of Additional Issuing Banks.  Borrower may, at any time and from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Revolving Loan Lender, designate one or more additional Revolving Loan Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank.  Any Revolving Loan Lender designated as an issuing bank pursuant to this Section 2.04(j) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Revolving Loan Lender and, with respect to such Letters of Credit, such term shall thereafter apply to such Lender.

Section 2.05                            Pro Rata Shares; Availability of Funds .

(a)                                 Pro Rata Shares.  All Loans shall be made, and all required participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06                            Use of Proceeds.

(a)                                 The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower to (w) complete the Existing Notes Redemption and Existing Notes Tender Offer, (x) repay all amounts outstanding under, and terminate, the Existing Credit Agreement and (y) pay the Transaction Costs and after application of such proceeds in accordance with clauses (w), (x) and (y), any remaining proceeds may be used for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries.  The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.

(b)                                 No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(c)                                  Borrower will not request any Credit Extension, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, agents, affiliates and advisors shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 2.07                            Register; Lenders’ Books and Records; Notes.

(a)                                 Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of, and principal amount of and interest on the Loans owing to, and drawings under Letters of Credit owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, Administrative Agent, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 11.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.07, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(b)                                 Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, New Term Loan, Replacement Term Loan, Extended Term Loan, Revolving Loan, New Revolving Loan, Replacement Revolving Loan, Extended Revolving Loan or Swing Line Loan, as the case may be.

Section 2.08                            Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether upon acceleration or otherwise) thereof as follows:

(i)                                     in the case of Term Loans and Revolving Loans:

(A)                               if a Base Rate Loan, at the Base Rate plus the Applicable Margin for such Class and Series of Loan; or

(B)                               if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class and Series of Loan; and

(ii)                                  in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin for Revolving Loans made pursuant to the Revolving Commitments established on the Closing Date.

(b)                                 The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)                                  In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/ Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof in writing to Borrower and each Lender.

(d)                                 Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans based on the Prime Rate on the basis of a 365 day or 366 day year, as the case may be, and (ii) otherwise, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date unless such Loans are being refinanced in full.

(f)                                   Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans issued under the Revolving Commitments established on the Closing Date (if in effect) (and if not then in effect, issued under such other Revolving Commitments then in effect), in each case, that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable pursuant to clause (i).

(g)                                  Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.08(f), such Issuing Bank shall distribute to Administrative Agent, for the account of each Revolving Loan Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event an Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

Section 2.09                            Conversion/Continuation.

(a)                                 Subject to Section 2.18, Borrower shall have the option:

(i)                                     to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due  under Section 2.18 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)                                 Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)                                  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Requisite Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Rate Loan and (ii) unless repaid, each Eurodollar Rate Loan shall be converted to a Base Rate Loan at the end of the then current Interest Period applicable thereto.

Section 2.10                            Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the highest interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans).  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.11                            Fees.

(a)                                 Subject to Section 2.21, Borrower agrees to pay to Lenders having Revolving Exposure:

(i)                                     with respect to each Series of Revolving Commitments, commitment fees equal to the average of the daily difference between (1) the Revolving Commitments with respect to such Series and (2) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) with respect to such Series plus (y) the Letter of Credit Usage (multiplied by a fraction, the numerator of which is the aggregate principal amount of the Revolving Commitments with respect to such Series and the denominator of which is the aggregate principal amount of all Revolving Commitments), times (3) the Applicable Commitment Fee Percentage with respect to such Series; and

(ii)                                  letter of credit fees equal to (A) the Applicable Margin for Revolving Loans issued under the Revolving Commitments that are established on the Closing Date (if in effect) (and if not in effect, issued under such other Revolving Commitments then in effect), in each case, that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)                                 Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)                                     a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)                                  such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)                                  All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on March 31, 2017, and on the Revolving Commitment Termination Date.

(d)                                 Borrower agrees to pay on the Closing Date to each Revolving Loan Lender with a Revolving Commitment on the Closing Date, as fee compensation for such Commitment, a closing fee in an amount equal to 0.50% of the aggregate principal amount of such Revolving Commitment on the Closing Date and to each Term Loan Lender with a Term Loan Commitment on the Closing Date, as fee compensation for such Commitment, a closing fee in an amount equal to 0.25% of the aggregate principal of such Term Loan Commitment on the Closing Date.  Such closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e)                                  In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.12                            Scheduled Payments/Commitment Reductions.  The principal amounts of the Term Loans made on the Closing Date shall be repaid (i) in consecutive quarterly installments, on the last Business Day of each Fiscal Quarter, beginning with the first full Fiscal Quarter ending after the Closing Date and ending with the last Fiscal Quarter ending prior to the Term Loan Maturity Date applicable thereto (each such payment, an “Installment”) in the aggregate principal amount for each such quarterly Installment equal to (x) the outstanding principal amount of Term Loans on the Closing Date multiplied by (y) 0.25% and (ii) to the extent of the remainder of the outstanding principal amount thereof, together with all other amounts owed hereunder with respect thereto, on the Term Loan Maturity Date applicable thereto; provided, in the event any New Term Loans, Replacement Term Loans or Extended Term Loans are made, such New Term Loans, Replacement Term Loans or Extended Term Loans shall be repaid on the dates and in the amounts specified in the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment. Notwithstanding the foregoing, Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable.

Section 2.13                            Voluntary Prepayments/Commitment Reductions.

(a)                                 Voluntary Prepayments.

(i)                                     Any time and from time to time:

(A)                               with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(B)                               with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(C)                               with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii)                                  All such prepayments shall be made:

(A)                               upon not less than one Business Day’s prior written notice in the case of Base Rate Loans;

(B)                               upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans; and

(C)                               upon written notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required  (and Administrative Agent will promptly transmit such written notice for Term Loans or Revolving Loans to each Lender) and substantially in the form of Exhibit H.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)                                 Voluntary Commitment Reductions.

(i)                                     Borrower may, upon not less than three Business Days’ prior written notice thereof to Administrative Agent (which written notice Administrative Agent will promptly transmit to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, (i) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (ii) any such reduction shall be pro rata as among each Series of Revolving Commitments.

(ii)                                  Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving  Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)                                  In the event that all or any portion of the Term Loans are either repaid through voluntary repayments or repriced (or effectively refinanced), in each case in connection with a Repricing Transaction, each Lender holding Term Loans shall be paid an amount equal to 101% of the amount of such Term Loans repaid or repriced, if such repayment or repricing is effected prior to the date that is six months after the Closing Date. If, on or prior to the date that is six months from the Closing Date, all or any portion of the Term Loans held by a Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.22(b) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment in connection with a Repricing Transaction, such prepayment, acceleration, repayment, refinancing, substitution or replacement will be made at an amount equal to 101% of the principal amount of such Term Loans prepaid, accelerated, repaid, refinanced, substituted or replaced.

(d)                                 Certain Permitted Term Loan Repurchases.

Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase outstanding Term Loans on the following basis:

(i)                                     Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of any Series (such Term Loans, the “Offer Loans”) of Lenders, provided that, (A) Borrower delivers a notice of the Term Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than 12:00 p.m. (New York City time) at least three Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $500,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; and (F) the Auction shall be conducted pursuant to such procedures as Administrative Agent may establish which are consistent with this Section 2.13(d) and are reasonably acceptable to Borrower and

Administrative Agent that a Lender must follow in order to have its Offer Loans repurchased;

(ii)                                  With respect to all repurchases made by Borrower pursuant to this Section 2.13(d), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any information regarding Borrower or its Subsidiaries that may be material to a decision by any Lender to participate in any Auction or enter into any Assignment Agreement or any of the transactions contemplated thereby and that has not previously been disclosed to Administrative Agent and the Lenders (except to the extent that the assigning Lender expressly waives its right to receive such information), (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.13, Section 2.15 or Section 2.16 except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loans and (D) borrowings of Revolving Loans shall not be made to directly or indirectly fund any such repurchase; and

(iii)                               Following repurchase by Borrower pursuant to this Section 2.13(d), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) any determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.13(d), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.  Any payment made by Borrower in connection with a repurchase permitted by this Section 2.13(d) shall not be subject to the provisions of either Section 2.16(a) or Section 2.17.  Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.13(d) shall not constitute an Event of Default under Section 9.01(a).

Section 2.14                            Mandatory Prepayments.

(a)                                 Asset Sales. No later than the seventh  Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest (or commit to invest) Net Asset Sale Proceeds (including through Permitted Acquisitions) within 12 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries (or if committed to be so invested within such 12 months, then invested within 18 months after receipt thereof) and if not so reinvested by the end of such 12 (or 18) month period, Borrower shall prepay the Loans as set forth in Section 2.15(b).

(b)                                 Insurance/Condemnation Proceeds.  No later than the later of (i) the fifth Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds and (ii) 30 days after the casualty event or condemnation, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that (i) so long as no Event of Default shall have occurred and be continuing both immediately before and after giving effect to such investment and (ii) to the extent any such Net Insurance/Condemnation Proceeds relate to a Satellite that has suffered a Partial Failure, Total Failure or Constructive Total Failure and Borrower shall have delivered to Administrative Agent Projections revised to reflect such Partial Failure, Total Failure or Constructive Total Failure and reasonably satisfactory to Administrative Agent, (x) in the case of Net Insurance/Condemnation Proceeds (other than those related to a Partial Failure, Total Failure or Constructive Total Failure), Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries to invest (or commit to invest) such Net Insurance/Condemnation Proceeds (including through Permitted Acquisitions) within 12 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (or if committed to be so invested within such 12 months, then invested within 18 months after receipt thereof) or (y) in the case of Net Insurance/Condemnation Proceeds related to (A) a Partial Failure, Total Failure or Constructive Total Failure or (B) the loss or liability relating to a Satellite or the construction thereof, Borrower shall have the option directly or through one or more of its Restricted Subsidiaries to invest (or commit to invest) such Net Insurance/Condemnation Proceeds (including through Permitted Acquisitions) within 18 months of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (or if committed to be so invested within such 18 months, then invested within 30 months after receipt thereof) and, in the case of each of clauses (x) and (y), if not so reinvested by the end of such 12 (or 18) or 18 (or 30) month period, Borrower shall prepay the Loans as set forth in Section 2.15(b).

(c)                                  Issuance of Debt.  On the date of receipt by Borrower or any of its Restricted Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01 (except for Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt)), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)                                 Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2017), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) the ECF Percentage of such Consolidated Excess Cash Flow minus (ii) (A) voluntary repayments of the Loans

(excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and (B) repurchases of Term Loans pursuant to Section 2.13(d) (up to the lesser of the par value of such Term Loans and the amount of cash actually paid) and, in each case with respect to clause (ii), to the extent (x) made during such Fiscal Year or made after such Fiscal Year but prior ninety days after the end of such Fiscal Year, (y) not previously credited against any mandatory prepayment made pursuant to this Section 2.14(d) for any previous Fiscal Year and (z) funded with Internally Generated Cash.

(e)                                  Revolving Loans and Swing Loans.  Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f)                                   Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) and 2.14(b), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g)                                  Certain Proceeds.  Notwithstanding any other provisions of this Section 2.14,

(i)                                     to the extent that any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds are received by a Foreign Subsidiary that is not a Credit Party (a “Foreign Disposition”) or any Consolidated Excess Cash Flow attributable to Foreign Subsidiaries that are not Credit Parties (“Foreign Subsidiary Excess Cash Flow”) are prohibited by applicable local law from being distributed to any Credit Party, the portion of such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.14 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit distribution to any Credit Party (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such distribution), and once any of such affected Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow that, in each case, would otherwise be required to be used to prepay Term Loans pursuant to Section 2.14(a), Section 2.14(b) or Section 2.14(d), is permitted under the applicable local law to be distributed to any Credit Party, such distribution will be immediately made and such distributed Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than seven Business Days after such distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.14 and

(ii)                                  to the extent that Borrower has determined in good faith that distribution of any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow to a Credit Party would have material adverse tax cost consequences to Borrower and its Restricted Subsidiaries, such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary;

provided that, in the case of clause (g)(i) or (g)(ii), to the extent that distribution on or before the date on which any such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.14(a) or Section 2.14(b) or any such Consolidated Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.14(d), the applicable Foreign Subsidiary applies an amount equal to such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow to invest in long-term productive assets of the type used in the business of Borrower and its Restricted Subsidiaries or to prepay Indebtedness of the applicable Foreign Subsidiary.

Section 2.15                            Application of Prepayments/Reductions.

(a)                                 Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) (and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans).

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.14(a) through Section 2.14(d) shall be applied as follows:

first, to prepay the Term Loans on a pro rata basis as among the various Series thereof (in accordance with their outstanding principal amounts thereof), applied to each such Series to reduce (x) the next eight (8) scheduled Installments of principal of the Term Loans in such Series in direct order of maturity and (y) thereafter, the remaining scheduled Installments of principal of such Series of Term Loans on a pro rata basis; provided, that

(x)                                 any New Term Loans, Replacement Term Loans or Extended Term Loans may be prepaid on a less (but not greater) than pro rata basis if agreed by the Lenders holdings such Loans;

(y)                                 if at the time any amount is required to be paid pursuant to Section 2.14(a) through Section 2.14(d) (other than any amount constituting the proceeds of Permitted

First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt), Borrower is required to offer to repurchase or prepay Incremental Equivalent Debt (that is secured on a pari passu basis with the Loans) or Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Cash proceeds from the incurrence of Indebtedness (other than any amount constituting the proceeds of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt) or with any Consolidated Excess Cash Flow (such Incremental Equivalent Debt and Permitted First Priority Refinancing Debt required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then Borrower may apply such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Cash proceeds from the incurrence of Indebtedness or Consolidated Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Cash proceeds from the incurrence of Indebtedness or Consolidated Excess Cash Flow allocated to prepayment or repurchase of Other Applicable Indebtedness shall not exceed the amount of such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Cash proceeds from the incurrence of Indebtedness or Consolidated Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Cash proceeds from the incurrence of Indebtedness or Consolidated Excess Cash Flow shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would otherwise have been required pursuant to Section 2.14(a) through Section 2.14(d), as applicable, shall be reduced accordingly;

(z)                                  to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased or prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

second, to prepay the Swing Line Loans to the full extent thereof;

third, to prepay the Revolving Loans to the full extent thereof;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

fifth, to cash collateralize Letters of Credit.

(c)                                  Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar

Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

(d)                                 Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (other than pursuant to Section 2.14(c)) (a “Waivable Mandatory Prepayment”) of the Term Loans, no later than 11:00 a.m. (New York City time) on the date that is than five Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment by providing a notice substantially in the form of Exhibit I, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment less any Declined Amounts, which amount shall be applied to prepay the Term Loans of those Lenders that have elected not to exercise their option to refuse the amount of such Lenders’ Pro Rata Share of such Waivable Mandatory Prepayment (which prepayment shall be applied in accordance with Section 2.15(b)).

Section 2.16                            General Provisions Regarding Payments.

(a)                                 All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans, unless such Revolving Loans are being refinanced in full) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)                                   Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)                                  Borrower shall make each payment required to be made by it hereunder or under any other Credit Document on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(h)                                 If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 9 of the Security Agreement.

Section 2.17                            Ratable Sharing.

(a)                                 Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it permitted hereunder.

(b)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), Section 2.04(e), Section 2.04(d), or Section 10.06, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent, the Swing Line Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

Section 2.18                            Making or Maintaining Eurodollar Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  In the event that (x) Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, or (y) Administrative Agent is advised by the Requisite Lenders that the Adjusted Eurodollar Rate for such Interest Rate Determination Date will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such borrowing for such Interest Rate Determination Date, in either such case Administrative Agent shall on such date give notice to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower and (iii) any outstanding Eurodollar Rate Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or other writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (iii) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)                                  Compensation for Breakage or Non Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.22) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)                                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender

(e)                                  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate (without giving effect to the second proviso of such definition) in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19                            Increased Costs; Capital Adequacy.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or Issuing Bank;

(ii)                                  impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iii)                               subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, a Lender shall not be entitled to submit a claim for compensation based on a Change in Law unless such Lender shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit facilities entitling it to make such claims (it being understood that no Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim).

Section 2.20                            Taxes; Withholding, Etc.

(a)                                 Withholding Taxes; Gross-Up.  Each payment by any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is required to withhold Taxes from any such payment, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by any Credit Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this

Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)                                 Payment of Other Taxes by Borrower.  Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)                                 Indemnification by Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with any Credit Document (including amounts paid or payable under clauses (a) and (d) of Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.20(d), shall be paid within 10 Business Days after the Recipient delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable and describing in reasonable detail the calculation of and the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to Administrative Agent.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.20(e), shall be paid within 10 days after Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.20(e).

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding (including backup withholding).  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20.  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify Borrower and Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)                                  Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies reasonably requested by Borrower and Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, properly completed and duly executed copies of whichever of the following is applicable:

(A)                               in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)                               in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,”  “other income” or other applicable article of such tax treaty;

(C)                               in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit E to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected (a “U.S. Tax Certificate”);

(E)                                in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms and certificates prescribed in clauses (A), (B), (C) and (D) of this paragraph (f)(ii), that would be required of each such beneficial owner if such beneficial owner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)                                 any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable Borrower or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)                               If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party incurred with respect to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.20(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                                 Issuing Bank.  For purposes of Section 2.20, the term “Lender” includes any Issuing Bank.

(i)                                     Administrative Agent Forms. On or prior to the date on which Administrative Agent becomes Administrative Agent under this Agreement, Administrative Agent shall deliver to Borrower (i) if Administrative Agent is a U.S. Person, an executed copy of IRS Form W-9, or (ii) if Administrative Agent is not a U.S. Person either (A) with respect to amounts received on its own account, an executed applicable IRS Form W-8ECI or W-8BEN-E, as applicable, and with respect to amounts received on account of any Lender, an executed IRS Form W-8IMY certifying that it is a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (B) an executed IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a United States person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1T(b)(2)(iv)(A)).

Section 2.21                            Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                                 the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby which affects such Defaulting Lender differently than other affected Lenders;

(c)                                  if any Swing Line Exposure or Letter of Credit Usage exists at the time a Revolving Loan Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Loan Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitments (and, subject to Section 11.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation);

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such Letter of Credit Usage is outstanding;

(iii)                               if Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is cash collateralized;

(iv)                              if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a)(i) and Section 2.11(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be payable to the Issuing Bank until and to the extent that such Pro Rata Share of the Letter of Credit Usage is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting

Lender’s then outstanding Pro Rata Share of the Letter of Credit Usage will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, reasonably satisfactory to the Swing Line Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that Administrative Agent, Borrower, the Swing Line Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Pro Rata Share of the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Section 2.22                            Obligation to Mitigate; Removal or Replacement of a Lender.

(a)                                 If any Lender (which term shall include Issuing Banks for purposes of this Section 2.22(a)) requests compensation under Section 2.18, Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.18, 2.19 or 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b)                                 If any Lender (which term shall include Issuing Banks for purposes of this Section 2.22(b)) requests compensation under Section 2.19, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender or, if the circumstances set forth in Section 11.05(g) or the proviso to the final sentence of Section 11.06(a) apply, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (and if a Revolving Commitment is being assigned, Issuing Bank and the Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.  Any Lender that is required to make any such assignment or delegation pursuant to this Section 2.22 shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment Agreement within one Business Day after having received a request therefor.

Section 2.23                            Incremental Facilities.

(a)                                 Pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, amendments to the other Credit Documents, executed by Borrower, each Lender providing such New Revolving Loan Commitments and New Term Loan Commitments, as applicable, and Administrative Agent, Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to an existing Series of Revolving Commitments and/or the establishment of a new Series of Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and, together with the New Revolving Loan Commitments, the “Incremental Facilities” and each, an “Incremental Facility”), by an amount not in excess of the Available Incremental Amount and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent).  Each such notice shall specify (X) the date (each, an “Incremental Effective Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, and (Y) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment.  Any New Revolving Loan Lender or New Term Loan Lender shall be reasonably acceptable to Administrative Agent and, in the case of

New Revolving Loan Commitments, each Issuing Bank and the Swing Line Lender, to the extent provided in Section 11.06(c) (any such consents not to be unreasonably withheld or delayed).  Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Incremental Effective Date; provided that

(i)                                     subject to Section 1.02(c) in the case of New Term Loan Commitments, no Default or Event of Default shall exist on such Incremental Effective Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable;

(ii)                                  subject to Section 1.02(c) in the case of New Term Loan Commitments, after giving effect to such Incremental Facility, the conditions of Section 3.02(c) shall be satisfied (it being understood that all references to Credit Date shall be deemed to refer to the Incremental Effective Date); provided that, if the proceeds of the New Term Loan Commitments are being used to finance a Limited Condition Acquisition, the reference in Section 3.02(c) to the accuracy of the representation and warranties shall refer to the accuracy of the Specified Acquisition Representations and the Specified Representations;

(iii)                               subject to Section 1.02(c), Borrower and its Restricted Subsidiaries shall be in compliance with the covenant set forth in Article 7, determined on a pro forma basis for the period then most recently ended or, in connection with New Term Loan Commitments used to finance a Limited Condition Acquisition, such other period permitted by Section 1.02(c), including the incurrence of such New Revolving Loan Commitments (and assuming full usage of the New Revolving Loan Commitments with Revolving Loans) or New Term Loans, as applicable;

(iv)                              the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Incremental Amendments executed and delivered by Borrower, the New Revolving Loan Lender(s) or New Term Loan Lender(s), as applicable, and Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(f);

(v)                                 the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, will rank pari passu in right of payment and with respect to security with the other Loans and Commitments hereunder on terms reasonably satisfactory to Administrative Agent;

(vi)                              (A) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Terms Loans of any other Series, (B) the applicable New Term Loan Maturity Date shall be no earlier than the Term Loan Maturity Date of any other Series of Term Loans then outstanding, (C) the Weighted Average Yield and, subject to the foregoing, any amortization schedule applicable to the New Term Loans shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided however that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term Loans plus 0.50% per annum unless the interest rate with respect to the Term Loan is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% and (D) the Commitment Termination Date with respect to any Series of New Revolving Loan Commitments shall be no earlier than the Commitment Termination Date of any other Series of Revolving Commitments then outstanding;

(vii)                           each Incremental Amendment with a New Revolving Loan Lender not previously a Revolving Loan Lender hereunder shall be subject to the consent (not to be unreasonably withheld or delayed) of each Issuing Bank and the Swing Line Lender;

(viii)                        any New Term Loans made on an Incremental Effective Date shall be designated a separate Series of Loans for all purposes of this Agreement or if fungible for U.S. federal income tax purposes with an existing Series of Term Loans, may be designated as part of such other existing Series of Term Loans; and

(ix)                              any New Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) in any voluntary prepayments or mandatory prepayments of the Term Loans hereunder, as specified in the applicable Incremental Amendment.

(b)                                 On any Incremental Effective Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions,

(i)                                     each of the Lenders with Revolving Exposure shall automatically assign and without further act be deemed to assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall automatically purchase and without any further act be deemed to purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments,

(ii)                                  each of the Lenders with Revolving Exposure shall automatically assign and without further act be deemed to assign to each New Revolving Loan Lender, and each New Revolving Loan Lender will automatically purchase and without further act be deemed to purchase a portion of from each of the Revolving Loan Lenders, such participations hereunder in any outstanding Letters of Credit or Swing Line Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such participations will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments,

(iii)                               each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and

(iv)                              each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c)                                  On any Incremental Effective Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions and in accordance with the terms of the applicable Incremental Amendment, (i) each New Term Loan Lender shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(d)                                 Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Incremental Effective Date and in respect thereof (i) the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, and (ii) in the case of each notice to any Lender with Revolving Exposure, the respective interests in such Lender’s Revolving Loans and participation in Letters of Credit and Swing Line Loans, in each case subject to the assignments contemplated by this Section.

(e)                                  Any New Term Loan Commitments and New Term Loans shall be on terms and pursuant to the applicable Incremental Amendment, provided that, to the extent such terms are not consistent with the Term Loan Commitments and Term Loans (except as provided in clause (vi) of Section 2.23(a)), such terms shall be (i) reasonably satisfactory to Administrative Agent or (ii) be not materially more favorable (taken as a whole) to the New Term Loan Lenders providing such Incremental Facility than those applicable to the other Term Loan Commitments and Term Loans (except for covenants or other provisions (A) applicable only to periods after the Latest Maturity Date then in effect or (B) added for the benefit of the Lenders).

(f)                                   Any New Revolving Loan Commitments shall be on terms and pursuant to documentation applicable to the Revolving Commitments then outstanding (except (x) as to interest rates, fees and maturity date (which, subject to clause (vi) of Section 2.23(a), shall be determined by Borrower and set forth in the relevant Incremental Amendment) and (y) to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect at the time such New Revolving Loan Commitments are entered into or if such terms are added for the benefit of the Lenders); provided

(i)                                     the borrowing and repayment (except for (1) payments of interest and fees at different rates on New Revolving Loan Commitments (and related outstandings), (2) repayments required upon the maturity date of other Revolving Commitments and (3) subject to clause (iii) below, repayments made in connection with a permanent repayment and termination of Revolving Commitments) of New Revolving Loans made pursuant to New Revolving Loan Commitments after the applicable Incremental

Effective Date shall be made on a pro rata basis with all other Revolving Loans made pursuant to all other Revolving Commitments,

(ii)                                  all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Revolving Loan Lenders with Revolving Commitments in accordance with their Applicable Percentage,

(iii)                               the permanent repayment of Revolving Loans with respect to, and termination of, New Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Series on a non-pro rata basis as compared to any other Series with a later maturity date than such Series,

(iv)                              assignments and participations of New Revolving Loan Commitments and New Revolving Loans shall be governed by the same assignment and participation provisions applicable to all other Revolving Commitments and Revolving Loans, and

(v)                                 at no time shall there be more than two Series of Revolving Commitments hereunder.

(g)                                  The proceeds of each Incremental Facility shall be used for general corporate purposes of Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Restricted Junior Payments.

(h)                                 Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.23, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any New Term Loans to be fungible for United States federal income tax purposes with another Series of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

Section 2.24                            Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

Section 2.25                            Extension of Loans and Commitments

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by Borrower to all Lenders of a Series of Terms Loans on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Series) and on the same terms to each such Term Loan Lender, Borrower may from time to time, with the consent of any Term Loan Lender that shall have accepted such Term Loan Extension Offer, extend the Term Loan Maturity Date of the Term Loans of each such Term Loan Lender and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by increasing or otherwise modifying the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension”), so long as the following terms are satisfied:

(i)                                     no Event of Default shall exist at the time the notice in respect of a Term Loan Extension Offer is delivered to the Term Loan Lenders, and no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Term Loan Extension;

(ii)                                  except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Section 2.25(a)(iii), Section 2.25(a)(iv) and Section 2.25(a)(v), be determined by Borrower and set forth in the relevant Term Loan Extension Offer), the Term Loans of any Term Loan Lender that agrees to a Term Loan Extension with respect to such Term Loans (each, an “Extending Term Lender”) extended pursuant to any Term Loan Extension Amendment (“Extended Term Loans”) shall have terms no more favorable in any material respect, taken as a whole, to any Extending Term Lender than the terms of the same terms as the Series of Term Loans subject to such Term Loan Extension Offer (unless such terms are added for the benefit of the Lenders or only apply after the Latest Maturity Date then in effect);

(iii)                               the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and at no time shall the Terms Loans (including Extended Term Loans) have more than five different maturity dates;

(iv)                              the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(v)                                 any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Term Loan Extension Offer and Term Loan Extension Amendment;

(vi)                              if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Loan Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans (calculated on the face amount thereof) offered to be extended by Borrower pursuant to such Term Loan Extension Offer, then the Term Loans of such Term Loan Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders have accepted such Term Loan Extension Offer;

(vii)                           any Extended Term Loans shall be permitted by the terms of any intercreditor agreements then in effect to which the Indebtedness hereunder is subject;

(viii)                        any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower; and

(ix)                              all documentation in respect of such Term Loan Extension shall be consistent with the foregoing.

(b)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolving Extension Offer” and together with each Term Loan Offer, each an “Extension Offer”) made from time to time by Borrower to all Lenders of a Series of Revolving Commitments on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments of such Series) and on the same terms to each such Revolving Loan Lender, Borrower may from time to time, with the consent of any Revolving Loan Lender that shall have accepted such Revolving Extension Offer, extend the Revolving Commitment Termination Date of the Revolving Commitments of each such Revolving Loan Lender and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolving Extension Offer (including, without limitation, by increasing or otherwise modifying the interest rate or fees payable in respect of such Revolving Commitments and related outstandings) (each, a “Revolving Extension” and together with each Term Loan Extension, each an “Extension”), so long as the following terms are satisfied:

(i)                                     no Event of Default shall exist at the time the notice in respect of a Revolving Extension Offer is delivered to the Revolving Loan Lenders, and no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Revolving Commitments;

(ii)                                  except as to interest rates, fees and final maturity date (which, subject to Section 2.25(b)(iii), shall be determined by Borrower and set forth in the relevant Revolving Extension Offer), the Revolving Commitment of any Revolving Loan Lender that agrees to a Revolving Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to a Revolving Extension (an “Extended Revolving Commitment” and the Revolving Loans with respect to such Extended Revolving Commitment, “Extended Revolving Loans”), and the related outstandings, shall be on the same terms and pursuant to documentation applicable to the Revolving Commitments; provided that

(A)                               the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (2) repayments required upon the maturity date of the non-extended Revolving Commitments and (3) subject to clause (C) below, repayments made in connection with a permanent repayment and termination of Revolving Commitments) of Extended Revolving Loans made pursuant to Extended Revolving Commitments after the date of the applicable Revolving Extension shall be made on a pro rata basis with all other Revolving Loans made pursuant to all other Revolving Commitments,

(B)                               all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Revolving Loan Lenders with Revolving Commitments in accordance with their Applicable Percentage,

(C)                               the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Series on a non-pro rata basis as compared to any other Series with a later maturity date than such Series,

(D)                               assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to all other Revolving Commitments and Revolving Loans, and

(E)                                at no time shall there be more than two Series of Revolving Commitments hereunder;

(iii)                               the final maturity date of any Extended Revolving Commitments shall be no earlier than the then Latest Maturity Date with respect to any Series of Revolving Loans or Revolving Commitments;

(iv)                              if the aggregate principal amount of Revolving Commitments (calculated on the face amount thereof) in respect of which Revolving Loan Lenders shall have accepted the relevant Revolving Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments (calculated on the face amount thereof) offered to be extended by Borrower pursuant to such Revolving Extension Offer, then the Revolving Commitments of such Revolving Loan Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Loan Lenders have accepted such Revolving Extension Offer;

(v)                                 any Extended Revolving Commitments (and the Liens securing the same) shall be permitted by any intercreditor agreements then in effect to which the Indebtedness hereunder is subject;

(vi)                              any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower; and

(vii)                           all documentation in respect of such Revolving Extension shall be consistent with the foregoing.

(c)                                  With respect to all Extensions consummated by Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 and Section 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be agreed between Borrower and Administrative Agent) of Term Loans or Revolving Commitments (as applicable) of the applicable Series be extended.  Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.17 or any other pro rata payment section) or any other Credit Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.25.

(d)                                 Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended to give effect to each Extension (each such amendment, an “Extension Amendment”) without the consent of any Lenders other than extending Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.12 with respect to any Series of Term Loans subject to a Term Loan Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Term Loan Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.12), (iii) modify the prepayments set forth in Section 2.13 and Section 2.14 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.25, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize Administrative Agent to enter into any such Extension Amendment.

Without limiting the foregoing, in connection with any Extension, the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(e)                                  In connection with any Revolving Extension, the Swing Line Lender may agree (in its sole and absolute discretion) to extend the expiration of the Swing Line Commitment Period to a date that is no later than the maturity date of the applicable Series of Revolving Commitments as set forth in the applicable Extension Amendment.  In connection with any Revolving Extension, each Issuing Bank may agree (in its sole discretion) to extend the expiration of its Letter of Credit Commitment Period to a date that is no later than the maturity date of the applicable series of Revolving Commitments as set forth in the applicable Extension Amendment.

(f)                                   In connection with any Extension, Borrower shall provide Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

Section 2.26                            MIRE Events.  Prior to the occurrence of a MIRE Event, Borrower shall provide (and shall use commercially reasonable efforts to provide as promptly as reasonably possible prior to such MIRE Event) to Administrative Agent (and authorize Administrative Agent to provide to the Lenders with a Revolving Commitment) the following documents in respect of any Mortgaged Property: (a) a completed flood hazard determination from a third party vendor; (b) if such real property is located in a “special flood hazard area”, (i) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (ii) evidence of the receipt by the applicable Credit Parties of such notice; (c) if required by Flood Laws, evidence of required flood insurance and (d) any other customary documentation that may be reasonably requested by Administrative Agent.

ARTICLE 3.
CONDITIONS PRECEDENT

Section 3.01                            Closing Date.  The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions on or before the Closing Date:

(a)                                 Credit Documents.  Administrative Agent and Arrangers shall have received executed counterparts of each Credit Document from each applicable Credit Party.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an authorized officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(c)                                  Existing Credit Facility.  Administrative Agent shall have received evidence reasonably satisfactory to it that (i) concurrently with the making of the initial Loans hereunder, (x) all principal, interest and other amounts outstanding with respect to the Existing Credit Facility shall be repaid and satisfied in full, (y) all commitments to extend credit under the agreements and instruments relating thereto shall be terminated, and (z) any Liens securing the Existing Credit Facility shall be released and any related filings terminated of record, and (ii) any letters of credit outstanding with respect to the Existing Credit Facility have been terminated or canceled (or arrangements reasonably satisfactory to Administrative Agent made therefor).

(d)                                 Personal Property Collateral.  Each Credit Party shall have delivered to Collateral Agent:

(i)                                     evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Security Agreement, the Securities Pledge Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements);

(ii)                                  fully executed counterparts of the Security Agreement and the Securities Pledge Agreement; and

(iii)                         a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby.

(e)                                  Financial Statements; Projections.  Administrative Agent and the Arrangers shall have received: (i) the Borrower Historical Financial Statements and (ii) the Projections.

(f)                                   Lien Searches.  Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to Borrower and the Guarantors.

(g)                                  Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(h)                                 Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of O’Melveny and Myers LLP, counsel for Credit Parties, and Daniel Jablonsky, in-house counsel for Borrower, as to such matters as Administrative Agent or Arranger may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(i)                                     Fees.  Borrower shall have paid to each Agent, the Collateral Agent and Arrangers the fees payable on or before the Closing Date referred to in Section 2.11(d) and (e) and in the Engagement Letter and Agency Fee Letter and all expenses payable pursuant to Section 11.02 which have accrued to the Closing Date, in the case of expenses, that have been invoiced at least two Business Days prior to the Closing Date.

(j)                                    Solvency Certificate.  On the Closing Date, Administrative Agent and Arranger shall have received a Solvency Certificate demonstrating that the Credit Parties, on a consolidated basis, are and will be Solvent.

(k)                                 Know Your Customer.  At least 3 Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information requested by any Lender at least five Business Days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (the “PATRIOT Act”).

(l)                                     No Material Adverse Effect.  There shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(m)                             Existing Notes. Administrative Agent shall have received evidence reasonably satisfactory to it that, concurrently with the making of the initial Loans hereunder, (i) Borrower shall pay all amounts due in respect of all Existing Notes that have been tendered and accepted for payment in accordance with the Existing Notes Tender Offer prior to the Closing Date and (ii) Borrower has delivered to the trustee for the Existing Notes an instruction to issue, upon the Closing Date, an irrevocable notice of redemption with respect to the Existing Notes Redemption in a form reasonably satisfactory to Administrative Agent.

(n)                                 Officer’s Certificate.  Administrative Agent shall have received a certificate, signed by an Authorized Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying as to the matters set forth in Section 3.01(l), Section 3.02(c) and Section 3.02(d).

Section 3.02                            Conditions to Each Credit Extension.  The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, are subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions precedent:

(a)                                 Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b)                                 after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(c)                                  as of such Credit Date and after giving effect to such Credit Extension and the use of proceeds thereof, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and  correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(d)                                 as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(e)                                  on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants that:

Section 4.01                            Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (ii) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.02                            Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Restricted Subsidiary of Borrower is a party requiring, and there is no membership interest or other Equity Interests of any Restricted Subsidiary of Borrower outstanding which upon conversion or exchange would require, the issuance by such Restricted Subsidiary of any additional membership interests or other Equity Interests of such Restricted Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Restricted Subsidiary.  Schedule 4.02 correctly sets forth the ownership interest of each of Borrower’s Subsidiaries in its respective Subsidiaries as of the Closing Date.

Section 4.03                            Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04                            No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate (1) any provision of any material law or any material governmental rule or regulation applicable to Borrower or any of its Restricted Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect, (2) any of the Organizational Documents of Borrower or any of its Restricted Subsidiaries, or (3) any material order, judgment or decree of any court or other agency of government binding on Borrower or any of its Restricted Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Borrower or any of its Restricted Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Restricted Subsidiaries

(other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties or that are Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Borrower or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.05                            Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date or thereafter in accordance with the Loan Documents and (ii) those registrations, consents, approvals, notices or actions the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06                            Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07                            Financial Statements.  The Borrower Historical Financial Statements and all financial statements delivered pursuant to Section 5.01 were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the date of such financial statements, none of Borrower and any of its Restricted Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Borrower Historical Financial Statements, the financial statements delivered pursuant to Section 5.01 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of Borrower and any of its Restricted Subsidiaries taken as a whole.

Section 4.08                            Projections.  On and as of the Closing Date, the projections of Borrower and its Restricted Subsidiaries for the period of Fiscal Year 2017 through and including Fiscal Year 2023 (collectively, the “Projections”) taken as a whole are based on good faith estimates and assumptions believed by it to be reasonable at the time so furnished; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09                            No Material Adverse Effect.  Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10                            Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.  None of Borrower and any of its Restricted Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.11                            Payments of Taxes.  All Tax returns and reports of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and Borrower and its Restricted Subsidiaries have paid or caused to be paid all Taxes due and payable except, in each case, Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and except, in each case, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  None of Borrower and any of its Restricted Subsidiaries has knowledge of any proposed Tax assessment against Borrower or any of its Restricted Subsidiaries that is not being actively contested by Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings and for which Borrower or such Restricted Subsidiary has not provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, except to the extent, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.12                            Properties.

(a)                                 Personal Property.  Each of Borrower and its Restricted Subsidiaries has, (i) to the knowledge of Borrower, valid ownership or licensed rights in, and all applicable rights to use (in the case of intellectual property) and (ii) good title to (in the case of all other tangible personal property), all of their respective properties and assets, in each case except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and where the failure to have such title, interest, or right would not reasonably be expected to have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (x) Permitted Liens, (y) Liens arising by operation of law and (z) minor defects in title that do not materially interfere with the ability of Borrower and its Restricted Subsidiaries to conduct their businesses.

(b)                                 Real Property.

(i)                                     Each Credit Party has good record and marketable title in fee simple to, or valid leasehold interests in, all its real property, except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.  All such properties are free and clear of all Liens (other than Permitted Liens).

(ii)                                  As of the Closing Date, set forth on Schedule 4.12, with respect to each Credit Party, is a true, correct and complete list of  all real property owned by such Credit Party having a fair market value in excess of $10,000,000. Except to the extent such failure or default would result in a Material Adverse Effect, (i) each lease and sublease to which any Credit Party is a tenant or subtenant is valid and enforceable in accordance with its terms and is in full force and effect and, (ii) to the knowledge of the Credit Parties no written notice of an event of default by the applicable tenant has been received and the applicable landlord is not in material default of any of its obligations under such lease or sublease.

Section 4.13                            Environmental Matters.  Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Borrower, become subject to any Environmental Claim, (iii) has received written notice of any Environmental Claim or (iv) has, to the knowledge of Borrower, any basis to reasonably expect that Borrower or any Restricted Subsidiary will become subject to any Environmental Claim.

Section 4.14                            No Defaults.  None of Borrower or any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15                            Material Contracts.  Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.16                            Governmental Regulation.

(a)                                 All Governmental Approvals, other than the filings and recordations contemplated by the Collateral Documents, required to be obtained by Borrower or any of its Restricted Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of Borrower or one of its Restricted Subsidiaries and are free from any conditions or requirements that Borrower could not reasonably be expected to satisfy on or prior to the date such Governmental Approval is required for the DigitalGlobe Business, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 To the knowledge of Borrower, all Governmental Approvals that have been obtained by any Person other than Borrower or any of its Restricted Subsidiaries for the DigitalGlobe Business have been duly obtained, are validly issued, are in full force and effect, are held in the name or extend to the benefit of the relevant Person and are free from any conditions or requirements that Borrower could not reasonably expect such other Person to satisfy in the ordinary course of the DigitalGlobe Business, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as provided in Schedule 4.16, the DigitalGlobe Business in all material respects conforms to and complies with all applicable covenants, conditions, restrictions and reservations in all Governmental Approvals required for the DigitalGlobe Business and all Regulations applicable thereto, except where the failure to conform or comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 None of Borrower and any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  None of Borrower and any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17                            Employee Matters.  None of Borrower and any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries, or to the knowledge of Borrower, threatened against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the knowledge of Borrower, threatened against it, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Restricted Subsidiaries, and (c) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Restricted Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 4.18                            Employee Benefit Plans.  In each case, except as would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate:

(a)                                 Borrower, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have administered and operated each Employee Benefit Plan in accordance with its terms,

(b)                                 each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status,

(c)                                  no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or reasonably is expected to be incurred by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates,

(d)                                 no ERISA Event has occurred or is reasonably expected to occur

(e)                                  as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, and

(f)                                   Borrower, each of its Restricted Subsidiaries and each of their ERISA Affiliates have complied (if and to the extent applicable) with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Restricted Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount, which, if all of such Pension Plans were terminated, would result in a Material Adverse Effect.

Section 4.19                            Solvency.  Immediately after giving effect to the Transactions occurring on or prior to the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Credit Parties, taken as a whole, will be Solvent.

Section 4.20                            Senior Indebtedness.  The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Credit Party with respect to any Indebtedness of Borrower or any Subsidiary, if any, that is, or that is required to be, subordinated in payment or lien priority to the Obligations.

Section 4.21                            Compliance with Statutes, Etc.  Each of Borrower and its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of  its property (including compliance with all applicable

Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Restricted Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.22                            Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby, when furnished and taken as a whole, contained as of the date so furnished any untrue statement of a material fact or omitted to state a material fact (known to Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made and delivered to the Lenders; provided that with respect to any projections, pro forma financial information and forward looking information and information of a general or industry-specific nature contained in such materials, Borrower represents only that the same were prepared using good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such financial or other information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such financial or other information may differ materially from the projected results.

Section 4.23                            PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.24                            Sanctioned Persons.  None of Borrower, its Subsidiaries and, to the knowledge of Borrower, the directors, officers, agents, employees, affiliates or advisors of Borrower or any Subsidiary is a Sanctioned Person; and Borrower will not directly or, to the knowledge of Borrower, indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Sanctioned Person.  Borrower, its Subsidiaries and, to the knowledge of Borrower, the directors, officers, agents, employees, affiliates and advisors of Borrower or any Subsidiary are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No Loans, Letters of Credit, use of proceeds thereof by Borrower and its Subsidiaries and other transactions contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 4.25                            Federal Reserve Regulations.

(a)                                 None of Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 4.26                            EEA Financial Institution. No Credit Party is an EEA Financial Institution

ARTICLE 5.
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under Secured Hedge Agreements or Cash Management Agreements) and cancellation or expiration or cash collateralization of or entry of other arrangements with respect to all Letters of Credit on terms reasonably satisfactory to applicable Issuing Bank, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 5.

Section 5.01                            Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent for delivery to the Lenders:

(a)                                 Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2017, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)                                 Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Borrower and reasonably satisfactory to Administrative

Agent (which report and/or the accompanying financial statements shall be unqualified and shall not contain any explanatory paragraph solely as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a certificate by such independent certified public accountants stating whether they obtained knowledge during the course of their examination of such financial statements that Borrower failed to comply with Article 7 (which certificate may be limited to the extent required by accounting rules or guidelines);

(c)                                  Compliance Certificate; Reserved Funds Report.  Commencing with the Fiscal Quarter ending March 31, 2017, together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate and a report of a Financial Officer of Borrower specifying all amounts that have been deposited in or released from the Reserved Funds Account during the period specified in the Compliance Certificate;

(d)                                 Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Borrower Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(e)                                  Notice of Default.  Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.01(e); or (iii) of the occurrence of any event or change that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f)                                   Notice of Litigation.  Promptly upon any officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(g)                                  ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that has or is reasonably expected to result in liability to Borrower in excess of $50,000,000, a written notice specifying the nature thereof, what action Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, if requested by Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning any such ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h)                                 Insurance Report.  Upon the annual renewal of the applicable insurance policy, a certificate from Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage under such policy maintained as of the date of such certificate by Borrower and its Restricted Subsidiaries;

(i)                                     Information Regarding Collateral.  Borrower will furnish to Collateral Agent all information regarding Collateral required pursuant to the Collateral Documents;

(j)                                    Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and

(k)                                 Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of Borrower to its security holders other than Borrower or another Restricted Subsidiary of Borrower and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (ii) such other information and data with respect to Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Restricted Subsidiaries and their securities.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b), and Section 5.01(k)(i) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been  posted by Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.

Section 5.02                            Existence.  Except as otherwise permitted under Section 6.07, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except (other than Borrower with respect to existence) to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, that no Credit Party (other than Borrower with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.  Borrower will continue to be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia.

Section 5.03                            Payment of Taxes.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) it is not more than 60 days overdue or (ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such  contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

Section 5.04                            Maintenance of Properties.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to:

(a)                                 Maintain, preserve and protect all of its material properties (tangible or real) and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted, and casualty or condemnation excepted, except where the failure so to maintain such properties would not reasonably be expected to have a Material Adverse Effect;

(b)                                 Make all necessary renewals, repairs, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)                                  Keep all material leases to which any Credit Party is a party in full force and effect (provided that nothing in this clause (c) shall prevent any Credit Party from terminating or not renewing any lease in connection with the relocation or closure of the leased premises or otherwise in the ordinary course of business consistent with past practices), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05                            Insurance.

(a)                                 General Coverage.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries (other than Satellites) as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Except as otherwise agreed by Collateral Agent, each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. All endorsements referred to in this Section 5.05(a) with respect to insurance currently held by or on behalf of Borrower shall be delivered no later than 30 days after the Closing Date (or such longer period as Administrative Agent agrees).

(b)                                 Satellite Coverage.

(i)                                     Launch and Initial Operations Insurance.  Prior to the launch of any Satellite not in orbit as of the Closing Date, Borrower shall procure, or cause to be procured, at its own expense, launch and initial operations insurance for a period commencing no later than the time of the launch of such Satellite and expiring thereafter, in an amount as is reasonable and customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated, such insurance to be on terms and conditions, including customary exclusions and having such deductibles, as are customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated. All endorsements referred to in this Section 5.05(b)(iii) with respect to insurance currently held by or on behalf of Borrower shall be delivered no later than 90 days after the Closing Date (or such longer period as Administrative Agent agrees).

(ii)                                  In-Orbit Insurance.  Unless the Board of Directors of Borrower shall have passed a resolution that in-orbit insurance is not available to Borrower at such time on terms that are commercially reasonable, Borrower shall use commercially reasonable efforts to procure and maintain, at its own expense, in-orbit insurance for Satellites on an aggregate basis or an individual basis, as determined by Borrower, in orbit during the commercial useful life of such Satellites, commencing immediately upon the expiration of the applicable launch and initial operations insurance coverage, such insurance to be in such amounts and on such terms and conditions as are reasonable and customary in the case of satellites having similar value and properties for companies engaged in the same or similar business or having similar properties, similarly situated,; provided, that such resolution of the Board of Directors of Borrower shall be effective for a period not in excess of 6 months; provided, further, notwithstanding the foregoing, the chief financial officer of Borrower may elect, in his or her commercially reasonable business judgment, to self-insure in-orbit insurance for any Satellite that is beyond its design life so long as the chief financial officer of Borrower has notified Administrative Agent of such election prior to the effectiveness of such self-insurance.

(iii)                               Common Terms. The Collateral Agent shall be named as additional insured and, together with Borrower as the only loss payees, as their interests may appear, on terms and conditions set forth in this clause (iii) in respect of the insurance policies required to be maintained pursuant to Section 5.05(b)(i) and Section 5.05(b)(ii). All policies of insurance required to be maintained pursuant to such Sections shall provide, either as a clause in, or an endorsement to, such policies, that (A) there shall be no recourse against the Collateral Agent or any Collateral for payment of premiums or other amounts with respect thereto, and (B) the insurers will endeavor to provide the Collateral Agent with at least 15 days’ prior written notice of reduction in coverage or amount (other than a reduction in coverage or amount resulting from a payment thereunder) or cancellation (including in the case of nonpayment of premiums) of any policy.  If Borrower fails or may fail to timely file any proof of loss, the Collateral Agent shall have the right to submit such proof of loss in the place of Borrower, subject to compliance by the Collateral Agent with the terms and conditions of the applicable policy.  Each such policy shall, either as a clause in, or an endorsement to, such policies, (X) waive any right of subrogation against the Collateral Agent (and its officers, employees, agents and insurers), (Y) provide that the insurance be primary and not excess to or contributory to any insurance or self-insurance maintained by Borrower and (Z) waive any right of the insurers to any set off or counterclaim or any other deduction (other than non- payment of premiums). All endorsements referred to in this Section 5.05(b)(iii) with respect to insurance currently held by or on behalf of Borrower shall be delivered no later than 90 days after the Closing Date (or such longer period as Administrative Agent agrees).

(iv)                              Claims Under Launch and Initial Operations Policies and Under In Orbit Policies.  Borrower shall promptly and simultaneously notify the Lenders and Borrower’s insurance broker in writing of any loss in excess of $1,000,000 covered by any insurance referred to in Section 5.05(b)(i) or Section 5.05(b)(ii) and, upon obtaining knowledge thereof, of any such potential loss and shall file a proof of loss with respect thereto with the insurers (with copies thereof sent simultaneously to the Lenders) as early as possible within the period allowed therefor in the related insurance policy (and in any event not later than the last date on which each proof of loss may be filed).

(c)                                  Flood Insurance. Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Laws. Following the Closing Date, Borrower shall deliver to Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, Borrower shall cause to be delivered to Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

Section 5.06                            Books and Records; Inspections.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives of the Lenders designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by Administrative Agent or such designated Lender once per calendar year.

Section 5.07                            Lenders’ Meetings.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders not more than once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed by Borrower and Administrative Agent, including by telephonic conference call) at such time as may be agreed to by Borrower and Administrative Agent.

Section 5.08                            Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by Borrower, its Subsidiaries and their respective directors, officers, agents, employees, affiliates and advisors of Borrower or any Subsidiary with Anti-Corruption Laws and applicable Sanctions.

Section 5.09                            Environmental.

(a)                                 Environmental Disclosure.  Borrower will reasonably and promptly deliver to Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in an Environmental Claim that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall provide with reasonable promptness documents and information from time to time that may be reasonably requested by Administrative Agent in relation to any such events or conditions.

(b)                                 Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10                            Subsidiaries. In the event that any Person becomes a direct or indirect wholly owned Domestic Subsidiary of Borrower (other than an Excluded Subsidiary), Borrower shall promptly (a) cause such wholly owned Domestic Subsidiary that is a Restricted Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and a Grantor under the Security Agreement and the Securities Pledge Agreement by executing and delivering to Collateral Agent the joinder and assumption agreements required thereunder respectively, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in the Collateral Documents.  In the event that any Person becomes a Subsidiary of Borrower, and the ownership interests of such Subsidiary are owned by Borrower or by any Guarantor, Borrower shall take, or shall cause such Guarantor to take, all of the actions referred to in the Securities Pledge Agreement necessary to grant a perfected security interest in favor of Collateral Agent, for the benefit of Secured Parties, under the Securities Pledge Agreement in the Equity Interests of each Domestic Subsidiary held by Borrower or any Guarantor and the Equity Interests of any Foreign Subsidiary held directly by Borrower or any Guarantor (provided that, in each case, no pledge shall be required of (x) Equity Interests of any Unrestricted Subsidiary or any Immaterial Subsidiary or any direct or indirect Subsidiary of any CFC or CFC Pledgor or (y) more than 65% of the outstanding voting

Equity Interests and 100% of the outstanding non-voting Equity Interests (if any) of any CFC or CFC Pledgor).  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of Borrower, and (B) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.01 and 4.02 for all purposes hereof.

Section 5.11                            Additional Material Real Estate Assets.

(a)                                 If any fee owned real properties are acquired by Borrower or any Credit Party after the Closing Date, having a value in excess of $10,000,000, Borrower will notify Administrative Agent thereof and Borrower will, no later than 90 days after such acquisition (or such longer period as agreed to by Administrative Agent in its sole discretion), cause such properties to be subjected to a mortgage Lien securing the Obligations, and will take the actions described in Schedule 5.11 to grant and perfect such mortgage Liens, all at the expense of Borrower.

(b)                                 Notwithstanding the foregoing, Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Credit Party after the Closing Date unless Administrative Agent has provided to Lenders with Revolving Commitments (i) if such Mortgaged Property relates to a property not located in a flood zone, a completed flood hazard determination with respect to such real property from a third-party vendor at least five (5) Business Days prior to entering into such Mortgage or (ii) if such Mortgaged Property relates to a property located in a flood zone, the following documents with respect to such real property at least thirty (30) days prior to entering into such Mortgage: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

Section 5.12                            Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and the other Credit Parties and all of the outstanding Equity Interests of Borrower’s Subsidiaries (subject to limitations contained in the Credit Documents and the Collateral Documents, including with respect to Foreign Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries).

Section 5.13                            Maintenance of Ratings.  Unless otherwise consented to by Agents or Requisite Lenders, at all times, Borrower shall use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to its senior secured debt and, in the case of Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Borrower.

Section 5.14                            Designation Of Restricted And Unrestricted Subsidiaries.

(a)                                 The Board of Directors may designate any Subsidiary, including an existing Subsidiary or any newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause an Event of  Default:

(i)                                     such Subsidiary does not own any Equity Interest of Borrower or any Restricted Subsidiary;

(ii)                                  Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all Investments of Borrower or its Restricted Subsidiaries in such Subsidiary;

(iii)                               any guarantee or other credit support thereof by Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.06; and

(iv)                              none of Borrower and any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b)

(i)                                     A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsection (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d).

(ii)                                  The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c)                                  Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)                                     all existing Investments of Borrower and the Restricted Subsidiaries therein (valued at Borrower’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

(ii)                                  all existing Equity Interests or Indebtedness of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii)                               all existing transactions between it and Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv)                              it is released at that time from the Guaranty, if any; and

(v)                                 it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)                                 Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i)                                     all of its Indebtedness and Disqualified Equity Interests will be deemed incurred at that time for purposes of Section 6.01, but will not be considered a sale or issuance of Equity Interests for purposes of Section 6.08, all of its Liens will be deemed incurred at that time for purposes of Section 6.02 and all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.06;

(ii)                                  Investments, in such Subsidiary by Borrower and its Restricted Subsidiaries previously charged under Section 6.06 will be credited thereunder;

(iii)                               it may be required to become a Guarantor pursuant to Section 5.10; and

(iv)                              it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e)                                  Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to Administrative Agent by promptly filing with Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of Borrower certifying that the designation complied with the foregoing provisions.

Section 5.15                            Existing Notes.  Borrower (a) shall not revoke the instruction delivered to the trustee for the Existing Notes on the Closing Date to issue an irrevocable notice of redemption with respect to the Existing Notes Redemption in respect of any Existing Notes not tendered in accordance with the Existing Notes Tender Offer and (b) shall consummate the Existing Notes Redemption with respect to any Existing Notes not tendered in accordance with the Existing Notes Tender Offer within the time period specified in the notice of redemption described in clause (a).

Section 5.16                            Post-Closing Items.  Borrower shall comply with the requires of Schedule 5.16 in the timeframes set forth therein.

ARTICLE 6.
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under Secured Hedge Agreements and Cash Management Agreements) and cancellation or expiration or cash collateralization of or entry of other arrangements with respect to all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 6.

Section 6.01                            Indebtedness.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 DAP Debt;

(c)                                  Indebtedness of any Restricted Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary; provided that (i) all such Indebtedness owing by a Credit Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) and (ii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Credit Party shall be subject to the limitations set forth in Section 6.06(d);

(d)                                 Indebtedness that

(i)                                     is either unsecured or subordinated to the Obligations on terms customary at the time for high-yield unsecured or subordinated debt securities issued in a public offering,

(ii)                                  matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Latest Maturity Date at the time such Indebtedness is incurred  (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof),

(iii)                               has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable (as determined in good faith by Borrower) to Borrower than the terms and conditions customary at the time for high-yield unsecured or subordinated debt securities issued in a public offering and

(iv)                              is incurred by Borrower or a Guarantor and shall, if guaranteed, only be guaranteed by Borrower or a Guarantor;

provided both immediately prior and after giving effect to the incurrence thereof (x) on a pro forma basis, (I) during the period from the Closing Date until the financial statements are required to be delivered for the Fiscal Quarter ended September 30, 2018, the Leverage Ratio shall not exceed 5.25 to 1.00, (II) during the period on and after which the financial statements are required to be delivered for the Fiscal Quarter ended September 30, 2018 until the financial statements are required to be delivered for the Fiscal Quarter ended June 30, 2020, the Leverage Ratio shall not exceed 5.00:1.00, or (III) during the period on and after which the financial statements are required to be delivered for the Fiscal Quarter ended June 30, 2020, the Leverage

Ratio shall not exceed 4.75 to 1.00 and (y) no Event of Default shall exist or result therefrom; and provided further that a certificate of an Authorized Officer delivered to Administrative Agent at least 4 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Borrower within 2 Business Days of receipt of such certificate that it disagrees with such determination;

(e)                                  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, surety, indemnity, statutory, appeal or similar obligations (including in connection with workers’ compensation, health, disability or other employee benefit, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business (and, in any event, not in respect of other Indebtedness for borrowed money).

(f)                                   Indebtedness in connection with Cash Management Agreements, netting or setting-off services or management, overdraft protections, cash pooling and otherwise in connection with deposit accounts or customary cash management;

(g)                                  guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Restricted Subsidiaries;

(h)                                 guaranties by Borrower of Indebtedness of a Restricted Subsidiary or guaranties by a Restricted Subsidiary of Indebtedness of Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of guaranties by a Credit Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such guaranties shall be permitted by Section 6.06;

(i)                                     Indebtedness described in Schedule 6.01 and any Permitted Refinancing thereof;

(j)                                    Indebtedness of Borrower or its Restricted Subsidiaries with respect to real property, Capital Leases, sale-lease back transactions and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed at any time $100,000,000; provided that any such purchase money Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness (or assets acquired within 180 days prior to such incurrence);

(k)                                 in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Restricted Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition,  provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Subsidiary or any guaranty that is otherwise permitted pursuant to this Section 6.01), and (ii) any Permitted Refinancing of any Indebtedness specified in subclause (i) above (including at the time such Person or assets are acquired), provided, that not more than $125,000,000 aggregate principal amount of such Indebtedness outstanding at any time (determined without regard to any Capital Leases, purchase money Indebtedness, performance bonds, industrial revenue bonds and other similar types of Indebtedness) shall be secured by a Lien;

(l)                                     Indebtedness under any Hedge Agreement not entered into for speculative purposes;

(m)                             Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in connection with permitted Investments or permitted asset sales;

(n)                                 Indebtedness consisting of promissory notes issued to present or former officers, directors or employees of any Credit Party upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise to finance the purchase or redemption of Equity Interest of Borrower, to the extent the applicable Restricted Junior Payment is permitted by Section 6.04 and in an aggregate principal amount not to exceed $15,000,000 for any Fiscal Year;

(o)                                 Indebtedness representing insurance premiums or the financing of insurance premiums owing in the ordinary course of business;

(p)                                 Indebtedness representing deferred compensation to employees of Borrower and its Restricted Subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 for any Fiscal Year;

(q)                                 (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof;

(r)                                    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;

(s)                                   Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(t)                                    Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(u)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence; and

(v)                                 other Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed at any time $100,000,000.

To the extent Indebtedness incurred under Section 6.01(k) or Section 6.01(q) is refinanced pursuant to a Permitted Refinancing, then the aggregate principal amount of such Permitted Refinancing shall be deemed to utilize the corresponding dollar basket under the relevant Section on a dollar for dollar basis to the extent the related Refinanced Indebtedness was incurred in reliance on such dollar basket and not in reliance on any ratio test.

Section 6.02                            Liens.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, or file or authorize the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)                                 Liens under the Collateral Documents in favor of Collateral Agent for the benefit of Secured Parties;

(b)                                 Liens for Taxes which are not yet delinquent for more than 60 days or which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)                                  statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 60 days) are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, retirement benefits, pensions or similar legislation, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations or letters of credit or guaranties issued in respect thereof (exclusive of obligations for the payment of borrowed money or other Indebtedness) or (iii) to secure liability for insurance claims;

(e)                                  easements, rights of way, restrictions, encroachments, and other encumbrances, defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(f)                                   any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and other statutory or common law landlords’ liens under leases;

(g)                                  Liens solely on any Cash or Cash Equivalent earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar obligation issued in the ordinary course of business (and, in any event, not in respect of other Indebtedness for borrowed money);

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignment of goods and similar arrangements entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k)                                 leases, subleases, licenses or sublicenses granted by Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not materially interfering with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole;

(l)                                     Liens described in Schedule 6.02 and modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property after the Closing Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased except to the extent permitted in a Permitted Refinancing in respect of the Indebtedness which such Lien secures;

(m)                             Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for replacements, additions and accessions to the property that are affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (ii) individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

(n)                                 Liens securing Indebtedness permitted by Section 6.01(k), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrower or its Restricted Subsidiaries and the proceeds or products thereof;

(o)                                 attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.01 or securing appeal or other surety bonds related to such judgments;

(p)                                 customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any Joint Venture or less than wholly owned Subsidiary in favor of the other parties to such Joint Venture or holders of such Equity Interests;

(q)                                 Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (or comparable foreign liens), (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) incurred in connection with a cash management program established in the ordinary course of business on the cash subject to such program;

(r)                                    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;

(s)                                   Liens securing Indebtedness permitted under Section 6.01(b);

(t)                                    Liens on insurance policies and the proceeds thereof securing the financing of the premiums thereto to the extent permitted under Section 6.01;

(u)                                 Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof;

(v)                                 other Liens on assets securing Indebtedness and other obligations in an aggregate amount not to exceed $100,000,000 at any time outstanding; and

(w)                               the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements.

Section 6.03                            No Further Negative Pledges.  No Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to

(a)                                 restrictions identified on Schedule 6.03,

(b)                                 this Agreement and the other Credit Documents,

(c)                                  covenants in documents creating Liens permitted by Section 6.02(m), if the prohibition or limitation therein is only effective against the assets financed thereby,

(d)                                 agreements for the benefit of the holders of Liens described in Section 6.02(n) and applicable solely to the property subject to such Lien,

(e)                                  covenants in documents creating Liens permitted by Section 6.02(n) prohibiting further Liens on the properties encumbered thereby,

(f)                                   provisions in intercreditor agreements governing Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Incremental Equivalent Debt that is secured which provide that if a Lien is granted on a Credit Party’s property or assets to secure the Obligations, a Lien shall be granted on the same property or assets to secure such Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt, as applicable,

(g)                                  covenants in any Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted pursuant to Section 6.01;

(h)                                 any prohibition or limitation that

(i)                                     exists pursuant to applicable law, rule, regulation or order or the terms of any governmental license, authorization, concession or permit,

(ii)                                  consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.07 pending the consummation of such sale solely with respect to such property being disposed of,

(iii)                               restricts  assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary,

(iv)                              exists in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary,

(v)                                 is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (c), (d), (f), (g) or (h)(iv), provided that such amendments and refinancings are, taken as a whole, no more materially restrictive, taken as a whole, with respect to such prohibitions and limitations than those prior to such amendment or refinancing, in each case, as determined in good faith by Borrower,

(i)                                     customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture entered into in the ordinary course of business,

(j)                                    customary provisions restricting assignments of any agreement entered into in the ordinary course of business,

(k)                                 restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business and

(l)                                     restrictions arising in connection with cash or other deposits permitted under Section 6.02 or 6.06 and limited to such cash or deposit.

Section 6.04                            Restricted Junior Payments.  No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, declare, order, pay, make or set apart any sum for any Restricted Junior Payment (other than in connection with a Permitted Refinancing thereof) except that:

(a)                                 any Restricted Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to  its equity holders with respect to any class of its Equity Interests;

(b)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may purchase Borrower’s Equity Interest from present or former officers, directors or employees upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the Board of Directors of Borrower, in an aggregate amount (net of any proceeds received by Borrower in connection with resales of any Equity Interest so purchased) not exceeding $5,000,000 in any Fiscal Year (and any such portion thereof not so used, beginning with the amount for Fiscal Year 2017, may be carried forward to subsequent Fiscal Years and applied subject to the conditions set forth in this clause (b)) and $25,000,000 in the aggregate for all periods after the Closing Date;

(c)                                  Borrower may make Restricted Junior Payments to redeem in whole or in part any of its Equity Interest for another class of its Equity Interest (including with respect to the conversion of the Existing Preferred Stock into common stock of Borrower) or rights to acquire its Equity Interest or with proceeds from substantially concurrent equity contributions to or issuances of new Equity Interests of Borrower; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interest are at least as advantageous to the Lenders as those contained in the Equity Interest redeemed thereby or are not materially adverse to the Lenders; provided, further, that the only consideration paid for any such redemption is Equity Interests of Borrower or the proceeds of any substantially concurrent equity contribution to or issuance of Equity Interest of Borrower;

(d)                                 Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained, in the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(e)                                  so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may purchase, redeem or otherwise acquire its Equity Interests for aggregate consideration not in excess of $150,000,000 for all periods after the Closing Date;

(f)                                   Borrower may declare and pay dividends or make other Restricted Junior Payments with respect to its Equity Interests payable solely in additional Equity Interests of Borrower (other than Disqualified Equity Interests);

(g)                                  so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and pay regularly scheduled dividends in respect of the Existing Preferred Stock in accordance with the terms of, and only to the extent required by, the agreement pursuant to which the Existing Preferred Stock was issued as in effect of the date hereof;

(h)                                 Borrower may make payments of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of Borrower, including the Existing Preferred Stock and other Preferred Stock;

(i)                                     additional Restricted Junior Payments in an amount not to exceed the Available Amount determined at such time; and

(j)                                    other Restricted Junior Payments not to exceed $25,000,000 in the aggregate.

Section 6.05                            Restrictions on Subsidiary Distributions.  Except as provided herein or in documentation relating to Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt or any Permitted Refinancing thereof, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Borrower to

(a)                                 pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by Borrower or any other Restricted Subsidiary of Borrower,

(b)                                 repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any other Restricted Subsidiary of Borrower,

(c)                                  make loans or advances to Borrower or any other Restricted Subsidiary of Borrower or

(d)                                 transfer, lease or license any of its property or assets to Borrower or any other Restricted Subsidiary of Borrower,

other than (in the case of each of the foregoing clauses (a) through (d)):

(i)                                     any restrictions existing under the Credit Documents,

(ii)                                  any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date,

(iii)                               any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Restricted Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to Borrower or any other Restricted Subsidiary (other than such

Restricted Subsidiary’s Restricted Subsidiaries) or the properties or assets of Borrower or any other Restricted Subsidiary (other than such Restricted Subsidiary’s Restricted Subsidiaries),

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii), of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement,

(v)                                 with respect to clause (d), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements,

(vi)                              any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary,

(vii)                           with respect to clause (d), restrictions on the transfers of assets encumbered by a Lien permitted by Section 6.02,

(viii)                        any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 6.01 if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) Borrower in good faith determines that such encumbrance or restriction will not cause Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by Borrower),

(ix)                              any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary that is acquired after the Closing Date,

(x)                                 customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.08 pending the consummation of such disposition,

(xi)                              customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures,

(xii)                           customary restrictions benefiting any holder of a Lien permitted by Section 6.02(n) restricting the transfer of the property subject thereto,

(xiii)                        any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary,

(xiv)                       customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person,

(xv)                          any other restrictions or conditions existing on the Closing Date identified on Schedule 6.05 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition),

(xvi)                       any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof),

(xvii)                    restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, and

(xviii)                 any customary restrictions in licenses or sublicenses by Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

Section 6.06                            Investments.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any Person, including any Joint Venture, except:

(a)                                 Investments in Cash and Cash Equivalents;

(b)                                 Investments owned as of the Closing Date in any Subsidiary or Joint Venture and Investments made after the Closing Date in Borrower and any wholly owned Restricted Subsidiary of Borrower that is a Guarantor;

(c)                                  Investments consisting of (i) Securities received in satisfaction or partial satisfaction of claims against financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Restricted Subsidiaries;

(d)                                 (i) Investments consisting of intercompany loans to the extent permitted under Section 6.01(c), (ii) intercompany Investments by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor and (iii) other Investments in Restricted Subsidiaries which are not Guarantors (including, without limitation, guarantee obligations with respect to obligations of any such Restricted Subsidiary, loans made to any such

Restricted Subsidiary and Investments resulting from mergers with or sales of assets to any Restricted Subsidiary) or consisting of assets acquired by a Person that is not a Credit Party, provided that such Investments in Restricted Subsidiaries that are not Guarantors shall not exceed at any time an aggregate outstanding amount (valued at cost) (but excluding all such Investments outstanding as of the Closing Date) of $75,000,000;

(e)                                  loans and advances to officers, directors and employees of Borrower and its Restricted Subsidiaries made in the ordinary course of business (including for travel, entertainment, relocation and similar expense) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(f)                                   Permitted Acquisitions; provided that the sum of the aggregate amount of Investments made, directly or indirectly, pursuant to this clause (f), the final proviso to clause (p) or the proviso to clause (q) (i) in any Person that, when such Investment is made, does not become or is not Borrower or a Guarantor or (ii) consisting of assets acquired by a Person that is not a Credit Party shall not at any time exceed an outstanding amount of $500,000,000;

(g)                                  Investments described in Schedule 6.06 and any modification, extension or renewal thereof; provided, that the amount of any such Investment is not increased at the time of such extension or renewal;

(h)                                 Hedge Agreements which constitute Investments;

(i)                                     short term trade receivables in the ordinary course of business;

(j)                                    guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(k)                                 non-cash consideration received in any disposition permitted by Section 6.08;

(l)                                     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m)                             intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(n)                                 advances of payroll payments to employees in the ordinary course of business;

(o)                                 endorsements for collection or deposit or lease, utility and other similar deposits with suppliers in the ordinary course of business and customary trade arrangements with customers consistent with past practice;

(p)                                 Investments of any Person in existence at the time such Person becomes a Subsidiary and Investments by such Person in any of its Subsidiaries in existence at the time such Person becomes a Subsidiary (provided, in each case, such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary) and any modification (but not increases), replacement, renewal or extension thereof; provided, further, that the aggregate amount of Investments made, directly or indirectly, pursuant to the proviso to clause (f), this clause (p) or the proviso to clause (q) (i) in any Person that, when such Investment is made, does not become or is not Borrower or a Guarantor or (ii) consisting of assets acquired by a Person that is not a Credit Party shall not at any time exceed an outstanding amount of $500,000,000;

(q)                                 Permitted Foreign Investments; provided, that the sum of the aggregate amount of Investments made, directly or indirectly, pursuant to the proviso to clause (f), the final proviso to clause (p) or this clause (q) (i) in any Person that, when such Investment is made, does not become or is not Borrower or a Guarantor or (ii) consisting of assets acquired by a Person that is not a Credit Party shall not at any time exceed an outstanding amount of $500,000,000;

(r)                                    Investments in Joint Ventures in an aggregate outstanding amount not at any time to exceed $100,000,000;

(s)                                   so long as no Default or Event of Default has occurred and is continuing before or immediately after giving effect thereto, any Investment in an amount not to exceed the Available Amount determined at such time;

(t)                                    other Investments (including Investments in Unrestricted Subsidiaries) in an aggregate amount for all such Investments under this clause (t) not to exceed an outstanding amount of $65,000,000 during the term of this Agreement;

(u)                                 extensions of trade credit in the ordinary course of business;

(v)                                 the licensing, sublicensing or contribution of intellectual property rights pursuant to joint research development or marketing arrangements with Persons other than Borrower and its Restricted Subsidiaries which does not interfere in any material respect with the business of Borrower or any of its Restricted Subsidiaries;

(w)                               guarantees (i) by any Credit Party of Indebtedness and other obligations of Borrower and the other Credit Parties otherwise permitted hereunder, (ii) by Borrower or any Restricted Subsidiary of Indebtedness and other obligations of any Credit Party otherwise permitted hereunder, (iii) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness and other obligations of any other Restricted Subsidiary that is not a Subsidiary Guarantor otherwise permitted hereunder and (iv) by any Credit Party of Indebtedness and other obligations of any Restricted Subsidiary that is not a Subsidiary Guarantor otherwise permitted hereunder subject, in the case of this clause (iv) to the limits set forth in Section 6.06(d) above; and

(x)                                 internal reorganizations and/or restructurings related to tax planning or related to a Permitted Acquisition and permitted pursuant to Section 6.07, which do not, individually or in the aggregate, materially detract from the value of the Collateral or the Guaranty or adversely affect in any material respect the rights of the Secured Parties in respect of the Collateral or the Guaranty.

For purposes of covenant compliance with this Section 6.06, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.  Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07                            Fundamental Changes; Acquisitions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                 (i) any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person, and (ii) any Restricted Subsidiary that is not a Guarantor may be merged with or into any other Restricted Subsidiary that is not a Guarantor or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Restricted Subsidiary that is not a Guarantor;

(b)                                 Permitted Acquisitions;

(c)                                  any Restricted Subsidiary may merge into or consolidate with any Person in order to consummate a disposition of such Restricted Subsidiary made in compliance with Section 6.08 (other than clause (l) of the definition of “Asset Sale”);

(d)                                 any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(e)                                  pursuant to any merger between Borrower or a wholly owned Restricted Subsidiary and any other Person; provided, that Borrower or such wholly owned Restricted Subsidiary, as the case may be, is the surviving entity of any such merger; and

(f)                                   Investments made in accordance with Section 6.06 (other than Section 6.06(x)).

Section 6.08                            Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (a) sales and other dispositions of assets that do not constitute Asset Sales and (b) Asset Sales; provided that, in the case of clause (b), (x) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof and (y) no less than 75% thereof shall be paid in Cash or Cash Equivalents.

Section 6.09                            Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are materially less favorable, taken as a whole (as determined in good faith by Borrower), to Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction with a Person that is not an Affiliate; provided, the foregoing restriction shall not apply to

(a)                                 any transaction between Borrower and any Guarantor or between or among Credit Parties or between or among Subsidiaries that are not Credit Parties;

(b)                                 Restricted Junior Payments may be made to the extent permitted by Section 6.04;

(c)                                  loans may be made and other transactions may be entered into by Borrower and its Restricted Subsidiaries to the extent permitted by Sections 6.01, 6.06 and 6.07;

(d)                                 any transaction with an Affiliate where the only consideration paid is Equity Interests of Borrower (other than Disqualified Equity Interests);

(e)                                  pledges of capital stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary and

(f)                                   transactions described in Schedule 6.09 and any amendments to agreements described in Schedule 6.09 to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect.

For the avoidance of doubt, this Section shall not apply to employment arrangements with, and payments of compensation, expense reimbursement, indemnification or benefits to or for the benefit of, current or former employees, officers or directors of Borrower or any Restricted Subsidiary, in each case, in their capacity as current or former employees, officers or directors of Borrower or any Restricted Subsidiary.

Section 6.10                            Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, and the Credit Parties will not and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to an extent that so doing would not be material to Borrower and its Restricted Subsidiaries, taken as a whole.

Section 6.11                            Amendments or Waivers of Organizational Documents.  No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case in a manner that is materially adverse to the Lenders, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.12                            Amendments or Waivers with Respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is to increase the cash interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or amend in a manner favorable to the Credit Parties any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

Section 6.13                            Fiscal Year.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, change its Fiscal Year end from December 31.

ARTICLE 7.
FINANCIAL COVENANT

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under Secured Hedge Agreements or Cash Management Agreements) and cancellation or expiration or cash collateralization of or entry into other arrangements with respect to all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank, Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first full Fiscal Quarter ending after the Closing Date, to exceed the ratio set forth opposite such date below with respect to the appropriate period in which such last day of the applicable Fiscal Quarter falls:

Fiscal Quarter Ended	Leverage Ratio
On or before June 30, 2018	5.50:1.00
On or after September 30, 2018 and on or before March 31, 2020	5.00:1.00
After March 31, 2020	4.75:1.00

ARTICLE 8.
GUARANTY

Section 8.01                            Guaranty of the Obligations.  Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 8.02                            Payment by Guarantors.  Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower or any other Credit Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s or any other Credit Party’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower or such other Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03                            Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower or any other Credit Party and any Beneficiary with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of Borrower and each other Credit Party and the obligations of any other guarantor (including any other Guarantor) in respect of the obligations of Borrower or any other Credit Party, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any other Credit Party or any of such other guarantors and whether or not Borrower or any other Credit Party is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may

(i)                                     renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations;

(ii)                                  settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations;

(iii)                               request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations;

(iv)                              release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations;

(v)                                 enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement or Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and

(vi)                              exercise any other rights available to it under the Credit Documents, any Secured Hedge Agreements or any Cash Management Agreements; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:

(i)                                     any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Secured Hedge Agreements or any Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(ii)                                  any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements, any of the Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement, such Cash Management Agreement or any agreement relating to such other guaranty or security;

(iii)                               the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect;

(iv)                              the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Hedge Agreements or any of the Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations;

(v)                                 any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations;

(vi)                              any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations;

(vii)                           any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and

(viii)                        any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations (other than payment in full of the Guaranteed Obligations).

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

Section 8.04                            Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries:

(a)                                 any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to

(i)                                     proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person,

(ii)                                  proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person,

(iii)                               proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or

(iv)                              pursue any other remedy in the power of any Beneficiary whatsoever;

(b)                                 any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations;

(c)                                  any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d)                                 any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations;

(e)

(i)                                     any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder,

(ii)                                  the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof,

(iii)                               any rights to set offs, recoupments and counterclaims, and

(iv)                              promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f)                                   notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under the Secured Hedge Agreements, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and

(g)                                  any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05                            Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized and subject to Section 8.10(c), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower or any other Credit Party with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower or any other Credit Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized and subject to Section 8.10(c), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or any other Credit Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower or such other Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06                            Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 8.07                            Continual Guaranty.  This Guaranty is a continuing guaranty and it, and the agreements under Article 8, shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the  Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08                            Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09                            Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Secured Hedge Agreement or Cash Management Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any other Credit Party at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Cash Management Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower or any other Credit Party.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and the other Credit Parties and their ability to perform their obligations under the Credit Documents, the Secured Hedge Agreements and the Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and the other Credit Parties and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower and the other Credit Parties now known or hereafter known by any Beneficiary.

Section 8.10                            Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower (in the case of a Guarantor other than Borrower) or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by Borrower or any other Credit Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.11                            Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 8.12                            Excluded Obligation.  With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, any Obligation (the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act is or becomes illegal, the Obligations guaranteed or secured by such Guarantor shall not include any such Excluded Obligation.

Section 8.13                            Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).    Each Qualified ECP Guarantor intends that this Section 8.13 constitute, and this Section 8.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 9.
EVENTS OF DEFAULT

Section 9.01                            Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                 Failure to Make Payments When Due.  Failure by Borrower to pay

(i)                                     when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise;

(ii)                                  when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or

(iii)                               any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b)                                 Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06, Section 5.01(e), Section 5.02 (solely with respect to Borrower), Article 6 or Article 7; or

(c)                                  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d)                                 Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.01, and such default shall not have been remedied or waived within thirty days after the receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(e)                                  Default in Other Agreements.

(i)                                     Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.01(a) or with respect to Secured Hedge Agreements) with an aggregate outstanding principal amount of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor or

(ii)                                  breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness with an aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)                                  an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries, and any such event described in this clause (f) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)                                  Borrower or any of its Material Subsidiaries  shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Material Subsidiaries  (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.01(f); or

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party (other than as permitted under Section 6.07) and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

(j)                                    Employee Benefit Plans.

(i)                                     There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(ii)                                  there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)                                 Change of Control.  A Change of Control shall occur; or

(l)                                     Guaranties, Collateral Documents and Other Credit Documents.  At any time after the execution and delivery thereof,

(i)                                     the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder,

(ii)                                  this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or

(iii)                               any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents; or

(m)                             Subordinated Indebtedness.  Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the indenture or other documents  governing such Subordinated Indebtedness, or any Credit Party, any Affiliate of any Credit Party, the trustee or agent in respect of the Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness shall so assert;

THEN, (1) upon the occurrence of any Event of Default described in Section 9.01(f) or 9.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Obligations in respect of Secured Hedge Agreements and Cash Management Agreements); provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 9.01(f) or 9.01(g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by any Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding and (E) Administrative Agent may exercise any other remedies available at law or in equity.

ARTICLE 10.AGENTS

Section 10.01                     Appointment of Agents.  Barclays Bank PLC is hereby appointed (and Barclays Bank PLC hereby accepts such appointment) Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Cash Management Agreement) and each Issuing Bank hereby authorizes Barclays Bank PLC (and Barclays Bank PLC hereby accepts such appointment) to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  None of the Arrangers, each in its capacity as such, shall have any obligations, duties or responsibilities under this Agreement.  The provisions of this Article 10 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for

Borrower or any of its Restricted Subsidiaries.  For purposes of this Article 10, “Agent” shall refer to each of Administrative Agent and Collateral Agent.

Section 10.02                     Powers and Duties.

(a)                                 No Agent shall have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05), and (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05) or in the absence of its own gross negligence or willful misconduct.  Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document , (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article 3 or elsewhere herein or in any other Credit Document or other agreement, instrument or document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b)                                 Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.03                     General Immunity.

(a)                                 No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)                                 Exculpatory Provisions.  No Agent, Arranger nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders or any other Secured Party for any action taken or omitted by any Agent or Arranger under or in connection with any of the Credit Documents except to the extent caused by such Agent’s or Arranger’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05).

(c)                                  Delegation of Duties.  Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable.  Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any Affiliates of Administrative Agent and Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 10.04                     Agents Entitled to Act as Lender.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 10.05                     Lenders’ Representations, Warranties and Acknowledgment.

(a)                                 Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement, an Incremental Amendment, a Refinancing Amendment or an Extension Amendment and funding its Term Loans and/or Revolving Loans on the Closing Date or thereafter or by the funding of any New Term Loans, New Revolving Loans, Replacement Revolving Loans or Replacement Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loan, New Revolving Loans, Replacement Revolving Loans or Replacement Term Loans.

Section 10.06                     Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and Issuing Bank, to the extent that such Agent or Issuing Bank shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Issuing Bank’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent or Issuing Bank for any purpose shall, in the opinion of such Agent or Issuing Bank, be insufficient or become impaired, such Agent or Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07                     Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a)                                 Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (1) 30 days after delivery of the notice of resignation, (2) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (3) such other date, if any, agreed to by Borrower and the Requisite Lenders; provided that Borrower’s consent shall not be required pursuant to this clause (3) at any time an Event of Default shall be continuing.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent by the time Administrative Agent’s resignation is effective pursuant to the preceding sentence, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent until such time as a successor Collateral Agent is appointed.  Any successor Administrative Agent shall be a financial institution with an office in the United States or an Affiliate of any such financial institution with an office in the United States.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of Barclays Bank PLC or its successor as Administrative Agent pursuant to this Section shall also constitute notice of the resignation of Barclays Bank PLC or its successor as Collateral Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 10.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder and under the other Credit Documents.

(b)                                 In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders and Borrower provided that Borrower’s consent shall not be required pursuant to this clause (iii) at any time an Event of Default shall be continuing.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and in consultation with Borrower, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by the Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c)                                  Any resignation of Barclays Bank PLC or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of Barclays Bank PLC or its successor as Swing Line Lender and as Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender and an Issuing Bank for all purposes hereunder.  In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

Section 10.08                     Collateral Documents and Guaranty.

(a)                                 Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Cash Management Agreement.  Subject to Section 11.05, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets to a party other than a Credit Party  permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 8.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented.

(b)                                 Right to Realize on Collateral.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the

Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)                                  Rights under Secured Hedge Agreements, Cash Management Agreements.  No Secured Hedge Agreement or Cash Management Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 13 of the Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)                                 Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, (i) when all Obligations (other than obligations in respect of any Secured Hedge Agreement, any Cash Management Agreement and contingent indemnification obligations for which no claim has been made) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or such Letters of Credit shall be cash collateralized in full in a manner reasonably acceptable to the applicable Issuing Bank or shall otherwise have been backstopped in a manner acceptable to the applicable Issuing Bank), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or any Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranteed Obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Cash Management Agreements, (ii) upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or any Cash Management Agreement) take such actions as shall be required to subordinate any Lien on any property granted to Collateral Agent to the holder of a Lien permitted by Section 6.02(g), (m), (q), (s) (in the case of clause (s), to the extent required pursuant to and subject to the limitations set forth in Section 2(b) of the Security Agreement) or (t) or to evidence the release of any Lien on any property granted to Collateral Agent to the holder of a Lien permitted by Section 6.02(g), (m) or (s) (in case of clause (s), to the extent required pursuant to and subject to the limitations set forth in Section 2(b) of the Security Agreement) and (iii) upon the request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or any Cash Management Agreement) take such action as shall be requested by Borrower having the effect of releasing Collateral disposed of pursuant to an asset sale or other disposition permitted pursuant to Section 6.08 or having the effect of releasing a Guaranty of a Credit Party that ceases to be a Subsidiary who is required to be a Guarantor hereunder pursuant to an asset sale or other disposition permitted pursuant to Section 6.08 or a designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.14; provided, upon any Person ceasing to be a Credit Party pursuant to this Section 10.08(d), Borrower shall be deemed to incur an Investment in such Person equal to the fair market value of the Equity Interests of such Person owned, directly or indirectly, by Borrower or any Restricted Subsidiary (after giving effect to such permitted asset sale, other disposition or designation).  Any such release of Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of  the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE 11.
MISCELLANEOUS

Section 11.01                     Notices.

(a)                                 Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 2.24 or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent or Collateral Agent shall be effective until received by such Agent or Collateral Agent as applicable; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by Administrative Agent from time to time.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to any Agent, Collateral Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Article 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)                                  Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)                               The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)                              Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(c)                                  Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that

(i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

Section 11.02                     Expenses.  Borrower agrees to pay promptly

(a)                                 all the actual and reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and Arrangers and their respective Affiliates in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including the reasonable and documented fees, expenses and disbursements of one primary counsel and, if necessary, one local counsel in each relevant jurisdiction and if there is a conflict of interest, one additional counsel and local counsel to each group of similarly situated Persons taken as a whole);

(b)                                 all other actual and reasonable out-of-pocket costs and expenses incurred by each Agent, Collateral Agent and Issuing Bank and their respective Affiliates in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents including in connection with creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one primary counsel and, if necessary, one local counsel in each relevant jurisdiction and if there is a conflict of interest, one additional counsel and local counsel to each group of similarly situated Persons taken as a whole, and any consents, amendments, waivers or other modifications thereto; and

(c)                                  after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, Collateral Agent, Issuing Bank and Lender and their respective Affiliates in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.03                     Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Collateral Agent, Issuing Bank, Swing Line Lender, Arranger and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x)(i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under the terms of this Agreement by such Indemnitee, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (y) any proceeding between and among Indemnitees (other than any proceeding against any Indemnitee in its capacity or role as Arranger, Agent, Collateral Agent, Swing Line Lender or Issuing Bank) that does not involve an act or omission by Borrower or any of its Affiliates.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each Credit Party or each Lender, each Agent, Collateral Agent, Swing Line Lender, Issuing Bank or Arranger, as applicable, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor provided that nothing contained in this sentence shall limit the indemnity obligations of the Credit Parties set forth in this Section 11.03.

(c)                                  Each Credit Party also agrees that no Lender, Agent, Collateral Agent, Issuing Bank, Swing Line Lender or Arranger nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of, or (y) a material breach by, such Lender, Agent, Collateral Agent, Issuing Bank, Swing Line Lender or Arranger or its respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.  In no event will any Lender, Agent, Collateral Agent, Issuing Bank, Swing Line Lender, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s, Collateral Agent’s, Issuing Bank’s, Swing Line Lender’s, Arranger’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)                                 This Section 11.03 shall not apply to any Taxes, which shall be governed solely by Sections 2.19 and 2.20, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 11.04                     Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.05                     Amendments and Waivers.

(a)                                 Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (other than (x) the Agency Fee Letter and (y) any documents or certificates executed by Borrower in favor of any Issuing Bank relating to Letters of Credit, which may be amended, modified, terminated, or waived, or in respect of which consents to any departure therefrom by any Credit Party may be given, by, in the case of clause (x), Barclays Bank PLC and, in the case of clause (y), such Issuing Bank); provided that, notwithstanding anything herein to the contrary, Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to (i) cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank, (ii) as provided in clause (d) of this Section 11.05 or (iii) to provide for any amendments as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Section 2.23, Section 2.25 or clause (f) of the definition of “Permitted First Priority Refinancing Debt”.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note;

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)                               extend the stated expiration date of any Letter of Credit beyond the applicable Revolving Commitment Termination Date;

(iv)                              reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder; provided that only the consent of the Requisite Lenders shall be necessary to change the definition of Leverage Ratio or the component definitions thereof;

(v)                                 extend the time for payment of any such interest or fees;

(vi)                              reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)                           amend, modify, terminate or waive any provision of (A) Section 2.13(b)(ii) (with respect to the reduction of the Revolving Commitments of each Lender proportionately to its Pro Rata Share), (B) this Section 11.05(b), Section 11.05(c) or (C) any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)                        amend the definition of “Requisite Lenders” or “Pro Rata Share” or any provision of Section 2.17; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; provided, further that if such amendment affects only Lenders under the Term Loan or Lenders under the Revolving Loan, then with the consent of all Lenders in the relevant Class (being determined as if such Class were the only Class then outstanding);

(ix)                              release all or substantially all of the Collateral or all or substantially all of the value of the Guaranty except as expressly provided in the Credit Documents; or

(x)                                 consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as expressly permitted by Sections 6.07 and 6.08; or

(xi)                              amend Section 2.16(h) hereof or Section 9 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby;

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii) (other than clause (A) thereof, in respect of which all Revolving Loan Lenders shall be deemed affected thereby), (viii) (other than as set forth in the provisos thereto), (ix) and (x).

(c)                                  Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)                                     increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)                                  amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)                               alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)                              amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of Administrative Agent and of each Issuing Bank or otherwise amend, modify, terminate or waive any provision hereof relating to the Letter of Credit Sublimit or Letters of Credit without the written consent of each Issuing Bank adversely affected thereby;

(v)                                 amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements and Cash Management Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Cash Management Agreement”, “Obligations” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi)                              amend, modify, terminate or waive any provision of Article 10 as the same applies to any Agent or Collateral Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent or Collateral Agent, in each case without the consent of such Agent or Collateral Agent, as applicable; or

(vii)                           waive any Default or Event of Default solely for purposes of Section 3.02 without the written consent of Revolving Loan Lenders holding a majority of the Revolving Exposure.

(d)                                 Refinancing Amendments.

(i)                                     In addition, notwithstanding Sections 11.05(a), (b) and (c), this Agreement may be amended with the written consent of Administrative Agent, Borrower and the Lenders (who must be Eligible Assignees) providing the Replacement Term Loans (as defined below) and/or the Replacement Revolving Commitments (as defined below), as applicable (such amendment, a “Refinancing Amendment”), to permit on a pro rata basis as among the Lenders with respect to any Series of Loans being refinanced:

(A)                               the refinancing of all or a portion of the outstanding Term Loans of any given Series (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that

(1)                                 the aggregate principal amount (exclusive of premiums and other costs) of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans,

(2)                                 substantially concurrently with the incurrence of such Replacement Term Loans, 100% of the proceeds thereof (net of customary fees, commissions, costs and other expenses incurred in connection with such Replacement Term Loan) shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith),

(3)                                 such Replacement Term Loans will rank pari passu in right of payment and security with the other Loans and Commitments hereunder,

(4)                                 the Replacement Term Loan Maturity Date of such Replacement Term Loans shall not be prior to the Term Loan Maturity Date of such Refinanced Term Loans,

(5)                                 the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans),

(6)                                 such Replacement Term Loans are not at any time guaranteed by any Person other than the Guarantors or secured by any asset that is not Collateral and

(7)                                 all other terms applicable to such Replacement Term Loans (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for term loans at the time of the issuance of such Replacement Term Loans and shall not be materially more favorable (as determined in good faith by Borrower) to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing; and/or

(B)                               the refinancing of all or a portion of the outstanding Revolving Commitments of a given Series (“Refinanced Revolving Commitments” and each Lender holding Refinanced Revolving Commitments, a “Refinanced Revolving Lender”) with replacement revolving commitments (“Replacement Revolving Commitments” and each Lender providing a Replacement Revolving Commitment, a “Replacement Revolving Lender”) hereunder; provided that

(1)                                 the aggregate principal amount (exclusive of premiums and other costs) of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments,

(2)                                 substantially concurrently with the effectiveness of such Replacement Revolving Commitments, all or an equivalent portion of the Refinanced Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Lenders providing such Revolving Loans, shall be repaid or paid,

(3)                                 such Replacement Revolving Commitments will rank pari passu in right of payment and security with the other Loans and Commitments hereunder,

(4)                                 the Replacement Revolving Commitment Termination Date of such Replacement Revolving Commitments shall not be prior to the Revolving Commitment Termination Date of such Refinanced Revolving Commitments,

(5)                                 such Replacement Revolving Commitments are not at any time guaranteed by any Person other than the Guarantors or is secured by any asset that is not Collateral and

(6)                                 except as to interest rates, fees and final maturity date (which, subject to Section 11.05(d)(i)(B)(4), shall be determined by the Borrower and set forth in the relevant Refinancing Amendment), such Replacement Revolving Commitments, and the related outstandings, shall be on the same terms and pursuant to documentation applicable to the Revolving Commitments then outstanding (except to the extent necessary to provide for covenants and other terms applicable to any period after the

Latest Maturity Date in effect immediately prior to such refinancing or if such terms are added for the benefit of the Lenders); provided that

(I)                                   the borrowing and repayment (except for (X) payments of interest and fees at different rates on such Replacement Revolving Commitments (and related outstandings), (Y) repayments required upon the maturity date of the non-refinanced Revolving Commitments and (Z) subject to clause (III) below, repayments made in connection with a permanent repayment and termination of Revolving Commitments) of Revolving Loans made pursuant to Replacement Revolving Commitments after the date of the applicable Refinancing Amendment shall be made on a pro rata basis with all other Revolving Loans made pursuant to Revolving Commitments,

(II)                              all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by all Revolving Loan Lenders with Revolving Commitments in accordance with their Applicable Percentage,

(III)                         the permanent repayment of Revolving Loans with respect to, and termination of, Replacement Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any Series on a non-pro rata basis as compared to any other Series with a later maturity date than such Series,

(IV)                          assignments and participations of Replacement Revolving Commitments and Replacement Revolving Loans shall be governed by the same assignment and participation provisions applicable to all other Revolving Commitments and Revolving Loans, and

(V)                               at no time shall there be more than two Series of Revolving Commitments hereunder.

(ii)                                  On the effective date of a Refinancing Amendment on which Replacement Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each Replacement Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “Replacement Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and each Lender providing such Replacement Revolving Commitments shall become a Lender with respect to such Replacement Revolving Commitments and all matters relating thereto.  On the effective date of a Refinancing Amendment on which Replacement Term Loans are effected, subject to the satisfaction of the foregoing terms and conditions, each Replacement Term Loan shall be deemed for all purposes a Term

Loan and each Lender providing such Replacement Term Loans shall become a Lender with respect to such Replacement Term Loans and all matters relating thereto.

(iii)                               With respect to all Refinancing Amendments consummated by the Borrower pursuant to this Section 11.05(d), repayment in connection with such Refinancing Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 and Section 2.14.  Administrative Agent and the Lenders hereby consent to such Refinancing Amendments and the other transactions contemplated by this Section 11.05(d) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Replacement Term Loans, Replacement Revolving Loans and/or Replacement Revolving Commitments on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.17 or any other pro rata payment section) or any other Credit Document that may otherwise prohibit or restrict any such Refinancing Amendment or any other transaction contemplated by this Section 11.05(d).

(e)                                  Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f)                                   Collateral.  Without the consent of any other Person, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or to effect the release or subordination of the Liens on any Collateral to the extent contemplated by Section 10.08(d).

(g)                                  Replacement of Non-Consenting Lenders.  If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, Borrower may replace such non-consenting Lender in accordance with Section 2.22(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

Section 11.06                     Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  Except as expressly permitted by Section 6.07 and 6.08, no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, the Collateral Agent and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  No Lender may assign or sell participations in its Loans or Commitments to any person that is not an Eligible Assignee; provided, to the extent a Loan or Commitment is assigned to a person that is not an Eligible Assignee, the Borrower may replace such assignee in accordance with Section 2.22(b).  No Lender may assign, sell participations in, or otherwise transfer any of its rights or obligations hereunder other than in compliance with this Section 11.06.

(b)                                 Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.06(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)                                  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)                                     to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”, upon the giving of notice to Borrower and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to by each Issuing Bank and the Swing Line Lender (such consent not to be unreasonably withheld or delayed); and

(ii)                                  to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee”, upon consent by Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Borrower, required with respect to Term Loans or Term Loan Commitments during the initial syndication of Term Loans and Term Loan Commitments to persons identified to and agreed by the Borrower in writing prior to the Closing Date) and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to by each Issuing Bank, the Swing Line Lender and Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than (I) $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (II) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

Notwithstanding anything herein to the contrary, no such assignment shall be made to any Person that is not an Eligible Assignee; provided that no Agent shall have any liability or responsibility to monitor, police or control any assignments to Disqualified Lenders.

(d)                                 Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement (i) via an electronic settlement system acceptable to Administrative Agent or (ii) if previously agreed with Administrative Agent, manually execute and deliver to Administrative Agent an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that such registration and processing fee (x) shall not be payable in connection with an assignment by or to Barclays Bank PLC or any respective Affiliate thereof, (y) shall not be payable in the case of an assignee which is already a Lender or is an Affiliate or an Approved Fund of a Lender or a Person under common management with a Lender) or (z) may be waived or reduced by Administrative Agent.

(e)                                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)                                   Effect of Assignment.  Subject to the terms and conditions of this Section 11.06, as of the Assignment Effective Date

(i)                                     the assignee thereunder shall have the rights and obligations of a Lender hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a Lender for all purposes hereof;

(ii)                                  the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder);

(iii)                               the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and

(iv)                              if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes (if any) to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)                                  Participations.

(i)                                     Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  Each Lender that sells a participation pursuant to this Section 11.06(g) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it records the names and addresses of each participant (a “Participant”) and the amount and terms of its participations (including principal amounts and interest thereon from time to time) (each, a “Participant Register”) and no sale of a participation shall be effective unless and until recorded in the applicable Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan, Commitment or Obligation, as the case may be, for all purposes under this Agreement, notwithstanding any notice to the contrary; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such holder’s consent is required for the Lender to approve any amendment, modification or waiver that would (A) extend the final scheduled maturity or any scheduled principal payment of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the applicable Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the value of the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)                               Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f), it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.19, 2.20 and 2.22 as if such participant were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section and (B) shall not be entitled to receive any greater payments under Sections 2.19 and 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.22 with respect to any participant.

(h)                                 Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 11.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that no such pledge or assignment shall substitute the applicable Federal Reserve Bank or other central bank, pledgee or trustee for such Lender as a party hereto.

Section 11.07                     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08                     Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.02, 11.03 and 11.04 and the agreements of Lenders set forth in Section 2.17, 10.03(b) and 10.06 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09                     No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent, the Collateral Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements or Cash Management Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10                     Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit

Party makes a payment or payments to Administrative Agent, Collateral Agent, any Issuing Bank, Swing Line Lender or any Lender (or to Administrative Agent or Collateral Agent, on behalf of any Lender, Swing Line Lender or Issuing Bank), or any Agent, Collateral Agent, Issuing Bank, Swing Line Lender or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11                     Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12                     Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and (subject to Section 10.08(b)), each Lender shall be entitled to protect and enforce its rights arising herefrom and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13                     Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14                     APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 11.15                     CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE,

COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS, COLLATERAL AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 11.16                     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS

HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17                     Certain Regulatory Matters.   It is the intent of Borrower and its Restricted Subsidiaries, Administrative Agent and the Lenders that all parties hereto and the consummation of the transactions contemplated hereby shall comply with all laws, regulations and orders of any applicable Governmental Authority.  In the event such parties take any action hereunder or under any other Credit Document or exercise any rights or remedies in connection herewith or therewith, Borrower and each Restricted Subsidiary of Borrower each agrees to cooperate with each Lender and Administrative Agent in taking actions as may be reasonably requested in order for such parties to obtain all necessary approvals or orders or similar authorizations from, or make all filings, notices or declarations before, any Governmental Authority, including without limitation, the FAA, FCC, NOAA or Directorate of Defense Trade Controls.

Section 11.18                     Confidentiality.  Each Agent (which term shall for the purposes of this Section 11.18 include Arrangers and the Collateral Agent), and each Lender (which term shall for the purposes of this Section 11.18 include the Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make

(a)                                 disclosures of such information to Affiliates, officers, directors, employees and other representatives of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.18 on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential),

(b)                                 disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.18 or other provisions at least as restrictive as this Section 11.18),

(c)                                  disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender,

(d)                                 disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document,

(e)                                  disclosures required or requested by any governmental agency, representative thereof, by the NAIC or by a regulatory authority (including any self-regulatory authority) having jurisdiction over an Agent, a Lender or their respective Affiliates or pursuant to legal, judicial, administrative or other compulsory process or otherwise required by applicable law or regulations; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information,

(f)                                   disclosures of information that becomes publicly available (other than by reason of disclosure by the Lenders or Agents in breach of this Section 11.18) or that is received from an unaffiliated third party that is not subject to a confidentiality agreement with Borrower and

(g)                                  disclosures made with the consent of Borrower.

In addition, each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 11.19                     Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 11.20                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 11.21                     Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.    This Agreement and the other Credit Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertaking, representations or warranties by any Arranger, any Agent, Collateral Agent, any Issuing Bank, Swing Line Lender or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 11.22                     PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 11.23                     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.24                     No Fiduciary Duty.  Each Agent, the Collateral Agent, each Issuing Bank, Swing Line Lender, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 11.25                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(c)                                  a reduction in full or in part or cancellation of any such liability;

(d)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; and

(e)                                  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, an Issuing Bank and Swing Line Lender

By:	/s/Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

DIGITALGLOBE, INC., as Borrower

By:	/s/Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	Executive Vice President, Chief Financial Officer

Guarantors

DG CONSENTS SUB, INC.

By:	/s/Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

DIGITALGLOBE INTERNATIONAL, INC.

By:	/s/Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

DIGITALGLOBE INTELLIGENCE SOLUTIONS, INC.

By:	/s/Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

GEOEYE MISSOURI INC.

By:	/s/Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

[Signature Page to Credit and Guaranty Agreement]

i5, INC.

By:	/s/ Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

THE RADIANT GROUP, INC.

By:	/s/ Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

THE HUMAN GEO GROUP LLC

By:	/s/ Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

DAGGER NETWORKS, LLC

By:	/s/ Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

RAI GOVERNMENT SERVICES LLC

By:	/s/ Todd M. Stockard
Name:	Todd M. Stockard
Title:	Vice President, Treasurer

[Signature Page to Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A.,
as an Issuing Bank and Lender

By:	/s/ Laura Woodward
Name:	Laura Woodward
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as an Issuing Bank and Lender

By:	/s/ Nathan Rantala
Name:	Nathan R. Rantala
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as an Issuing Bank and Lender

By:	/s/ Matthew Hillman
Name:	Matthew Hillman
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA,
as an Issuing Bank and Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

BANK OF AMERICA, N.A.,
as an Issuing Bank and Lender

By:	/s/ Satish Chander
Name:	Satish Chander
Title:	SVP

[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as an Issuing Bank and Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A to Credit

and Guaranty Agreement

Lender	Percentage	Term Loan Commitment Amount	Revolver Commitment Amount
Barclays Bank PLC	23.75%	$302,812,500.00	$47,500,000.00
JPMorgan Chase Bank, N.A.	14.25%	$181,687,500.00	$28,500,000.00
Morgan Stanley Senior Funding, Inc.	14.25%	$181,687,500.00	$28,500,000.00
Bank of America, N.A.	14.25%	$181,687,500.00	$28,500,000.00
Goldman Sachs Bank USA	14.25%	$181,687,500.00	$28,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	14.25%	$181,687,500.00	$28,500,000.00
Wells Fargo Bank, National Association	5%	$63,750,000.00	$10,000,000.00
Total	100.00%	$1,275,000,000.00	$200,000,000.00

APPENDIX A

APPENDIX B to Credit

and Guaranty Agreement

Party	Notice Addresses
Credit Party

DigitalGlobe, Inc.
1300 West 120th Avenue
Westminster, Colorado 80234
Attention: Todd Stockard
Email: tstockard@digitalglobe.com

and

DigitalGlobe, Inc.
Attn: Legal Department
1300 W. 120th Avenue
Westminster, CO 80234
Attention: Legal Department

Collateral Agent and Administrative Agent

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Sean Duggan
Tel: + 1 -212-320 6116
Facsimile: 212-526-5115
Email: sean.duggan@barclays.com

with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Direct Dial: +1.212.906.1245
Facsimile: +1.212.260.4933
Attention: Michele Penzer
Telephone: (212) 906-1245
Email: Michele.penzer@lw.com

Issuing Banks

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
International Operations Department (IOD)
MUFG Union Bank, N.A.
Harborside Financial Center, 500 Plaza III
Jersey City, NJ 07311
Attention: Antonina Bondi
Telephone: (201) 413-8823
Facsimile: (201) 521-2336
Email: abondi@us.mufg.jp;
IOD_SBLC@us.mufg.jp

APPENDIX B to Credit

and Guaranty Agreement

Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Email: gs-sbd-admin-contacts@ny.email.gs.com
Tel: (212)902-1099
Fax: (917)977-3966

Morgan Stanley Senior Funding, Inc.
Morgan Stanley Loan Servicing
1300 Thames Street Wharf, 4th floor
Baltimore, MD 21231
Tel: 443-627-4335
Fax: 718-233-2140
msloanservicing@morganstanley.com

Bank of America, N.A
Andrew Barrilleaux
Republic Plaza
370 17th St. Suite 5195
Denver, Co 80202

and

Sandra Wiltgen
7545 Ashworth Rd Suite 160
West Des Moines, IA 50266

Wells Fargo Bank, National Association
1525 West W. T. Harris Blvd
1st Floor
Charlotte, NC
28262-8522

JPMorgan Chase Bank, N.A.
10 S Dearborn St, Chicago, IL, 60603
Chicago.LC.Agency.Activity.Team@JPMChase.com

SCHEDULE 4.01
TO
CREDIT AND GUARANTY AGREEMENT

Jurisdictions of Organization

DigitalGlobe, Inc. — Delaware

Dagger Networks, LLC  — Delaware

DG Consents Sub, Inc. — Delaware

DigitalGlobe Australia Pty. Ltd. - Australia

DigitalGlobe China Ventures LLC — Colorado

DigitalGlobe Holdings, Inc. - Delaware

DigitalGlobe International Asia Pacific Pte. Ltd. - Singapore

DigitalGlobe International, Inc. — Colorado

DigitalGlobe Intelligence Solutions, Inc.  — Delaware

GeoEye Missouri Inc. — Missouri

GeoEye Netherlands B.V. — Netherlands

GeoEye Middle East Limited — UAE

i5, Inc. — Missouri

RAI Government Services LLC — Virginia

Spatial Energy GmbH - Austria

Spatial Energy, LLC - Colorado

The Human Geo Group LLC  — Delaware

The Radiant Group, Inc. — Colorado

Timbrio Inc. - Delaware

SCHEDULE 4.02
TO
CREDIT AND GUARANTY AGREEMENT

Equity Interests and Ownership

Current Legal Entities Owned	Record Owner	Percent Owned
DG Consents Sub, Inc.	DigitalGlobe, Inc.	100%
DigitalGlobe China Ventures LLC	DigitalGlobe, Inc.	100%
DigitalGlobe International, Inc.	DigitalGlobe, Inc.	100%
DigitalGlobe Intelligence Solutions, Inc.	DigitalGlobe, Inc.	100%
GeoEye Missouri Inc.	i5, Inc.	100%
i5, Inc.	DigitalGlobe, Inc.	100%
GeoEye Netherlands, B.V.	DigitalGlobe, Inc.	100%
GeoEye Middle East Ltd.	DigitalGlobe, Inc.	100%
DigitalGlobe International Asia Pacific Pte Ltd. (f/k/a Asia Pte Ltd.)	DigitalGlobe, Inc.	100%
DigitalGlobe Holdings, Inc. (f/k/a Tomnod, Inc.)	DigitalGlobe, Inc.	100%
Spatial Energy, LLC	DigitalGlobe, Inc.	100%
Spatial Energy GmbH	Spatial Energy, LLC	100%
Timbrio Inc.	DigitalGlobe, Inc.	100%
DigitalGlobe Australia Pty. Ltd.	DigitalGlobe, Inc.	100%

Current Legal Entities Owned	Record Owner	Percent Owned
The Radiant Group, Inc.	DigitalGlobe, Inc.	100%
The Human Geo Group LLC	The Radiant Group, Inc.	100%
Dagger Networks, LLC	The Radiant Group, Inc.	100%
RAI Government Services LLC	The Radiant Group, Inc.	100%

Convertible/Exchangeable Equity Interests

Existing Preferred Stock

SCHEDULE 4.12
TO
CREDIT AND GUARANTY AGREEMENT

Real Estate Assets

None.

SCHEDULE 4.15
TO
CREDIT AND GUARANTY AGREEMENT

Material Contracts

EnhancedView Imagery Acquisition Contract, by and between DigitalGlobe, Inc. and National Geospatial—Intelligence Agency, dated August 6, 2010, as amended, modified or supplemented

SCHEDULE 4.16
TO
CREDIT AND GUARANTY AGREEMENT

Governmental Regulation

None.

SCHEDULE 5.11
TO
CREDIT AND GUARANTY AGREEMENT

Mortgage Requirements

In accordance with Section 5.11 of this Agreement with respect to any fee owned real properties acquired by Borrower or any Credit Party after the Closing Date having a value in excess of $10,000,000, if requested by the Administrative Agent, Borrower shall, and shall cause each Credit Party to, deliver to the Administrative Agent:

(i)                                     a Mortgage, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and is in form suitable for filing and recording in the appropriate filing office to create a valid and subsisting perfected Lien, excepting only Permitted Liens, on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent. The face amount of any such Mortgage shall be limited to the purchase price or appraised value of the applicable property to the extent the mortgage recording tax, or an equivalent fee or charge, in the applicable jurisdiction would be on an amount exceeding said purchase price or appraised value;

(ii)                                  title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements as reasonably requested by Lender to the extent available at a premium that is not excessive, and in amounts reasonably acceptable to the Administrative Agent, which shall not in any case exceed the appraised value of the property, issued, coinsured and reinsured by title insurers selected by Borrower and reasonably acceptable to the Administrative Agent, insuring the applicable Mortgages to be valid first and subsisting perfected Liens on the property described therein, free and clear of all Liens, excepting only Permitted Liens and other customary exceptions to title (so long as the same would not materially impact the value of the property);

(iii)                               no later than (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Agreement, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g. countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”);

(iv)                              if reasonably requested by the Administrative Agent, American Land Title Association/American Congress on Surveying and Mapping form surveys, to the extent available and customary in the applicable jurisdiction or such other form as is reasonably acceptable to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, and appropriate given the jurisdiction, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations; new or updated surveys will not be required if an existing survey is available and survey coverage is available for the title insurance policies without the need for such new or updated surveys;

(v)                                 favorable opinions of local counsel to the Credit Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in customary form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              if reasonably requested by the Administrative Agent, and otherwise received by Borrower, an appraisal of each of the properties described in the Mortgages;

(vii)                           evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters discussed in this Schedule 5.11.

SCHEDULE 5.16

TO

CREDIT AND GUARANTY AGREEMENT

1.              Intellectual Property

a.              The Borrower shall file with the United States Patent and Trademark Office (“USPTO”), on or prior to the date that is thirty (30) days after the Closing Date (or such longer period as the Collateral Agent may reasonably agree), appropriate documentation in order for the ownership records at the USPTO for each item of IP whose record owner is a non-grantor entity to reflect a clean and unbroken chain of title to the Grantor owner set forth below:

TRADEMARKS:

Trademark	Reg. No.	Reg. Date	Owner
PREDICT. PREPARE. PROTECT.	3903555	1/11/2011	DigitalGlobe Intelligence Solutions, Inc.
IKONOS	2650079	11/12/2002	DigitalGlobe Intelligence Solutions, Inc.
ROADTRACKER	3482049	8/5/2008	DigitalGlobe Intelligence Solutions, Inc.
CARTERRA	2105901	10/14/1997	DigitalGlobe Intelligence Solutions, Inc.
CARTERRA	2047487	3/25/1997	DigitalGlobe Intelligence Solutions, Inc.
SMART EXTRACT	2612551	8/27/2002	The Radiant Group, Inc.
AFIX TRACKER	2317888	2/15/2000	The Radiant Group, Inc.
AFIX	1959199	2/27/1996	The Radiant Group, Inc.

PATENTS:

Patent Title	Patent No.	Issue Date	Owner
ENHANCING THE RESOLUTION OF MULTI-SPECTRAL IMAGE DATA WITH PANCHROMATIC IMAGE DATA USING SUPER RESOLUTION PAN- SHARPENING	5949914	9/7/1999	DigitalGlobe, Inc.
ESTIMATION OF COEFFICIENTS FOR A RATIONAL POLYNOMIAL CAMERA MODEL	7421151	9/2/2008	DigitalGlobe, Inc.
IMAGE WARP	7269299	9/11/2007	DigitalGlobe, Inc.
IMAGE WARP	7613362	11/3/2009	DigitalGlobe, Inc.
SEMI-AUTOMATIC EXTRACTION OF LINEAR FEATURES FROM IMAGE DATA	8155391	4/10/2012	DigitalGlobe, Inc.
SEMI-AUTOMATIC EXTRACTION OF LINEAR FEATURES FROM MULTISPECTRAL IMAGE DATA	7653218	1/26/2010	DigitalGlobe, Inc.

TONAL BALANCING OF MULTIPLE IMAGES	7236646	6/26/2007	DigitalGlobe, Inc.
TONAL BALANCING OF MULTIPLE IMAGES	7317844	1/8/2008	DigitalGlobe, Inc.
ANALYSIS OF MULTISPECTRAL DATA FOR EXTRACTION OF CHLOROPHYLL CONTENT	6366681	4/2/2002	DigitalGlobe, Inc.
APPARATUSES AND METHODS FOR MAPPING IMAGE COORDINATES TO GROUND COORDINATES	6735348	5/11/2004	DigitalGlobe, Inc.
SYSTEM FOR MATCHING NODES OF SPATIAL DATA SOURCES	6408085	6/18/2002	DigitalGlobe, Inc.
SEMI-AUTOMATIC EXTRACTION OF LINEAR FEATURES FROM IMAGE DATA	8488845	7/16/2013	DigitalGlobe, Inc.

U.S. PATENT APPLICATIONS

Patent Title	App No.	App. Date	Owner
SEMI-AUTOMATIC EXTRACTION OF LINEAR FEATURES FROM IMAGE DATA INCLUDING PATH WIDTH ATTRIBUTION	13/942,356	7/15/2013	DigitalGlobe, Inc.

COPYRIGHTS:

Registration Number	Registration Date	Title	Owner
TXu001216762	January 4, 2005	Road Tracker Software	DigitalGlobe, Inc.
TXu001180156	May 17, 2004	Signature analyst	DigitalGlobe Intelligence Solutions, Inc.
TX0006605515	March 21, 2007	Orion 2	DigitalGlobe Intelligence Solutions, Inc.
TXu001348754	March 27, 2007	Signature analyst	DigitalGlobe Intelligence Solutions, Inc.
TX0007440180	1/27/2012	EarthWhere Geospatial Data Provisioning Application v.4.2	DigitalGlobe Intelligence Solutions, Inc.
TX0007440182	1/27/2012	EarthWhere Geospatial Data Provisioning Application v.4.3	DigitalGlobe Intelligence Solutions, Inc.
TX0007440183	1/27/2012	EarthWhere Geospatial Data Provisioning Application v.4.4	DigitalGlobe Intelligence Solutions, Inc.
TX0007440219	August 26, 2011	EarthWhere Geospatial Data Provisioning Application v.4.5.1	DigitalGlobe Intelligence Solutions, Inc.
TX0007462183	January 4, 2012	Signature Analyst v.3.2.1	DigitalGlobe Intelligence Solutions, Inc.
TXu001329659	November 27, 2006	Rover: Reception, observation and visualization of emissive radio.	The Radiant Group, Inc.

b.              The Borrower shall file with the United States Patent and Trademark Office (“USPTO”), on or prior to the date that is thirty (30) days after the Closing Date (or such longer period as the Collateral Agent may reasonably agree), appropriate inventor assignments in order for the ownership records at the USPTO for each of the patent applications listed below to reflect a clean and unbroken chain of title unless the Borrower shall have determined in its sound and reasonable business judgment that the maintenance or prosecution of such patent applications is no longer desirable in the conduct of Borrower’s business or is not material to the Borrower’s business:

Patent Title	App No.	App. Date	Owner
SPECTRAL DATA ANALYTIC CUBE CLASSIFIER (SPADACC) FOR CONTINUOUS WIDE AREA GEOSPATIAL MODELING USING NORMALIZED AND HIGHLY DIMENSIONAL MULTISPECTAL RASTER DATA	14/788,651	6/30/2015	DigitalGlobe, Inc.
AUTOMATED SEAMLINE CONSTRUCTION FOR HIGH-QUALITY HIGH-RESOLUTION ORTHOMOSAICS	14/789,877	7/1/2015	DigitalGlobe, Inc.

SCHEDULE 6.01
TO
CREDIT AND GUARANTY AGREEMENT

Certain Indebtedness

Amounts payable by DigitalGlobe, Inc. to DigitalGlobe International, Inc. pursuant to the terms of the General Services Agreement, effective as of January 1, 2015, by and between DigitalGlobe, Inc. and DigitalGlobe International, Inc.

Amounts payable by DigitalGlobe, Inc. to GeoEye Missouri, Inc., pursuant to the terms of the Intercompany Loan Agreement, dated November 2, 2012

Amounts payable by DigitalGlobe International Asia Pte. Ltd. to DigitalGlobe, Inc. pursuant to the terms of the General Services Agreement, effective as of January 1, 2015

Amounts payable by DigitalGlobe, Inc. to GeoEye Netherlands B.V. pursuant to the terms of the General Services Agreement, effective as of January 2, 2015

Amounts payable by DigitalGlobe, Inc. to Spatial Energy GmbH pursuant to the terms of the General Services Agreement, effective as of January 1, 2015

Amounts payable by DigitalGlobe, Inc. to GeoEye Middle East Limited pursuant to the terms of the Intercompany Services Agreement, dated January 14, 2013

Indebtedness arising with respect to reimbursement obligations under that certain Irrevocable Transferable Standby Letter of Credit Number NZS678399, dated March 21, 2011, issued by Wells Fargo Bank, N.A. in the amount of $1,251,904.00 for the benefit of HUB Properties Trust

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number CTCS-338915, dated December 5, 2012, issued by JP Morgan Chase Bank, N.A., in the amount of $3,342,750.00 and secured by $3,443,032,50 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number CTCS-932702, dated August 6, 2014, issued by JP Morgan Chase Bank, N.A., in the amount of $794,464.00 and secured by $818,297.92 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number CTCS-954004, dated January 14, 2016, issued by JP Morgan Chase Bank, N.A., in the amount of $37,200.00 and secured by $38,316.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number CTCS-967739, dated February 23, 2016, issued by JP Morgan Chase Bank, N.A., in the amount of $340,000.00 and secured by $350,200.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number CTCS-980057, dated July 26, 2016, issued by JP Morgan Chase Bank, N.A., in the amount of $32,000.00 and secured by $32,960.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number SM237697W, dated August 20, 2010, issued by Wells Fargo Bank, N.A., in the amount of $1,096,686.00 and secured by $1,096,686.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number IUEA609196, dated February 25, 2016, issued by Wells Fargo Bank, N.A., in the amount of $2,004,000.00 and secured by $2,004,000.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number IS0399288U, dated March 25, 2016, issued by Wells Fargo Bank, N.A., in the amount of $2,574,107.40 and secured by $3,053,653.75 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Letter of Credit Number IS0413195U, dated May 2, 2016, issued by Wells Fargo Bank, N.A., in the amount of $110,000.00 and secured by $110,000.00 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Irrevocable Standby Letter of Credit No. SB1748790001, dated September 9, 2014, issued by M&T Bank in the amount of $45,718.32 and secured by $45,718.32 in cash collateral.

Indebtedness arising with respect to reimbursement obligations under that certain Irrevocable Standby Letter of Credit No. SB1881380001, dated October 21, 2015, issued by M&T Bank in the amount of $30,483.30 and secured by $30,483.30 in cash collateral.

SCHEDULE 6.02
TO
CREDIT AND GUARANTY AGREEMENT

Certain Liens

Security Agreement dated January 12, 2011, granting security interest in certificate of deposit #5321120932, dated March 22, 2011, in the amount of $1,251,904.00, and all renewals thereof.

Liens on $3,443,032.50 of cash collateral securing Letter of Credit Number CTCS-338915, dated December 5, 2012, issued by JPMorgan Chase Bank, N.A., in the amount of $3,342,750.00.

Liens on $38,316.00 of cash collateral securing Letter of Credit Number CTCS-954004, dated January 14, 2016, issued by JPMorgan Chase Bank, N.A., in the amount of $37,200.00.

Liens on $32,960.00 of cash collateral securing Letter of Credit Number CTCS-980057, dated July 26, 2016, issued by JPMorgan Chase Bank, N.A., in the amount of $32,000.00.

Liens on $818,297.92 of cash collateral securing Letter of Credit Number CTCS-932702, dated August 6, 2014, issued by JPMorgan Chase Bank, N.A., in the amount of $794,464.00.

Liens on $350,200.00 of cash collateral securing Letter of Credit Number CTCS-967739, dated February 23, 2016, issued by JPMorgan Chase Bank, N.A., in the amount of $340,000.00.

Liens on $1,096,686.00 of cash collateral securing Letter of Credit Number SM237697, dated August 20, 2010, issued by Wells Fargo Bank, N.A., in the amount of $1,096,686.00.

Liens on $2,004,000.00 of cash collateral securing Letter of Credit Number UEA609196, dated February 25, 2016, issued by Wells Fargo Bank, N.A., in the amount of $2,004,000.00.

Liens on $3,053,653.75 of cash collateral securing Letter of Credit Number IS0399288U, dated March 25, 2016, issued by Wells Fargo Bank, N.A., in the amount of $2,574,107.40.

Liens on $110,000,00 of cash collateral securing Letter of Credit Number IS0413195U, dated May 2, 2016, issued by Wells Fargo Bank, N.A., in the amount of $110,000.00.

Liens on $45,718.32 of cash collateral securing Irrevocable Standby Letter of Credit No. SB1748790001, dated September 9, 2014, issued by M&T Bank in the amount of $45,718.32.

Liens on $30,483.30 of cash collateral securing Irrevocable Standby Letter of Credit No. . SB1881380001, dated October 21, 2015, issued by M&T Bank in the amount of $30,483.30.

SCHEDULE 6.03
TO
CREDIT AND GUARANTY AGREEMENT

Certain Negative Pledges

Joint Venture Contract for the Establishment of Siwei Worldview Mapping Technology (Beijing) Co., Ltd. dated April 28, 2011, among Siwei Surveying & Mapping Technology Co., Ltd., NavInfo Technology Col, Ltd, Beijing Quick Star Technology Co., Ltd, and DigitalGlobe China Ventures LLC

SCHEDULE 6.05
TO
CREDIT AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

SCHEDULE 6.06
TO
CREDIT AND GUARANTY AGREEMENT

Certain Investments

DigitalGlobe, Inc. owns 100% of the Equity Interests of DigitalGlobe China Ventures LLC which in turn holds 18% of the Equity Interests in Siwei Worldview Techonology (Beijing) Co., Ltd.

DigitalGlobe, Inc. owns 50% of the Equity Interests of Vricon, Inc.

SCHEDULE 6.09
TO
CREDIT AND GUARANTY AGREEMENT

Certain Affiliate Transactions

None.

EXHIBIT A-1 TO
 CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, expected to be dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent.

Pursuant to Section 2.01, 2.02 and 2.03 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on December 22, 2016 (the “Credit Date”):

Term Loans

☐	Base Rate Loans:	$0

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$0

Revolving Loans

☐	Base Rate Loans:	$0

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$0

Swing Line Loans:		$0

Funds will be disbursed based on the funds flow as agreed between Borrower and Administrative Agent.

[Remainder of page left intentionally blank]

Date: [ • ], 2016	DIGITALGLOBE, INC.

By:
Name:
Title:

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Pursuant to Section 2.09 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [        ]:

1.             Term Loans:

$[      ,      ,      ]                           Eurodollar Rate Loans to be continued with Interest Period of [     ] months(s).

$[      ,      ,      ]                           Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [             ] month(s)

$[      ,      ,      ]                           Eurodollar Rate Loans to be converted to Base Rate Loans

2.             Revolving Loans:

$[      ,      ,      ]                           Eurodollar Rate Loans to be continued with Interest Period of [          ] month(s)

$[      ,      ,      ]                           Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of        month(s)

$[      ,      ,      ]                           Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ]	DIGITALGLOBE, INC.

By:
Name:
Title: [Authorized Officer]

EXHIBIT A-3 TO

CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Pursuant to Section 2.04 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on December 22, 2016 (the “Credit Date”) in an aggregate face amount of $[   ,   ,   ].

Attached hereto for each such Letter of Credit are the following:

(a)           the name of the Issuing Bank;

(b)           the stated amount of such Letter of Credit;

(c)           the name and address of the beneficiary;

(d)           the expiration date; and

(e)           either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

Borrower hereby certifies that:

(i)            after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii)           after issuing such Letter of Credit requested on the Credit Date, the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect and the sum of the maximum aggregate amount which is, or at any time thereunder may become, available for drawing under all Letters of Credit then outstanding issued by such Issuing Bank and the aggregate amount of all drawings under such Letters of Credit honored by such Issuing Bank and not theretofore reimbursed by or on behalf of Borrower exceed such Issuing Bank’s Individual Letter of Credit Sublimit;

(iii)          after issuing such Letter of Credit requested on the Credit Date, the aggregate Letter of Credit Usage in respect of all Letter of Credit issued by that Issuing Bank exceeds its Revolving Commitments unless such Issuing Bank so agrees;

(iv)          as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such

Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(v)                                 as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

[Signature Page Follows]

Date: [ ]	DIGITALGLOBE, INC.

By:
Name:
	Title:	[Authorized Officer]

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[     ,     ,     ]

December 22, 2016	New York, New York

FOR VALUE RECEIVED, DIGITALGLOBE, INC., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[   ,   ,   ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $[   ,   ,   ]and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent, Collateral Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND

ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

DIGITALGLOBE, INC.

By:
Name:
Title:	[Authorized Officer]

TRANSACTIONS ON
TERM LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[     ,     ,     ]

December 22, 2016	New York, New York

FOR VALUE RECEIVED, DIGITALGLOBE, INC., a Delaware corporation (“Borrower”), promises to pay BARCLAYS BANK PLC (“Payee”) or its registered assigns, on or before [                  ], the lesser of (a) [DOLLARS] ($[1][   ,   ,   ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $[   ,   ,   ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent, Collateral Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

DIGITALGLOBE, INC.

By:
Name:
Title:	[Authorized Officer]

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3 TO

CREDIT AND GUARANTY AGREEMENT

SWING LINE NOTE

$[     ,     ,     ]

December 22, 2016	New York, New York

FOR VALUE RECEIVED, DIGITALGLOBE, INC., a Delaware corporation (“Borrower”), promises to pay to BARCLAYS BANK PLC, as Swing Line Lender (“Payee”), on or before [         ], the lesser of (a) [DOLLARS] ($[   ,   ,   ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

DIGITALGLOBE, INC.

By:
Name:
Title:	[Authorized Officer]

TRANSACTIONS ON
SWING LINE LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the Chief Financial Officer of DIGITALGLOBE, INC. (“Borrower”).

2.                                      I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                                      The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.                                      Attached hereto as Annex B is a report specifying all amounts that have been deposited in or released from the Reserved Funds Account during the period specified in this Certificate.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [                 ] pursuant to Section 5.01(c) of the Credit Agreement.

DIGITALGLOBE, INC.

By:
Name:
Title: Chief Financial Officer

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [                ].

1. Leverage Ratio: (a)/(b) =

(a) Consolidated Total Debt	$[ , , ]

(b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date:

Actual: Required:	. :1.00 . :1.00

2. Available Amount: (a) – (b) =	$[ , , ]

(a) the sum, without duplication, of:	$[ , , ]

(i) $653,000,000

(ii)                                         100% of the aggregate amount of Consolidated Adjusted EBITDA (or, if Consolidated Adjusted EBITDA is negative, minus 100% of such amount) accrued on a cumulative basis during the period, taken as one accounting period, less 150% of cumulative Consolidated Interest Expense for such period, beginning with the first Fiscal Quarter ending after the Closing Date (i.e., December 31, 2016) and ending on the last day of Borrower’s most recently completed fiscal quarter for which financial statements have been provided pursuant to Section 5.01 of the Credit and Guaranty Agreement:

$[ , , ]

(iii) the aggregate net cash proceeds received by Borrower (other than from a Subsidiary) after the Closing Date from the issuance and sale of its Qualified Equity

Interests, and the amount of its Disqualified Equity Interests or Indebtedness issued after the Closing Date to the extent since converted into Qualified Equity Interests of Borrower, in each case, Not Otherwise Applied:

$[ , , ]

(iv)                                     an amount equal to the sum, for all Unrestricted Subsidiaries, of the following: (A) the cash return, after the Closing Date, to Borrower and its Restricted Subsidiaries on Investments in an Unrestricted Subsidiary made after the Closing Date pursuant to Section 6.06(s) of the Credit and Guaranty Agreement on reliance on the Available Amount as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus (B) the portion (proportionate to Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Closing Date by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to Section 6.06(s) of the Credit and Guaranty Agreement on reliance on the Available Amount:

$[ , , ]

(v)                                        the cash return, after the Closing Date, to Borrower and its Restricted Subsidiaries on any other Investment made after the Closing Date pursuant to Section 6.06(s) of the Credit and Guaranty Agreement on reliance on the Available Amount, as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made:

$[ , , ]

(iv) Declined Amounts:	$[ , , ]

(b) the sum, without duplication, of:	$[ , , ]

(i)                                            the aggregate amount of any Restricted Junior Payments made by Borrower or any Restricted Subsidiary pursuant to Section 6.04(i) of the Credit and Guaranty Agreement after the Closing Date in reliance on the Available Amount:

$[ , , ]

(ii)                                         the aggregate amount of any Investments made by Borrower or any Restricted Subsidiary pursuant to Section 6.06(s) of the Credit and Guaranty Agreement after the Closing Date in reliance on the Available Amount:

$[ , , ]

The use of the Available Amount pursuant to Section 6.04(i) of the Credit and Guaranty Agreement shall be subject to (x) Borrower’s Leverage Ratio being less than or equal to 4.00 to 1.00 on a pro forma basis for the period then most recently ended immediately after giving effect to the use of proceeds of such Available Amount and (y) no Event of Default shall have occurred or be continuing before and after giving effect to such use.

3. Consolidated Adjusted EBITDA: (a) + (b) + (c) – (d) – (e) =

(a) Consolidated Net Income determined for such period (without duplication):	$[ , , ]

(b)                                 in each case (other than clauses (b)(xiii) and (b)(xiv)), only to the extent deducted in determining such Consolidated Net Income for such period (and in each case determined on a consolidated basis for Borrower and its Restricted Subsidiaries in accordance with GAAP) the sum of the following amounts (without duplication) for such period:

$[ , , ]

(i)                                            Consolidated Interest Expense, including, amortization of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to Indebtedness):

$[ , , ]

(ii)                                         provisions for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued during such period (including in respect of repatriated funds):

$[ , , ]

(iii) depreciation and amortization:	$[ , , ]

(iv)                                     losses (or minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (or minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person:

$[ , , ]

(v) extraordinary or non-recurring, charges, expenses or losses:	$[ , , ]

(vi) any losses from an early extinguishment of indebtedness:	$[ , , ]

(vii)                                  all other non-cash charges, non-cash expenses or non-cash losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period):

$[ , , ]

(viii)                               non-cash compensation expenses from equity based compensation, including, without limitation, stock, options to purchase stock and stock appreciation rights issued to the management, employees or board members of Borrower:

$[ , , ]

(ix) any impairment charges, write-off, depreciation or amortization of intangibles arising pursuant to GAAP and any other non-cash charges resulting from purchase accounting:	$[ , , ]

(x)                                        any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date or any Permitted Acquisition:

$[ , , ]

(xi) any unrealized losses (or minus any unrealized gains) in respect of Hedge Agreements:	$[ , , ]

(xii)                                  Transaction Costs and any costs, fees and expenses incurred in connection with Permitted Acquisitions, permitted Investments, restructurings, issuances, incurrences or prepayments of Indebtedness, dispositions of assets, issuances of Equity Interests, refinancing transactions and modifications of instruments of Indebtedness:

$[ , , ]

(xiii)                               any fees, expenses or charges (including any such items directly attributable to the implementation of cost savings initiatives, “run-rate” synergies, severance, restructuring charges, relocation costs and one-time compensation charges) relating to the Radiant Acquisition or any Permitted Acquisitions or other permitted Investment or restructuring after the Closing Date (including any unconsummated acquisition or Investment that, had such acquisition or Investment been consummated, would have constituted a Permitted Acquisition or a permitted Investment); provided that the aggregate cash amount included in Consolidated Adjusted EBITDA pursuant to this clause (xiii) (including any such item that is non-cash during such period but the subject of a cash payment in a prior or future period) shall not exceed (x) for the Radiant Acquisition, $[                  ] in the aggregate and (y) for any period of four consecutive fiscal quarters and for all other matters referred to above in the aggregate (other than with respect to the Radiant Acquisition), 15% of Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters(not to exceed, together with any adjustment pursuant to clause (xiv) (other than with respect to the Radiant Acquisition), in the aggregate, 20% of Consolidated Adjusted EBITDA for such period) (in each case, calculated prior to giving effect to any adjustment pursuant to this clause (xiii) or clause (xiv) below):

$[ , , ]

(xiv)                              reasonably identifiable and factually supportable and quantifiable expected cost savings, operating expense reductions and “run-rate” synergies related to a Permitted Acquisition or other permitted Investment projected by Borrower in good faith to result from specified actions with respect to which substantial steps have been, will be, or are expected to be, taken within 18 months after the closing thereof and expected to be realized within such period; provided that the aggregate amount included in

Consolidated Adjusted EBITDA pursuant to this clause (xiv) shall not exceed (x) for the Radiant Acquisition, $[                ] in the aggregate for such 18-month period and (y) for any period of four consecutive fiscal quarters and for all other Permitted Acquisitions or other permitted Investments in the aggregate (other than with respect to the Radiant Acquisition), 15% of Consolidated Adjusted EBITDA for such period (not to exceed, together with any adjustment pursuant to clause (xiii) (other than with respect to the Radiant Acquisition), in the aggregate, 20% of Consolidated Adjusted EBITDA for such period) ( in each case calculated prior to giving effect to any adjustment pursuant to this clause (xiv) or clause (xiii) above):

$[ , , ]

(xv)                                 charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance, in each case, to the extent so reimbursed to Borrower or a Restricted Subsidiary:

$[ , , ]

(c)                                  (i) proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period) and (ii) cash received by Borrower and its Restricted Subsidiaries during such period under the “service level agreement” portion of NGA Contracts:

$[ , , ]

(d)                                 accrued revenues recognized by Borrower and its Restricted Subsidiaries for such period with respect to (i) the “service level agreement” portion of NGA Contracts and (ii) the “cost share” portion of the NextView Contract:

$[ , , ]

(e) all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period):	$[ , , ]

(f) extraordinary or non-recurring income and income or gains from the early extinguishment of indebtedness:	$[ , , ]

Notwithstanding the foregoing, Consolidated Adjusted EBITDA for the Fiscal Quarter (x) ended on June 30, 2016 shall be deemed to be $[          ] and (y) ended on September 30, 2016 shall be deemed to be $[          ] and, for avoidance of doubt, Consolidated Adjusted EBITDA, including the Fiscal Quarter ended December 31, 2016 (but excluding the Fiscal Quarters ended June 30, 2016 and September 30, 2016) shall include pro forma adjustments for the Radiant Acquisition as contemplated by Section 1.02(b) of the Credit and Guaranty Agreement.

4. Consolidated Net Income: (a) - (b) =	$[ , , ]

(a)                          the aggregate net income (or loss) of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income :

$[ , , ]

(b)                          (i)                                            the net income (or loss) of any Person that is not a wholly owned Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (iii) below) any of its Restricted Subsidiaries:

$[ , , ]

(ii) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition:	$[ , , ]

(iii)                                      the net income (or loss) of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by its organizational

$[ , , ]

documents or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary:

(iv) any gains (but not losses) attributable to Asset Sales:	$[ , , ]

(v) any extraordinary or non-recurring gains (but not losses):	$[ , , ]

(vi) the cumulative effect of a change in accounting principles:	$[ , , ]

5. Consolidated Excess Cash Flow: (a) - (b) =	$[ , , ]

(a) the sum, without duplication, of the amounts for such period:

(i) Consolidated Net Income:	$[ , , ]

(ii)                                         to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period):

$[ , , ]

(iii) Consolidated Working Capital Adjustment (if positive):	$[ , , ]

(iv)                                     the amounts designated as Reserved Funds in a prior period and re-designated pursuant to the definition thereof as no longer constituting Reserved Funds (but not including any such Reserved Funds used to fund one or more Permitted Reserved Funds Uses or not used for a Permitted Reserved Funds Use within the 18 month period referred to in the definition of Reserved Funds):

$[ , , ]

(v)                                        the amount (which may be a negative number in which case such amount shall be subtracted from this clause (a)) by which deferred revenue as of the end of such period exceeds (or is less than) the deferred revenue as of the beginning of such period:

$[ , , ]

(vi)                                     the aggregate net amount of non-cash loss on the disposition of property or assets by Borrower and its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business):

$[ , , ]

(b) the sum, without duplication, of (and only to the extent not already deducted in arriving at Consolidated Net Income):	$[ , , ]

(i) all non-Cash credits included in arriving at Consolidated Net Income

(ii)                                         the amounts for such period paid from Internally Generated Cash of (A) scheduled repayments of Indebtedness for borrowed money including the Loans but excluding repayments of Revolving Loans, Swing Line Loans or other revolving indebtedness except to the extent the Revolving Commitments or  other commitments in respect thereof are permanently reduced in connection with such repayments, (B) mandatory and voluntary repayments of Indebtedness for borrowed money permitted hereunder  (excluding repayments of Term Loans, Revolving Loans or Swing Line Loans and any mandatory prepayment hereunder except for a mandatory prepayment under Section 2.14(a) of the Credit and Guaranty Agreement due to an Asset Sale that resulted in an increase in Consolidated Net Income (and, in such event, not in excess of the amount of such increase)), (C) scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (D) Consolidated Capital Expenditures, (E) Permitted Acquisitions, Permitted Foreign Investments and Investments permitted by Section 6.06(e), (r) or (t) of the Credit and Guaranty Agreement, (F) cash payments made in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money), and (G) Restricted Junior Payments permitted under Section 6.04(b), (g), (h) and (j) of the Credit and Guaranty Agreement made by Borrower or any Restricted Subsidiary in cash to a Person other than Borrower or a Restricted Subsidiary:

(iii) the Consolidated Working Capital Adjustment (if negative):	$[ , , ]

(iv) without duplication of any amount in clause (a), amounts of Internally Generated Cash designated as Reserved Funds during such period and not expended in such period:	$[ , , ]

(v)                                        customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and dispositions permitted under Section 6.08 of the Credit and Guaranty Agreement:

$[ , , ]

(vi)                                     any premium paid in cash during such period in connection with the prepayment, redemption, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder

$[ , , ]

(vii)                                  the aggregate net amount of non-cash gain on the disposition of property or assets by Borrower or its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business):

$[ , , ]

Reserve Funds Account Report

[See Attached]

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i), the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the (“Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	__________________

2.	Assignee:	__________________[and is an Affiliate/Approved Fund(1)]

3.	Borrower:	DigitalGlobe, Inc.

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of December 22, 2016, by and among DigitalGlobe, Inc., the guarantors from time to time party thereto, the lenders from time to time

(1)  Select as applicable

party thereto and Barclays Bank PLC, as administrative agent and collateral agent

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(2)		CUSIP Number
			(3)	$	$		%
				$	$		%
				$	$		%

Effective Date:         , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](4) Accepted:

BARCLAYS BANK PLC, as
Administrative Agent, Collateral Agent,
an Issuing Bank and Swing Line Lender(5)

By:
Title:

[GOLDMAN SACHS BANK USA, as
an Issuing Bank

By:
Title:]

[BANK OF AMERICA, N.A., as
an Issuing Bank

By:
Title:]

[MORGAN STANLEY SENIOR FUNDING, INC., as
an Issuing Bank

By:
Title:]

[MUFG UNION BANK, N.A., as
an Issuing Bank

By:
Title:]

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Issuing Bank and Swing Line Lender is required by the terms of the Credit Agreement.

[JPMORGAN CHASE BANK, N.A., as
an Issuing Bank

By:
Title:]

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as
an Issuing Bank

By:
Title:]

[Consented to:](6)

DIGITALGLOBE, INC.

By:
Title:

(6)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement subject to such consents, if any, as may be required thereunder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                               From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and the other parties thereto from time to time.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BARCLAYS BANK PLC

By:
Name:
Title:

Date: , 20[ ]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BARCLAYS BANK PLC

By:
Name:
Title:

Date: , 20[ ]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and the other parties thereto from time to time.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BARCLAYS BANK PLC

By:
Name:
Title:

Date: , 20[ ]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BARCLAYS BANK PLC

By:
Name:
Title:

Date: , 20

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

December [ • ], 2016

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                                              I am the chief financial officer of DigitalGlobe, Inc. (“Borrower”).

2.                                                              I have reviewed the terms of Article 3 of the Credit and Guaranty Agreement, dated as of December [ • ], 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.                                                              Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower and not in my individual capacity, that as of the date hereof, (i) there has not occurred any fact, circumstance, effect, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) after giving effect to the Credit Extension on the Closing Date and the application of the proceeds thereof, the representations and warranties contained in the Credit Agreement and other Credit Documents are true and correct in all material respects on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (iii) no event has occurred or would result from the Credit Extension on the Closing Date that would constitute an Event of Default or a Default.

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The foregoing certifications are made and delivered as of the date first set forth above.

DIGITALGLOBE, INC.

Name:	Gary W. Ferrera
Title:	Chief Financial Officer

[Signature Page to Closing Date Certificate]

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                                              I am the chief financial officer of DigitalGlobe, Inc., a Delaware corporation (“Borrower”).

2.                                                              Reference is made to that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent.

3.                                                              I have reviewed the terms of Articles 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.                                                              Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Documents occurring on or prior to the Closing Date, the Credit Parties, taken as a whole, are Solvent.

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The foregoing certifications are made and delivered as of the date first set forth above.

DIGITALGLOBE, INC.

By:
	Name:	Gary W. Ferrera
	Title:	Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated December 22, 2016 (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 22, 2016 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and other parties thereto from time to time.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)                                 agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof with the same force and effect as if originally named therein as a Guarantor;

(b)                                 represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct (after giving effect to this Counterpart Agreement) in all material respects as of the date hereof; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(c)                                  agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article 8 of the Credit Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 11.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
	Title:	[Authorized Officer]

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

BARCLAYS BANK PLC
as Administrative Agent

By:
Name:

Title:

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT

FORM OF PREPAYMENT NOTICE

Date:  December 22, 2016

To:  Barclays Bank PLC,
as Administrative Agent

Barclays Bank PLC

Loan Operations

700 Prides Crossing

Newark, DE 19713l

Attn: Agency Services — [deal name - agency ops contact TBD]

Tel: 302 — 286 - 2838

Facsimile: 917-522-0569

Email: xrausloanops5@barclayscapital.com

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of December 22, 2016 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among DigitalGlobe, Inc. (“Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent and the other parties thereto from time to time. The Borrower hereby gives  notice of a prepayment of Loans as follows:(1)

1.                                      ☐ Revolving Loans   ☐ Term Loans   ☐ Swing Line Loans

2.                                      ☐ Base Rate Loans in the aggregate principal amount of $

☐ Eurodollar Rate Loans with an Interest Period ending       , 20   in the aggregate principal amount of $        .

3.                                      On           , 20   (a Business Day).

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement, including Section 2.13 of the Credit Agreement.

(1)  NTD: Notice can be revocable under certain circumstances under 2.13.

DigitalGlobe, Inc., as Borrower

By:
Name:
Title: